Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of August 22, 2005

BEAZER HOMES USA, INC.,

The Lenders Party Thereto,

JPMORGAN CHASE BANK, N.A.
as Agent,

and

BNP PARIBAS,
GUARANTY BANK
and
WACHOVIA BANK, NATIONAL ASSOCIATION
as Syndication Agents

and

THE ROYAL BANK OF SCOTLAND plc,
as Documentation Agent

and

CITICORP NORTH AMERICA, INC.,
SUNTRUST BANK,
and
WASHINGTON MUTUAL BANK, FA
as Managing Agents

and

COMERICA BANK,
PNC BANK, NATIONAL ASSOCIATION,
and,
UBS LOAN FINANCE LLC
as Co-Agents

J.P. MORGAN SECURITIES INC.,

Lead Arranger and Sole Bookrunner

$750,000,000 REVOLVING CREDIT FACILITY

i

Section 4.07 Litigation
Section 4.08 No Defaults on Outstanding Judgments or Orders
Section 4.09 Ownership and Liens
Section 4.10 Subsidiaries and Ownership of Stock
Section 4.11 ERISA
Section 4.12 Operation of Business
Section 4.13 Taxes
Section 4.14 Laws; Environment
Section 4.15 Investment Company Act
Section 4.16 Public Utility Holding Company Act
Section 4.17 OFAC
Section 4.18 Accuracy of Information

ARTICLE V AFFIRMATIVE COVENANTS

Section 5.01 Maintenance of Existence
Section 5.02 Maintenance of Records
Section 5.03 Maintenance of Properties
Section 5.04 Conduct of Business
Section 5.05 Maintenance of Insurance
Section 5.06 Compliance with Laws
Section 5.07 Right of Inspection
Section 5.08 Reporting Requirements
Section 5.09 Subsidiary Reporting Requirements
Section 5.10 Environment
Section 5.11 Use of Proceeds
Section 5.12 Ranking of Obligations
Section 5.13 Taxes
Section 5.14 Wholly-Owned Status
Section 5.15 New Subsidiaries

ARTICLE VI NEGATIVE COVENANTS

Section 6.01 Liens
Section 6.02 Secured Debt
Section 6.03 Mergers, Etc
Section 6.04 Leases
Section 6.05 Sale and Leaseback
Section 6.06 Sale of Assets
Section 6.07 Investments
Section 6.08 Guaranties, Etc
Section 6.09 Transactions With Affiliates
Section 6.10 Housing Inventory
Section 6.11 Amendment or Modification of Senior Indentures
Section 6.12 Non-Guarantors
Section 6.13 Negative Pledges

ARTICLE VII FINANCIAL COVENANTS

Section 7.01 Minimum Consolidated Tangible Net Worth
Section 7.02 Leverage Ratio
Section 7.03 Borrowing Base Debt
Section 7.04 Interest Coverage Ratio
Section 7.05 Land Inventory

ARTICLE VIII EVENTS OF DEFAULT

Section 8.01 Events of Default
Section 8.02 Set Off

ARTICLE IX INTENTIONALLY OMITTED

ARTICLE X AGENCY PROVISIONS

Section 10.01 Authorization and Action
Section 10.02 Liability of Agent
Section 10.03 Rights of Agent as a Lender
Section 10.04 Independent Credit Decisions
Section 10.05 Indemnification
Section 10.06 Successor Agent
Section 10.07 Sharing of Payments, Etc
Section 10.08 Withholding Tax Matters
Section 10.09 Syndication Agents, Documentation Agents, Managing Agents or Co-Agents

ARTICLE XI MISCELLANEOUS

Section 11.01 Amendments, Etc
Section 11.02 Notices, Etc
Section 11.03 No Waiver
Section 11.04 Costs, Expenses, and Taxes
Section 11.05 Integration
Section 11.06 Indemnity
Section 11.07 CHOICE OF LAW
Section 11.08 Severability of Provisions
Section 11.09 Counterparts
Section 11.10 Headings
Section 11.11 CONSENT TO JURISDICTION
Section 11.12 WAIVER OF JURY TRIAL
Section 11.13 Governmental Regulation
Section 11.14 No Fiduciary Duty
Section 11.15 Confidentiality
Section 11.16 USA Patriot Act Notification
Section 11.17 Register

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 12.01 Successors and Assigns

Section 12.02 Assignments
Section 12.03 Participations
Section 12.04 Pledge to Federal Reserve Bank

LIST OF SCHEDULES AND EXHIBITS

Schedule	Description	Reference

Schedule I	Commitments	2.01

Schedule II	Existing Letters of Credit	Definition

Schedule III	Guarantors	Definition

Schedule 4.07	Claims	4.07

Schedule 4.10	Subsidiaries of Borrower	4.10

Schedule 4.14	Environmental Matters	4.10, 5.06, 5.10, 8.01(10)

Exhibit	Description	Reference

Exhibit A	Form of Guaranty	Definition

Exhibit B	Form of Note	Definition

Exhibit C	Commitment and Acceptance	2.02.2(a)

Exhibit D	Form of Certificate for Borrowings and Facility Letters of Credit	2.23.3(iii), 3.02

Exhibit E	Opinion of Borrower’s Delaware and Georgia Counsel	3.01(5)

Exhibit F	Opinion of Borrower’s Illinois Counsel	3.01(5)

Exhibit G	Assignment Agreement	12.02(b)(ii)

v

CREDIT AGREEMENT dated as of August 22, 2005 among BEAZER HOMES USA, INC., a Delaware corporation (the “Borrower”), the Lenders that are signatories hereto and JPMORGAN CHASE BANK, N.A. as Agent (the “Agent”) for the Lenders and an Issuer (as hereinafter defined).

AGREEMENT

In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01  Defined Terms.  As used in this Agreement, the following terms have the following meanings (terms defined in the singular shall have the same meaning when used in the plural and vice versa):

“ABR Loan” means a Loan which bears interest at the Alternate Base Rate.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement by which the Borrower or any of its Subsidiaries (i) acquires any going concern or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes or by percentage of voting power) of the Common Equity of another Person.

“Adjusted Land Value” means, as of any date, (i) the book value of all Land, less (ii) the sum of (a) the book value of Finished Lots that are subject to bona fide contracts of sale with Persons that are not Affiliates and (b) the lesser of (1) the product of (x) the number of Housing Units with respect to which the Borrower and its Subsidiaries (including any company or other entity acquired in an Acquisition by the Borrower or a Subsidiary as of such date) entered into bona fide contracts of sale with Persons that are not Affiliates during the six-month period ending on such date and (y) the average book value of all Finished Lots as of such date and (2) forty percent (40%) of Consolidated Tangible Net Worth as of such date.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Lender” is defined in Section 2.21(a).

“Affiliate” means, with respect to any Person, any other Person (1) which directly or indirectly controls, or is controlled by, or is under common control with, such Person or a

Subsidiary of such Person; (2) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting equity interests of such Person or any Subsidiary of such Person; or (3) five percent (5%) or more of the voting equity interests of which is directly or indirectly beneficially owned or held by such Person or a Subsidiary of such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means JPMorgan Chase Bank, N.A.

“Agent’s Fee Letter” means that certain fee letter dated July 7, 2005 from the Agent and Arranger to the Borrower and accepted by the Borrower on July 7, 2005.

“Aggregate Commitment” means, at any time, the aggregate Commitments of all the Lenders initially in the amount of $750,000,000 as the same may be reduced or increased from time to time pursuant to the terms of this Agreement.

“Agreement” means this Credit Agreement, as amended, supplemented, or modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

“Applicable Commitment Rate” means, as at any date of determination, the rate per annum indicated in Section 2.05 as then applicable in the determination of the commitment fee (under Section 2.09).

“Applicable Eurodollar Margin” means, as at any date of determination, the margin indicated in Section 2.05 as then applicable to Eurodollar Loans (under Section 2.07(a)(ii)).

“Applicable Letter of Credit Rate” means, as at any date of determination, a rate per annum equal to the Applicable Eurodollar Margin.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means J.P. Morgan Securities Inc.

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification)

within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Agent to be representative of the cost of such insurance to the Lenders.

“Assignment and Assumption” is defined in Section 12.02(b)(ii).

“Base CD Rate” means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“BMC” means Beazer Mortgage Corporation, a Delaware corporation and Wholly-Owned Subsidiary of the Borrower.

“Borrowing” means a borrowing consisting of Loans of the same type made, renewed or converted on the same day.

“Borrowing Base” means, with respect to an Inventory Valuation Date for which it is to be determined, an amount equal to the sum of the following unencumbered assets of the Borrower and the Guarantors: (i) the lesser of (a) one hundred percent (100%) of the Unrestricted Cash and (b) $20,000,000.00, (ii) one-hundred percent (100%) of the book value of Receivables, (iii) ninety percent (90%) of the book value of Housing Units Under Contract, (iv) seventy-five percent (75%) of the book value of Speculative Housing Units, (v) seventy percent (70%) of the book value of Finished Lots, (vi) fifty percent (50%) of the book value of Lots under Development (subject to the limitation set forth below), and (vii) twenty-five percent (25%) of the book value of Entitled Land (subject to the limitation set forth below).  Notwithstanding the foregoing, the Borrowing Base shall not include any amounts under clauses (vi) and (vii) above to the extent that the sum of such amounts exceeds forty percent (40%) of the total Borrowing Base.  The term “unencumbered” means that such asset is not subject to any Lien (except for Liens permitted under Sections 6.01(1), (2) or (6)).

“Borrowing Base Certificate” means a written certificate in a form acceptable to the Required Lenders setting forth the amount of the Borrowing Base with respect to the calendar month most recently completed, certified as true and correct by the Chief Financial Officer of the Borrower.

“Borrowing Base Debt” means the sum of all Debt of the Borrower and its Subsidiaries on a consolidated basis, excluding (i) Secured Debt, (ii) Debt that is subordinated to the Obligations to the satisfaction of the Required Lenders, (iii) Performance Letters of Credit (to the extent not drawn upon), (iv) performance bonds (to the extent not drawn upon) and (v) Debt of any Joint Venture.

“Business Day” means (i) with respect to any Borrowing, payment or rate selection of Eurodollar Loans, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities.

“Capital Lease” means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

“Change of Control” means any of the following:  (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower or (except for an Internal Reorganization) of a Significant Guarantor or Significant Subsidiary, as an entirety or substantially as an entirety to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) in one or a series of transactions; (ii) the acquisition by any Person or group of fifty percent (50%) or more of the aggregate voting power of all classes of Common Equity of the Borrower or (except for an Internal Reorganization) of a Significant Guarantor or Significant Subsidiary in one transaction or a series of related transactions; (iii) the liquidation or dissolution of the Borrower or (except for an Internal Reorganization) of a Significant Guarantor or Significant Subsidiary; (iv) any transaction or a series of related transactions (as a result of a tender offer, merger, consolidation or otherwise but excluding an Internal Reorganization) that results in, or that is in connection with, (a) any Person or group acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the aggregate voting power of all classes of Common Equity of the Borrower, a Significant Guarantor or a Significant Subsidiary, or of any Person or group that possesses “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the aggregate voting power of all classes of Common Equity of the Borrower, a Significant Guarantor or a Significant Subsidiary, or (b) less than fifty percent (50%) (measured by the aggregate voting power of all classes) of the Common Equity of the Borrower being registered under Section 12(b) or 12(g) of the Exchange Act; (v) a majority of the Board of Directors of the Borrower, a Significant Guarantor or a Significant Subsidiary, not being comprised of persons who (a) were members of the Board of Directors of such Borrower, Significant Guarantor or Significant Subsidiary, as of the date of this Agreement (“Original Directors”), or (b) were nominated for election or elected to the Board of Directors of such Borrower, Significant Guarantor, or Significant Subsidiary, with the affirmative vote of at least a majority of the directors who themselves were Original Directors or who were similarly nominated for election or elected; or (vi) with respect to any Significant Guarantor or Significant Subsidiary which is not a corporation, any loss by the Borrower of the right or power directly, or indirectly through one or more intermediaries, to control the activities of any such Significant Guarantor or Significant Subsidiary.  Nothing herein contained shall modify or otherwise affect the provisions of Section 6.06.

“Closing Date” means the date on which the conditions to the first advance of the Loans set forth in Article III are satisfied.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

“Collateral Shortfall Amount” has the meaning assigned to that term in Section 8.01.

“Commitment” means, for each of the Lenders, the obligation of such Lender to make Loans and to purchase participations in Facility Letters of Credit in the aggregate not exceeding the amount set forth in Schedule I hereto as its “Commitment,” as such amount may be decreased from time to time pursuant to the terms hereof or increased pursuant to Section 2.02.2; provided, however, that the Commitment of a Lender may not be increased without its prior written approval.

“Commitment and Acceptance” is defined in Section 2.02.2(a).

“Common Equity” of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities convertible into, or exchangeable for, such equity) to the extent that the foregoing is entitled to (i) vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or other persons that will control the management and policies of such Person.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.

“Consolidated Debt” means the Debt of the Borrower and its Subsidiaries determined on a consolidated basis (but shall not include Debt of any Subsidiary which is not a Guarantor, except to the extent that such Debt is guaranteed by the Borrower or a Guarantor).

“Consolidated Subordinated Debt” means, as of any date, all Consolidated Debt, the payment of which is, either expressly by its terms or otherwise, subordinated to payment of the Obligations to the satisfaction of the Required Lenders.

“Consolidated Tangible Assets” of the Borrower means, as of any date, the total amount of assets of the Borrower and its Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date (or on such date if such date is the last day of the fiscal quarter), as determined in accordance with GAAP, less (i) Intangible Assets and (ii) appropriate adjustments on account of minority interests of other Persons holding equity Investments in Subsidiaries, in the case of each of clauses (i) and (ii) above, as would be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the fiscal quarter immediately preceding such date (or on such date if such date is the last day of the fiscal quarter), prepared in accordance with GAAP.

“Consolidated Tangible Net Worth” of the Borrower means, at any date, the consolidated stockholders’ equity of the Borrower determined in accordance with GAAP, less Intangible Assets, all determined as of such date.

“Debt” means, without duplication, with respect to any Person (1) indebtedness or liability for borrowed money, including, without limitation, subordinated indebtedness (other than trade accounts payable and accruals incurred in the ordinary course of business); (2) obligations evidenced by bonds, debentures, notes, or other similar instruments; (3) obligations for the deferred purchase price of property (including, without limitation, seller financing of any Inventory) or services, provided, however, that Debt shall not include obligations with respect to options to purchase real property that have not been exercised; (4) obligations as lessee under Capital Leases to the extent that the same would, in accordance with GAAP, appear as liabilities in the Borrower’s consolidated balance sheet; (5) current liabilities in respect of unfunded vested benefits under Plans and incurred withdrawal liability under any Multiemployer Plan; (6) reimbursement obligations under letters of credit (including contingent obligations with respect to letters of credit not yet drawn upon); (7) obligations under acceptance facilities; (8) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person or entity, or otherwise to assure a creditor against loss, provided, however, that “Debt” shall not include guaranties of performance obligations; (9) obligations secured by any Liens on any property of such Person, whether or not the obligations have been assumed; (10) net liabilities under interest rate swap, exchange or cap agreements (valued as the termination value thereof, computed in accordance with a method approved by the International Swaps and Derivatives Association and agreed to by such Person in the applicable agreement); and (11) such Person’s pro rata share of the obligations and liabilities (described in (1) through (10) above) of any Joint Venture in which such Person holds an interest.

“Default” means any of the events specified in Section 8.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“EBITDA” means, for any period, on a consolidated basis for the Borrower and its Subsidiaries (other than those Subsidiaries that are not Guarantors), the sum of the amounts for such period of (i) Net Income (but excluding from such Net Income for the applicable period any income derived from any Investment in a Joint Venture referred to in Section 6.07(10) to the extent that such income exceeds the cash distributions thereof received by the Borrower or its Subsidiaries (other than those Subsidiaries that are not Guarantors) in such period), plus (ii) charges against income for foreign, federal, state and local taxes, plus (iii) Interest Expense, plus (iv) depreciation, plus (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets and amortization of deferred compensation expense, plus (vi) extraordinary losses, minus (vii) interest income, minus (viii) extraordinary gains (and any unusual gains arising in or outside of the ordinary course of business not included in extraordinary gains that have been included in the determination of such Net Income).

“Entitled Land” means all Lots that are neither Lots under Development nor Finished Lots.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

“Eurodollar Loan” means any Loan when and to the extent that the interest rate therefor is determined by reference to the Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Loan for the relevant Interest Period, the sum of (a) the Adjusted LIBO Rate applicable to such Interest Period plus (b) the Applicable Eurodollar Margin.

“Event of Default” means any of the events specified in Section 8.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Existing Letters of Credit” means those Letters of Credit issued for the account of the Borrower prior to the date hereof and listed on Schedule II hereto.

“Extension Request” is defined in Section 2.19(a).

“Facility” means the revolving credit and letter of credit facilities described in Section 2.01, together with the Swing Line facility described in Section 2.22.

“Facility Increase” is defined in Section 2.02.2(a).

“Facility Letter of Credit” means (a) each Existing Letter of Credit and (b) any Letter of Credit issued by an Issuer for the account of the Borrower in accordance with Section 2.23.

“Facility Letter of Credit Collateral Account” is defined in Section 2.23.13.

“Facility Letter of Credit Fee” means a fee, payable with respect to each Facility Letter of Credit issued by an Issuer, in an amount per annum equal to the product of (i) the Applicable Letter of Credit Rate (determined as of the date on which the quarterly installment of such fee is due) and (ii) the undrawn outstanding amount of such Facility Letter of Credit, which fee shall be calculated in the manner provided in Section 2.23.6.

“Facility Letter of Credit Obligations” means, at any date, the sum of (i) the aggregate undrawn face amount of all outstanding Facility Letters of Credit, and (ii) the aggregate amount paid by an Issuer on any Facility Letters of Credit to the extent (if any) not reimbursed by the Borrower or by the Lenders under Section 2.23.4.

“Facility Letter of Credit Sublimit” means $350,000,000.

“Federal Funds Effective Rate” means, for each day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a

Business Day, the average of the quotations at approximately 10:00 A.M. Chicago time on such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent in its sole discretion.

“Fifth Third Bank” means Fifth Third Bank, a Michigan banking corporation.

“Financial Letter of Credit” means any Letter of Credit of the Borrower or a Guarantor that is not a Performance Letter of Credit.

“Finished Lots” means Lots in respect of which a building permit, from the applicable local governmental authority, has been or could be obtained; provided, however, that the term “Finished Lots” shall not include any Land upon which the construction of a Housing Unit has commenced.

“Fitch” means Fitch, Inc.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time (subject to the provisions of Section 1.02).

“Guarantor” means (a) the Subsidiaries of Borrower identified on Schedule III hereto and (b) any Person that, pursuant to a Supplemental Guaranty, guarantees the Obligations.

“Guaranty” means (a) the guaranty of the Obligations in the form attached hereto as Exhibit A or (b) a Supplemental Guaranty.

“Housing Unit” means a single-family dwelling, including the Land on which such dwelling is located, whether such dwelling is detached or attached (including condominiums but excluding mobile homes), which dwelling is either under construction or completed and is (or, upon completion of construction thereof, will be) available for sale; the term “Housing Unit” includes a Speculative Housing Unit.

“Housing Unit Closing” means a closing of the sale of a Housing Unit by the Borrower or a Subsidiary (including any company or other entity acquired in an Acquisition by the Borrower or a Subsidiary) to a bona fide purchaser for value that is not an Affiliate.

“Housing Unit Under Contract” means a Housing Unit owned by the Borrower or a Subsidiary as to which the Borrower or such Subsidiary has a bona fide contract of sale, in a form customarily employed by the Borrower or such Subsidiary and reasonably satisfactory to the Agent, entered into not more than 15 months prior to the date of determination with a Person who is not an Affiliate, under which contract no defaults then exist and not less than $1,000.00 toward the purchase price has been paid; provided, however, that in the case of any Housing Unit the purchase of which is to be financed in whole or in part by a loan insured by the Federal Housing Administration or guaranteed by the Veterans Administration, the required minimum down payment shall be the amount (if any) required under the rules of the relevant agency.

“Incur” means to, directly or indirectly, create, incur, assume, guarantee, extend the maturity of or otherwise become liable with respect to any Debt; provided, however, that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Debt.

“Intangible Assets” means, at any time, the amount (to the extent reflected in determining consolidated stockholders equity of the Borrower and its Subsidiaries) of (i) Investments in any Subsidiaries that are not Guarantors and (ii) all unamortized debt discount and expense, unamortized deferred charges, good will, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Interest Coverage Ratio” means, for any period, the ratio of (a) EBITDA to (b) the sum (on a consolidated basis for the Borrower and its Subsidiaries) of all interest incurred, including capitalized interest.

“Interest Deficit” is defined in Section 2.08(b).

“Interest Expense” means, for any period, the total interest expense of the Borrower and its Subsidiaries (other than those Subsidiaries that are not Guarantors), whether paid directly or amortized through cost of sales (including the interest component of Capital Leases).  Notwithstanding that GAAP may otherwise provide, the Borrower shall not be required to include in Interest Expense the amount of any premium paid to prepay Debt.

“Interest Period” means, with respect to any Eurodollar Loan, the period commencing on the date of such Eurodollar Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Loan only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Eurodollar Loan initially shall be the date on which such Eurodollar Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Eurodollar Loan.

“Internal Reorganization” means any reorganization between or among the Borrower and any Subsidiary or Subsidiaries or between or among any Subsidiary and one or more other Subsidiaries or any combination thereof by way of liquidations, mergers, consolidations, conveyances, assignments, sales, transfers and other dispositions of all or substantially all of the assets of a Subsidiary (whether in one transaction or in a series of transactions); provided that (a) the Borrower shall preserve and maintain its status as a validly existing corporation and (b) all assets, liabilities, obligations and guarantees of any Subsidiary party to such reorganization will continue to be held by such Subsidiary or be assumed by the Borrower or a Wholly-Owned Subsidiary of the Borrower.

“Inventory” means all Housing Units, Lots, goods, merchandise and other personal property wherever located to be used for or incorporated into any Housing Unit.

“Inventory Valuation Date” means the last day of the most recent calendar month of the Borrower with respect to which the Borrower is required to have delivered a Borrowing Base Certificate pursuant to Section 5.08(6).

“Investment” has the meaning provided therefor in Section 6.07.  The amount of any Investment shall include (a) in the case of any loan or advance, the outstanding amount of such loan or advance and (b) in the case of any equity Investment, the amount of the “net equity investment” as determined in accordance with GAAP.

“Issuance Date” means the date on which a Facility Letter of Credit is issued, amended or extended.

“Issuer” means, with respect to each Existing Letter of Credit, the Issuer thereof identified in Schedule II, and with respect to each Facility Letter of Credit issued on or after the Closing Date, JPMorgan Chase Bank, PNC Bank, National Association, SunTrust Bank, Fifth Third Bank, Wachovia Bank, National Association, or such other Lender selected by the Borrower with the approval of the Agent, to issue such Facility Letter of Credit, provided such other Lender consents to act in such capacity.  For purposes of this Agreement and the other Loan Documents, Facility Letters of Credit issued by Fifth Third Bank, an Ohio banking corporation shall be deemed issued by its Affiliate, Fifth Third Bank (a Lender hereunder).

“Joint Venture” means any Person (other than a Subsidiary) in which the Borrower or a Subsidiary holds any stock, partnership interest, joint venture interest, limited liability company interest or other equity interest.

“JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A.

“Land” means land owned by the Borrower or a Subsidiary, which land is being developed or is held for future development or sale.

“Lenders” means each of the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to a Commitment and Acceptance or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption

“Lending Office” means, with respect to any Lender, the Lending Office of such Lender (or of an affiliate of such Bank) heretofore designated in writing by such Lender to the Agent or such other office or branch of such Lender (or of an affiliate of such Lender) as that Lender may from time to time specify to the Borrower and the Agent as the office or branch at which its Loans (or Loans of a type designated in such notice) are to be made and maintained.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued by a financial institution upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Leverage Ratio” means, as of any date, the ratio of Consolidated Debt to Consolidated Tangible Net Worth.  For purposes of calculating the Leverage Ratio as of any date, the stockholders’ equity of any Subsidiaries that are not Guarantors shall be excluded from Consolidated Tangible Net Worth as of such date.

“LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, the rate appearing on Telerate Page 3750 (formerly the Dow Jones Market Service), or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

“Loan” means, with respect to a Lender, a Loan made by such Lender pursuant to Section 2.01.1 and any conversion or continuation thereof and, unless the context otherwise indicates, shall include Swing Loans made pursuant to Section 2.22.

“Loan Document(s)” means this Agreement, the Notes, the Guaranties, the Reimbursement Agreements, and any and all documents delivered hereunder or pursuant hereto.

“Lots” means all Land owned by the Borrower and/or a Subsidiary which is zoned by the municipality in which such real property is located for residential building and use, and with respect to which the Borrower or such Subsidiary has obtained all necessary approvals for its subdivision for Housing Units; provided, however, that the term “Lots” shall not include any Land upon which the construction of a Housing Unit has commenced.

“Lots under Development” means Lots with respect to which construction of streets or other subdivision improvements has commenced but which are not Finished Lots.

“Minimum Consolidated Tangible Net Worth” has the meaning assigned to that term in Section 7.01.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a plan described in Section 4001(a)(3) of ERISA in respect of which the Borrower, a Subsidiary or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Net Income” means, for any period, the net earnings (or loss) after taxes of the Borrower and its Subsidiaries on a consolidated basis for such period.

“New Lender” means a Lender or other entity (in each case approved by the Agent, which approval shall not be unreasonably withheld) that elects, upon request by Borrower, to issue a Commitment or, in the case of an existing Lender, to increase its existing Commitment, pursuant to Section 2.02.2.

“Note” means a promissory note in substantially the form of Exhibit B hereto, executed and delivered by the Borrower payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, restatement, renewal or replacement of such promissory note.

“Obligations” means (a) the due and punctual payment of principal of and interest on the Loans and the Notes, (b) the due and punctual payment of the Facility Letter of Credit Obligations, and (c) the due and punctual payment of fees, expenses, reimbursements, indemnifications and other present and future monetary obligations of the Borrower and each Guarantor to the Lenders or to any Lender, the Agent, any Issuer or any indemnified party under the Loan Documents.

“Original Credit Agreement” means that certain Amended and Restated Credit Agreement dated May 28, 2004 among Borrower, Bank One, NA (to which JPMorgan Chase Bank is successor by merger) and the lenders party thereto.

“Participant” is defined in Section 12.03.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Performance Letter of Credit” means any Letter of Credit of the Borrower or a Guarantor that is issued for the benefit of a municipality, other governmental authority, utility, water or sewer authority, or other similar entity for the purpose of assuring such beneficiary of the Letter of Credit of the proper and timely completion of construction work.

“Permitted Acquisition” means any Acquisition (other than by means of a hostile takeover, hostile tender offer or other similar hostile transaction) of a business or entity engaged primarily in the business of home building; provided that, immediately before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

“Plan” means any pension plan which is covered by Title IV of ERISA and in respect of which (a) the Borrower or a Subsidiary or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA and (b) the Borrower or a Subsidiary has any material liability; provided, however, that the term “Plan” shall not include any Multiemployer Plan.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code that could subject the Borrower or any Subsidiary to any material liability.

“Pro Rata Share” means, at any time for any Lender, the ratio that such Lender’s Commitment bears to the Aggregate Commitment; provided, however, that if the Aggregate Commitment has terminated or been terminated in full, the Pro Rata Share shall be the ratio that (x) the sum of such Lender’s outstanding Loans and Facility Letter of Credit Obligations bears to (y) the sum of all outstanding Loans and Facility Letter of Credit Obligations; and provided, further, that this definition is subject to the provisions of Section 2.02.2(c) (if and when applicable).

“Quarterly Payment Date” means October 1, 2005 and the first day of each January, April, July and October thereafter.

“Ratings” is defined in Section 2.05(a).

“Receivables” means the net proceeds payable to, but not yet received by, the Borrower or a Subsidiary following a Housing Unit Closing.

“Refinancing Debt” means Debt that refunds, refinances or extends any applicable Debt (“Refinanced Debt”) but only to the extent that (i) the Refinancing Debt is subordinated to or pari passu with the Obligations to the same extent as such Refinanced Debt, if at all, (ii) such Refinancing Debt is in an aggregate amount that is equal to or less than the sum of (A) the aggregate amount then outstanding under the Refinanced Debt, plus (B) accrued and unpaid interest on such Refinanced Debt, plus (C) reasonable fees and expenses incurred in obtaining such Refinancing Debt, it being understood that this clause (ii) shall not preclude the Refinancing Debt from being a part of a Debt financing that includes other or additional Debt otherwise permitted herein, (iii) such Refinancing Debt is Incurred by the same Person that initially Incurred such Refinanced Debt or by another Person of which the Person that initially Incurred such Refinanced Debt is a Subsidiary, and (iv) such Refinancing Debt is Incurred within 60 days after such Refinanced Debt is so refunded, refinanced or extended.

“Register” is defined in Section 11.17.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursement Agreement” means, with respect to a Facility Letter of Credit, such form of application therefor and form of reimbursement agreement therefor (whether in a single or several documents, taken together) as the applicable Issuer may employ in the ordinary course of business for its own account, with the modifications thereto as may be agreed upon by such Issuer and the Borrower and as are not materially adverse (in the reasonable judgment of such Issuer and the Agent) to the interests of the Lenders; provided, however, in the event of any conflict between the terms of any Reimbursement Agreement and this Agreement, the terms of this Agreement shall control.

“Rejecting Lender” is defined in Section 2.19(a).

“Rejecting Lender’s Termination Date” is defined in Section 2.19(a).

“Replacement Lender” is defined in Section 2.21.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA with respect to a Plan (excluding any such event with respect to which the PBGC has waived the 30-day notice requirement).

“Required Lenders” means Lenders whose Pro Rata Shares are equal to or greater than 66-2/3%.

“S&P” means Standard & Poor’s Rating Services.

“Secured Debt” means all Debt of the Borrower or any of its Subsidiaries (excluding Debt owing to the Borrower or any of its Subsidiaries) that is secured by a Lien on assets of the Borrower or any of its Subsidiaries.

“Senior Debt” means the Senior Notes or, if the Senior Notes are refinanced, the Refinancing Debt with respect thereto.

“Senior Indentures” means the Indentures and Supplemental Indentures identified in the definition of the term “Senior Notes” and any other Indenture hereafter entered into by the

Borrower pursuant to which the Borrower Incurs any Refinancing Debt with respect to any of the Senior Notes.

“Senior Notes” means (i) the 8-3/8% Senior Notes due 2012 of the Borrower issued in the original principal amount of $350,000,000, pursuant to the Indenture dated April 17, 2002 and First Supplemental Indenture dated April 17, 2002, (ii) the 8-5/8% Senior Notes due 2011 of the Borrower issued in the original principal amount of $200,000,000 pursuant to the Indenture dated May 21, 2001, (iii) the 6½% Senior Notes due 2013 of the Borrower issued in the original principal amount of $200,000,000 pursuant to the Indenture dated April 17, 2002 and Second Supplemental Indenture dated November 13, 2003, (iv) the 4-5/8% Convertible Senior Notes due 2024 of the Borrower issued in the original principal amount of $180,000,000 pursuant to the Indenture dated June 8, 2004 and (v) the 6-7/8% Senior Notes due 2015 of the Borrower issued in the original principal amount of $350,000,000 pursuant to the Indenture dated April 17, 2002 and Fifth Supplemental Indenture dated June 8, 2005.

“Significant Guarantor” means, at any date of determination thereof, any Guarantor that (together with its Subsidiaries) accounts for five percent (5%) or more of the Consolidated Tangible Assets as of the last day of the most recent fiscal quarter then ended and five percent (5%) or more of the consolidated net revenues for the twelve-month period ending on the last day of the most recent fiscal quarter then ended, in each case of the Borrower and its Subsidiaries taken as a whole.  Such percentage shall be determined on the basis of financial reports that shall be available not later than 25 days (or, in the case of the last fiscal quarter of the fiscal year, 35 days) following the end of such fiscal quarter.

“Significant Subsidiary” means, at any date of determination thereof, any Subsidiary that (together with its Subsidiaries) accounts for five percent (5%) or more of the Consolidated Tangible Assets as of the last day of the most recent fiscal quarter then ended and five percent (5%) or more of the consolidated net revenues for the twelve-month period ending on the last day of the most recent fiscal quarter then ended, in each case of the Borrower and its Subsidiaries taken as a whole.  Such percentage shall be determined on the basis of financial reports that shall be available not later than 25 days (or, in the case of the last fiscal quarter of the fiscal year, 35 days) following the end of such fiscal quarter.

“Speculative Housing Unit” means any Housing Unit owned by the Borrower or a Subsidiary that is not a Housing Unit Under Contract.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any

Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, as to the Borrower or a Guarantor, in the case of a corporation, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by the Borrower or such Guarantor, as the case may be, or in the case of an entity which is not a corporation, the activities of which are controlled directly, or indirectly through one or more intermediaries, or both, by the Borrower or such Guarantor, as the case may be.

“Supplemental Guaranty” means a Supplemental Guaranty in the form provided for in, and attached to, the form of Guaranty attached hereto as Exhibit A.

“Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.22(a).  The Swing Line Commitment is in the amount of $50,000,000.

“Swing Line Lender” means JPMorgan Chase Bank or any assignee to which JPMorgan Chase Bank assigns the Swing Line Commitment in accordance with Section 12.02.

“Swing Line Loan” is defined in Section 2.22(a).

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, imposed by the United States. but excluding, in the case of each Lender or applicable Lending Office, the Issuer and the Agent, (a) taxes imposed on or measured by its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender, the Issuer or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent’s, Issuer’s or such Lender’s principal executive office or such Lender’s applicable Lending Office is located and (b) taxes that are in effect and would apply at the time such Person becomes a Lender, Issuer or Agent hereunder.

“Termination Date” means August 21, 2009, subject, however, to earlier termination in whole of the Aggregate Commitment pursuant to the terms of this Agreement and to extension of such date as provided in Section 2.19.

“Three-Month Secondary CD Rate” means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately

10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

“Title Companies” means Security Title Insurance Company, a Vermont corporation, Beazer Title Agency of Arizona, LLC, an Arizona limited liability company, and Beazer Title Agency of Nevada, LLC, a Nevada limited liability company, each of which is a Wholly-Owned Subsidiary of Borrower.

“UHIC” means United Homes Insurance Corporation, a Vermont corporation and Wholly-Owned Subsidiary of the Borrower.

“Unrestricted Cash” of a Person means the cash of such Person that would not be identified as “restricted” on a balance sheet of such Person prepared in accordance with GAAP.

“Wholly-Owned Subsidiary” of any Person means (i) a Subsidiary, of which one hundred percent (100%) of the outstanding Common Equity (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly-Owned Subsidiaries of such Person, or (ii) any entity other than a corporation in which such Person, directly or indirectly, owns all of the outstanding Common Equity of such entity.

Section 1.02  Accounting Terms.  (a) All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.04, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, in determining the Borrower’s compliance with the provisions of Article VII hereof, GAAP shall not include modifications of generally accepted accounting principles that become effective after the date hereof.

ARTICLE II
AMOUNTS AND TERMS OF THE LOANS

Section 2.01  The Facility.

Section 2.01.1  Revolving Credit Facility.  (a) On and after the Closing Date and prior to the Termination Date, upon the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, each Lender severally agrees to make Loans to the Borrower, provided that (i) in no event may the aggregate principal amount of all outstanding Loans (including, in the case of the Swing Line Lender, outstanding Swing Line Loans) and the Facility Letter of Credit Obligations of any Lender exceed its Commitment, and (ii) in no event may the sum of the aggregate principal amount of all outstanding Loans, (including all outstanding Swing Line Loans) and the Facility Letter of Credit Obligations exceed the Aggregate Commitment.

(b)                                 On and after the Closing Date and prior to the Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, to participate in Facility Letters of Credit issued pursuant to Section 2.23 for the account of the Borrower, provided that (i) in no event may the aggregate principal amount of all outstanding Loans and Facility Letter of Credit Obligations of any Lender exceed its Commitment and (ii) in no event may the aggregate amount of all Facility Letter of Credit Obligations exceed the lesser of (A) the Facility Letter of Credit Sublimit and (B) an amount equal to the Aggregate Commitment minus the sum of all outstanding Loans (including all outstanding Swing Line Loans).

(c)                                  Loans hereunder (other than Swing Line Loans) shall be made ratably by the several Lenders in accordance with their respective Pro Rata Shares.  Participations in Facility Letters of Credit hereunder shall be ratable among the several Lenders in accordance with their respective Pro Rata Shares.

(d)                                 All Obligations shall be due and payable by the Borrower on the Termination Date unless such Obligations shall sooner become due and payable pursuant to Section 8.01 or as otherwise provided in this Agreement.

(e)                                  Each Borrowing which shall not utilize the Aggregate Commitment in full shall be in an amount not less than One Million Dollars ($1,000,000) in the case of a Borrowing consisting of Eurodollar Loans and Five Hundred Thousand Dollars ($500,000) in the case of a Borrowing consisting of ABR Loans and, in either case, if in excess of the specified amount, in integral multiples of One Hundred Thousand Dollars ($100,000).  Each Borrowing shall consist of a Loan made by each Lender in the proportion of its Pro Rata Share.  Within the limits of the Aggregate Commitment, the Borrower may borrow, repay pursuant to Section 2.11, and reborrow Loans under this Section 2.01. On such terms and conditions, the Loans may be outstanding as ABR Loans or Eurodollar Loans.  Each type of Loan shall be made and maintained at the applicable Lender’s Lending Office for such type of Loan.  The failure of any Lender to make any requested Loan to be made by it on the date specified for such Loan shall not relieve any other Lender of its obligation (if any) to make such Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make such Loan to be made by such other Lender.  The provisions of this Section 2.01.1(e) shall not apply to Swing Line Loans.

Section 2.01.2  Borrowing Base.  At any time at which the Borrower’s senior unsecured long-term debt does not have a rating of BBB- or higher from S&P or Baa3 or higher from Moody’s, (a) the aggregate amount of Borrowing Base Debt at any one time outstanding may not exceed the Borrowing Base as of the most recent Inventory Valuation Date, and (b) no Loan shall be made, and no Facility Letter of Credit shall be issued or amended, that would have the effect of increasing the then outstanding amount of the Borrowing Base Debt to an amount exceeding such Borrowing Base, provided that a Loan shall not be deemed to have increased the amount of the Borrowing Base Debt to the extent that the proceeds of such Loan are immediately used to repay a Swing Line Loan theretofore included in the Borrowing Base Debt.

Section 2.01.3  Swing Line Loans.  No Loan shall be made at any time that any Swing Line Loan is outstanding, except for Loans that are used, on the day on which made, to repay in full the outstanding principal balance of the Swing Line Loans.

Section 2.02  Reductions of and Increases in Aggregate Commitment.

Section 2.02.1  Reduction of Aggregate Commitment.  The Borrower shall have the right, upon at least three (3) Business Days’ prior notice to the Agent, to terminate in whole or reduce in part the unused portion of the Aggregate Commitment, provided that each partial reduction shall be in the amount of at least Five Million Dollars ($5,000,000), and provided further that no reduction shall be permitted if, after giving effect thereto, and to any prepayment made therewith, the sum of (i) the outstanding and unpaid principal amount of the Loans and (ii) the Facility Letter of Credit Obligations shall exceed the Aggregate Commitment.  Each reduction in part of the unused portion of each Lender’s Commitment shall be made in the proportion that such Commitment bears to the total amount of the Aggregate Commitment.  Any Commitment, once reduced or terminated, may not be reinstated (except as otherwise provided in Section 8.01(v)) and may not be increased (except in accordance with Section 2.02.2).

Section 2.02.2  Increase in Aggregate Commitment.

(a)                                  Request for Facility Increase.  The Borrower may, at any time and from time to time, request, by notice to the Agent, the Agent’s approval of an increase of the Aggregate Commitment (a “Facility Increase”) within the limitations hereafter described, which request shall set forth the amount of each such requested Facility Increase.  Within twenty (20) days of such request, the Agent shall advise the Borrower of its approval or disapproval of such request; failure to so advise the Borrower shall constitute disapproval. If the Agent approves any such Facility Increase, then the Aggregate Commitment may be increased (up to the amount of such approved Facility Increase, in the aggregate) by having one or more New Lenders increase the amount of their then existing Commitments or become Lenders, subject to and in accordance with this provisions of this Section 2.02.2.  Any Facility Increase shall be subject to the following limitations and conditions:  (i) any increase (in the aggregate) in the Aggregate Commitment, any increase in any Commitment and any new Commitment shall (unless otherwise agreed to by the Borrower and the Agent) not be less than $5,000,000 (and (unless otherwise agreed to by the Borrower and the Agent) shall be in integral multiples of $1,000,000 if in excess thereof); (ii) no Facility Increase pursuant to this Section 2.02.2 shall increase the Aggregate Commitment to an amount in excess of $1,000,000,000; (iii) the Borrower and each New Lender shall have executed and delivered a commitment and acceptance (the “Commitment and Acceptance”) substantially in the form of Exhibit C hereto, and the Agent shall have accepted and executed the same; (iv) the Borrower shall have executed and delivered to the Agent such Note or Notes as the Agent shall require to reflect such Facility Increase; (v) the Borrower shall have delivered to the Agent opinions of counsel (substantially similar to the forms of opinions provided for in Section 3.01(6), modified to apply to the Facility Increase and each Note and Commitment and Acceptance executed and delivered in connection therewith); (vi) the Guarantors shall have consented in writing to the Facility Increase and shall have agreed that their Guaranties continue in full force and effect; and (vii) the Borrower and each New Lender shall otherwise have executed and delivered such other instruments and documents as the Agent shall have reasonably requested in connection with such Facility Increase.  The form and substance of the documents required under clauses (iii) through (vii) above shall be fully acceptable to the Agent.  The Agent shall provide written notice to all of the Lenders hereunder of any Facility Increase.

(b)                                 New Lenders’ Loans and Participation in Facility Letters of Credit.  Upon the effective date of any increase in the Aggregate Commitment pursuant to the provisions hereof (the “Increase Date”), which Increase Date shall be mutually agreed upon by the Borrower, each New Lender and the Agent, (i) such New Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty from the Lenders, an undivided interest and participation in any Facility Letter of Credit then outstanding, ratably, such that each Lender (including each New Lender) holds a participation interest in each such Facility Letter of Credit in the amount of its then Pro Rata Share thereof; (ii) on such Increase Date, the Borrower shall repay all outstanding ABR Loans and reborrow an ABR Loan in a like amount from the Lenders (including the New Lender); (iii) such New Lender shall not participate in any then outstanding Loan that is a Eurodollar Loan; (iv) if the Borrower shall at any time on or after such Increase Date convert or continue any Loan that is a Eurodollar Loan that was outstanding on such Increase Date, the Borrower shall be deemed to repay such Loan on the date of the conversion or continuation thereof and then to reborrow as a Loan a like amount on such date so that the New Lender shall make a Loan on such date in the amount of its Pro Rata Share of such Borrowing; and (v) such New Lender shall make its Pro Rata Share of all Loans made on or after such Increase Date (including those referred to in clauses (ii) and (iv) above) and shall otherwise have all of the rights and obligations of a Lender hereunder on and after such Increase Date.  Notwithstanding the foregoing, upon the occurrence of a Default prior to the date on which such New Lender is holding its Pro Rata Share of all Loans hereunder, such New Lender shall, upon notice from the Agent given on or after the date on which the Obligations are accelerated or become due following such Default, pay to the Agent (for the account of the other Lenders, to which the Agent shall pay their ratable shares thereof upon receipt) a sum equal to such New Lender’s Pro Rata Share of each Loan that is a Eurodollar Loan then outstanding with respect to which such New Lender does not then hold an interest; such payment by such New Lender shall constitute an ABR Loan hereunder.

(c)                                  Required Lenders.  Solely for purposes of the calculation of Pro Rata Shares as used in the definition of “Required Lenders,” until such time as a New Lender holds its Pro Rata Share of all outstanding Loans (if any), the amount of such New Lender’s new Commitment or the increased amount of its Commitment shall be excluded from the amount of the Commitments and Aggregate Commitment and there shall be included in lieu thereof at any time an amount equal to the sum of the outstanding Loans and the participation interests in Facility Letters of Credit held by such New Lender with respect to its new Commitment or the increased amount of its Commitment.

(d)                                 No Obligation to Increase Commitment.  Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment or agreement on the part of the Borrower or the Agent to give or grant any Lender the right to increase its Commitment hereunder at any time or a commitment or agreement on the part of any Lender to increase its Commitment hereunder at any time, and no Commitment of a Lender shall be increased without its prior written approval.

Section 2.03  Notice and Manner of Borrowing.  The Borrower shall give the Agent notice of any Loans under this Agreement, on the Business Day of each ABR Loan, and at least three (3) Business Days before each Eurodollar Loan, specifying:  (1) the date of such Loan;

(2) the amount of such Loan; (3) the type of Loan (whether an ABR Loan or a Eurodollar Loan); and (4) in the case of a Eurodollar Loan, the duration of the Interest Period applicable thereto, provided, however, that (a) no Interest Period may extend beyond the Termination Date and (b) not more than eight (8) Interest Periods for Eurodollar Loans may be outstanding at any one time.  All notices given by the Borrower under this Section 2.03 shall be irrevocable and shall be given not later than 10:00 A.M. Chicago time on the day specified above for such notice.  The Agent shall notify each Lender of each such notice not later than 11:00 A.M. Chicago time on the date it receives such notice from the Borrower if such notice is received by the Agent at or before 10:00 A.M. Chicago time.  In the event such notice from the Borrower is received after 10:00 A.M. Chicago time, it shall be treated as if received on the next succeeding Business Day, and the Agent shall notify each Lender of such notice as soon as practicable but not later than 11:00 A.M. Chicago time on the next succeeding Business Day.  Not later than 1:00 P.M. Chicago time on the date of such Loans, each Lender will make available to the Agent in immediately available funds, such Lender’s Pro Rata Share of such Loans.  After the Agent’s receipt of such funds, on the date of such Loans and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such Loans available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower’s account with the Agent.  The provisions of this Section 2.03 shall not apply to Swing Line Loans.

Section 2.04  Non-Receipt of Funds by Agent.  (a) Unless the Agent shall have received notice from a Lender prior to the date (in the case of a Eurodollar Loan), or by 12:00 noon Chicago time on the date (in the case of an ABR Loan), on which such Lender is to provide funds to the Agent for a Loan to be made by such Lender that such Lender will not make available to the Agent such funds, the Agent may assume that such Lender has made such funds available to the Agent on the date of such Loan in accordance with Section 2.03 and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent such Lender shall not have given the notice provided for above and shall not have made such funds available to the Agent, such Lender agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the Federal Funds Effective Rate for three Business Days and thereafter at the Alternate Base Rate.  If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s applicable Loan for purposes of this Agreement.  If such Lender does not pay such corresponding amount forthwith upon Agent’s demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the rate of interest applicable at the time to such proposed Loan.  Nothing set forth in this Section shall affect the rights of the Borrower with respect to any Lender that defaults in the performance of its obligation to make a Loan hereunder.

(b)                                 Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Effective Rate for three Business Days and thereafter at the Alternate Base Rate.

(c)                                  The provisions of this Section 2.04 shall not apply to Swing Line Loans.

Section 2.05  Determination of Applicable Eurodollar Margin and Applicable Commitment Rate.  (a)  The Applicable Eurodollar Margin and the Applicable Commitment Rate shall be determined by reference to the Leverage Ratio and the Ratings in accordance with the following pricing grid and the provisions of this Section 2.05:

	LEVEL I	LEVEL II	LEVEL III	LEVEL IV	LEVEL V
Ratings	BBB/Baa2 or higher	BBB-/Baa3	BB+/Ba1	BB/Ba2	BB-/Ba3 or lower or one or less Ratings
Leverage Ratio	Less than 1.00x	Greater than or equal to 1.00x and less than 1.25x	Greater than or equal to 1.25x and less than 1.75x	Greater than or equal to 1.75x and less than 2.00x	Greater than or equal to 2.00x
Applicable Eurodollar Margin	0.75%	0.875%	1.125%	1.375%	1.625%
Applicable Commitment Rate	0.175%	0.20%	0.225%	0.25%	0.30%

“Ratings” means (i) at any time at which Moody’s, S&P and Fitch all publicly announce ratings of the Borrower’s senior unsecured long-term debt, the second highest of such three ratings and (ii) at any time at which Moody’s and S&P publicly announce ratings of the Borrower’s senior unsecured long-term debt but Fitch does not, the higher of such two ratings (i.e., lower pricing); provided, however, that (in the case of either clause (i) or clause (ii)) the Ratings shall not be at Level I or II unless the Borrower has ratings from both S&P and Moody’s of BBB- and Baa3 or better.

In the event of a difference of one level between the Ratings and Leverage Ratio pricing levels, the lower pricing shall apply; if the difference is more than one level, the level one level lower than the higher pricing shall apply.

(b)                                 The Applicable Eurodollar Margin and Applicable Commitment Rate under the foregoing pricing grid shall be determined (i) with reference to the Leverage Ratio as of the last day of each fiscal quarter and (ii) with reference to the Ratings at the time of each change in such Ratings.  In the case of the Leverage Ratio such determination shall be made from the then most recent annual or quarterly financial statements of the Borrower delivered by the Borrower pursuant to Sections 5.08(1) and 5.08(2), and the adjustment, if any, to the Applicable Eurodollar

Margin and the Applicable Commitment Rate shall take place on, and be effective from and after, the fifth Business Day after the date on which the Agent has received such financial statements.  In the case of the Ratings, any change in such Ratings shall result in a change in (x) the Applicable Eurodollar Margin as of the beginning of the next succeeding applicable Interest Period for Eurodollar Loans, and (y) the Applicable Commitment Rate as of the date of such change in the Ratings.

Section 2.06  Conversions and Renewals.  The Borrower may elect from time to time to convert all or a part of one type of Loan into another type of Loan or to renew all or part of a Loan by giving the Agent notice at least one (1) Business Day before conversion into an ABR Loan, and at least three (3) Business Days before the conversion into or renewal of a Eurodollar Loan, specifying:  (1) the renewal or conversion date; (2) the amount of the Loan to be converted or renewed; (3) in the case of conversions, the type of Loan to be converted into; and (4) in the case of renewals of or a conversion into a Eurodollar Loan, the duration of the Interest Period applicable thereto; provided that (a) the minimum principal amount of each Eurodollar Loan outstanding after a renewal or conversion shall be One Million Dollars ($1,000,000) and the minimum amount of each ABR Loan outstanding after a renewal or conversion shall be Two Hundred Fifty Thousand Dollars ($250,000) and in each case in integral multiples of $100,000 if in excess of such minimum amounts; (b) Eurodollar Loans may be converted on a Business Day that is not the last day of the Interest Period for such Loan only if the Borrower pays on the date of conversion all amounts due pursuant to Section 2.17; (c) the Borrower may not renew a Eurodollar Loan or convert an ABR Loan into a Eurodollar Loan at any time that a Default has occurred that is continuing; (d) no Interest Period may extend beyond the Termination Date; and (e) not more than eight (8) Interest Periods for Eurodollar Loans may be outstanding at any one time.  Each such notice shall be accompanied by a Borrowing Base Certificate dated as at the date of such notice.  All conversions and renewals shall be made in the proportion of the Lenders’ respective Pro Rata Shares.  All notices given by the Borrower under this Section 2.06 shall be irrevocable and shall be given not later than 10:00 A.M. Chicago time on the day which is not less than the number of Business Days specified above for such notice.  The Agent shall notify each Lender of each such notice not later than 11:00 A.M. Chicago time on the date it receives such notice from the Borrower if such notice is received by the Agent at or before 10:00 A.M. Chicago time.  In the event such notice from the Borrower is received after 10:00 A.M. Chicago time, it shall be treated as if received on the next succeeding Business Day, and the Agent shall notify each Lender of such notice as soon as practicable but not later than 11:00 A.M. Chicago time on the next succeeding Business Day.  Notwithstanding the foregoing, if the Borrower shall fail to give the Agent the notice as specified above for the renewal or conversion of a Eurodollar Loan prior to the end of the Interest Period with respect thereto, such Eurodollar Loan shall automatically be converted into an ABR Loan on the last day of the Interest Period for such Loan.  The provisions of this Section 2.06 shall not apply to Swing Line Loans.

Section 2.07  Interest.  (a)  The Borrower shall pay interest to the Agent, for the account of the applicable Lender or Lenders on the outstanding and unpaid principal amount of the Loans at the following rates:

(i)             If an ABR Loan or Swing Line Loan, then at a rate per annum equal to the Alternate Base Rate in effect from time to time as interest accrues; and

(ii)          If a Eurodollar Loan, then at a rate per annum for the Interest Period applicable to such Eurodollar Loan equal to the Eurodollar Rate for such Interest Period.

(b)                                 Any change in the interest rate based on the Alternate Base Rate resulting from a change in the Alternate Base Rate shall be effective (without notice) as of the opening of business on the day on which such change in the Alternate Base Rate becomes effective.  Interest on each Eurodollar Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.  Interest on each ABR Loan and Swing Line Loan shall be calculated on the basis of a year of 365 days for the actual number of days elapsed.

(c)                                  Interest on the Loans shall be paid (in an amount set forth in a statement delivered by the Agent to the Borrower, provided, however, that the failure of the Agent to deliver such statement shall not limit or otherwise affect the obligations of the Borrower hereunder) in immediately available funds to the Agent at the office of Agent from time to time designated by it in writing for the account of the applicable Lending Office of each applicable Lender as follows:

(1)                                  For each ABR Loan and Swing Line Loan on the first day of each calendar month commencing on the first such date after such Loan;

(2)                                  For each Eurodollar Loan, on the last day of the Interest Period with respect thereto, except that, if such Interest Period is longer than three months, interest shall also be paid on the last day of the third month of such Interest Period; and

(3)                                  If not sooner paid, then on the Termination Date or such earlier date as the Loans may be due or declared due hereunder.

(d)                                 Any principal amount of any Loan not paid when due (at maturity, by acceleration, or otherwise) shall bear interest thereafter until paid in full, payable on demand, at a rate per annum equal to the Alternate Base Rate or the applicable Eurodollar Rate, as the case may be, for such Loan in effect from time to time as interest accrues, plus two percent (2%) per annum.

Section 2.08  Interest Rate Determination.  (a) The Agent shall determine each Adjusted LIBO Rate.  The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent pursuant to the terms of this Agreement.

(b)                                 If the provisions of this Agreement or any Note would at any time require payment by the Borrower to a Lender of any amount of interest in excess of the maximum amount then permitted by the law applicable to any Loan, the interest payments to such Lender shall be reduced to the extent necessary so that such Lender shall not receive interest in excess of such maximum amount.  If, as a result of the foregoing a Lender shall receive interest payments hereunder or under a Note in an amount less than the amount otherwise provided hereunder, such deficit (hereinafter called “Interest Deficit”) will cumulate and will be carried forward (without interest) until the termination of this Agreement.  Interest otherwise payable to a Lender hereunder and under a Note for any subsequent period shall be increased by the maximum amount of the Interest Deficit that may be so added without causing such Lender to receive interest in excess of the maximum amount then permitted by the law on the applicable Loans.  The amount of the Interest Deficit relating to the Loans shall be treated as a prepayment premium (to the extent permitted by law) and paid in full at the time of any optional prepayment by the Borrower to the applicable Lenders of all the applicable Loans at that time outstanding pursuant to Section 2.11.  The amount of the Interest Deficit relating to the applicable Loans at the time of any complete payment of the Loans at that time outstanding (other than an optional prepayment thereof pursuant to Section 2.11) shall be canceled and not paid.

Section 2.09  Fees.  (a)  The Borrower shall pay to the Arranger upon the execution of this Agreement a one time, nonrefundable fee in the amount provided for in the Agent’s Fee Letter.  The Agent shall deliver to each Lender its applicable fee (as set forth in the invitation letter dated July 8, 2005 from the Arranger to such Lenders) promptly upon the Agent’s receipt thereof.

(b)                                 The Borrower agrees to pay to the Agent for the account of each Lender (subject to adjustment in the case of the Swing Line Lender as hereinafter provided) a commitment fee on the average daily unused portion of such Lender’s Commitment (in an amount set forth in a statement delivered by the Agent to the Borrower, provided, however, that the failure of the Agent to deliver such statement shall not limit or otherwise affect the obligations of the Borrower hereunder) from the date of this Agreement until the Termination Date at the Applicable Commitment Rate, payable in arrears on each Quarterly Payment Date during the term of such Commitment, commencing October 1, 2005, and ending on the Termination Date or, in the case of a Rejecting Lender, on such Rejecting Lender’s Termination Date.  The commitment fees shall be calculated on the basis of a year of 365 days for the actual number of days elapsed.  Upon receipt of any commitment fees, the Agent will promptly thereafter cause to be distributed such payments to the Lenders in the proportion of their Pro Rata Shares (subject to adjustment in the case of the Swing Line Lender as hereinafter provided).  For purposes of determining the commitment fee payable to the Swing Line Lender, the unused portion of the Swing Ling Lender’s Commitment shall be reduced dollar-for-dollar by the amount of any Swing Line Loans then outstanding.

(c)                                  The Borrower shall pay to the Agent and the Arranger such additional fees as are specified in the Agent’s Fee Letter.

Section 2.10  Notes.  All Loans made by each Lender under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single Note of the Borrower in substantially the form of Exhibit B hereto, in each case duly completed, dated the date of this Agreement and payable to such Lender for the account of its applicable Lending Office, such Note to represent the obligation of the Borrower to repay the Loans made by such Lender.  Each Lender is hereby authorized by the Borrower, but no Lender shall be required, to endorse on the schedule attached to the Note or Notes held by it the amount and type of such applicable Loan and each renewal, conversion, and payment of principal amount received by such applicable Lender for the account of its applicable Lending Office on account of its applicable Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of such Loans made by such Lender; provided, however, that the failure to make such notation with respect to any Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note or Notes held by such Lender.  All Loans shall be repaid on the Termination Date.

Section 2.11  Prepayments.  (a)  The Borrower may, upon notice to the Agent not later than 11:00 A.M. (Chicago time) on the date of prepayment in the case of ABR Loans and at least three (3) Business Days’ prior notice to the Agent in the case of Eurodollar Loans, prepay (including, without limitation, all amounts payable pursuant to the terms of Section 2.17) the Loans in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that (1) each partial payment shall be in a principal amount of not less than One Million Dollars ($1,000,000) in the case of a Eurodollar Loan and Two Hundred Fifty Thousand Dollars ($250,000) in the case of an ABR Loan; and (2) Eurodollar Loans may be prepaid only on the last day of the Interest Period for such Loans; provided, however, that such prepayment of Eurodollar Loans may be made on any other Business Day if the Borrower pays at the time of such prepayment all amounts due pursuant to Section 2.17.  Upon receipt of any such prepayments, the Agent will promptly thereafter cause to be distributed the Pro Rata Share of such prepayment to each Lender for the account of its applicable Lending Office, except that prepayments of Swing Line Loans shall be made solely to the Swing Line Lender.

(b)                                 The Borrower shall immediately upon a Change in Control prepay the Notes in full and all accrued interest to the date of such prepayment, and in the case of Eurodollar Loans all amounts due pursuant to Section 2.17.

Section 2.12  Method of Payment.  The Borrower shall make each payment under this Agreement and under any of the Notes not later than 11:00 A.M. Chicago time on the date when due in lawful money of the United States to the Agent for the account of the applicable Lending Office of each Lender (or, in the case of Swing Line Loans, for the account of the Swing Line Lender) in immediately available funds.  The Agent will promptly thereafter cause to be distributed (1) the Pro Rata Share of such payments of principal and interest with respect to Loans (other than Swing Line Loans) in like funds to each Lender for the account of its applicable Lending Office, (2) such payments of principal and interest with respect to Swing Line Loans solely to the Swing Line Lender and (3) other fees payable to any Lender to be applied in accordance with the terms of this Agreement.  If any such payment is not received by a Lender on the Business Day on which the Agent received such payment (or the following Business Day if the Agent’s receipt thereof occurs after 2:00 P.M. (Chicago time)), such Lender shall be entitled to receive from the Agent interest on such payment at the Federal Funds Effective Rate for three Business Days and thereafter at the Alternate Base Rate (which interest payment shall not be an obligation for the Borrower’s account, including under Section 11.04 or Section 11.06).  The Borrower hereby authorizes each Lender, if and to the extent payment is not made when due under this Agreement or under any of the Notes, to charge from time to time against any account of the Borrower with such Lender any amount as due.  Whenever any payment to be made under this Agreement or under any of the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and the commitment fee, as the case may be, except, in the case of a Eurodollar Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.

Section 2.13  Use of Proceeds.  The proceeds of the Loans hereunder shall be used by the Borrower (a) to repay amounts owing under the Original Credit Agreement, (b) for working capital and general corporate purposes of the Borrower and the Guarantors to the extent permitted in this Agreement and (c) to repay Swing Line Loans.  The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of repaying the Senior Notes or for purchasing or carrying any margin stock within the meaning of Regulation U or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X.

Section 2.14  Yield Protection.  If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender or Issuer therewith,

(i)                                     subjects any Lender or Issuer or any applicable Lending Office to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or Issuer or applicable Lending Office), or changes the basis of taxation of payments to any Lender or Issuer in respect of its Loans or Facility Letters of Credit or other amounts due it hereunder, or

(ii)                                  imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuer or any applicable Lending Office (other than reserves and assessments taken into account in determining the interest rate applicable to Loans), or

(iii)                               imposes any other condition the result of which is to increase the cost to any Lender or Issuer or any applicable Lending Office of making, funding or maintaining loans or issuing or participating in letters of credit or reduces any amount receivable by any Lender or Issuer or any applicable Lending Office in connection with loans, or requires any Lender or Issuer or any applicable Lending Office to make any payment calculated by reference to the amount of loans held, letters of credit issued or interest received by it, by an amount deemed material by such Lender or Issuer, then, within fifteen (15) days of demand by such Lender or Issuer, the Borrower shall pay such Lender or Issuer that portion of such increased expense incurred or reduction in an amount received which such Lender or Issuer reasonably determines is attributable to making, funding and maintaining its Loans and its Commitment and issuing or participating in Letters of Credit.

Section 2.15  Changes in Capital Adequacy Regulations.  If a Lender or Issuer determines the amount of capital required or expected to be maintained by such Lender or Issuer, any Lending Office of such Lender or Issuer or any corporation controlling such Lender or Issuer is increased as a result of a Change, then, within 10 days of demand by such Lender or Issuer, the Borrower shall pay such Lender or Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or Issuer determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender’s or Issuer’s policies as to capital adequacy); provided, however, that a Lender or Issuer shall impose such cost upon the Borrower only if such Lender or Issuer is generally imposing such cost on its other borrowers having similar credit arrangements.  “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or Issuer or any Lending Office or any corporation controlling any Lender or Issuer.  “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

Section 2.16  Availability of Eurodollar Loans.  If any Lender determines that maintenance of its Eurodollar Loans at the Lending Office selected by the Lender would violate any applicable law, rule, regulation, or directive, whether or not having the force of law (and it is not reasonably possible for the Lender to designate an alternate Lending Office without being adversely affected thereby), or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Loans are not available or (ii) the interest rate applicable to Eurodollar Loans does not accurately reflect the cost of making or maintaining such Eurodollar Loans, then the Agent shall suspend the availability of Eurodollar Loans and require any Eurodollar Loans to be repaid.

Section 2.17  Funding Indemnification.  If any payment of a Eurodollar Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Loan is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits required to fund or maintain the Eurodollar Loan.

Section 2.18  Lender Statements; Survival of Indemnity.  To the extent reasonably possible, each Lender shall designate an alternate Lending Office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 2.14 and 2.15 or to avoid the unavailability of Eurodollar Loans.  Each Lender shall deliver a written statement of such Lender as to the amount due, if any, under Sections 2.14, 2.15 or 2.17.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement.  The obligations of the Borrower under Sections 2.14, 2.15 and 2.17 shall survive payment of the Obligations and termination of this Agreement.

Section 2.19  Extension of Termination Date.  (a)  Not more than once in any fiscal year of the Borrower, the Borrower may request an extension of the Termination Date to the first or second anniversary of the then scheduled Termination Date (but in no event later than the fourth anniversary of the date of such request) by submitting a request for an extension to the Agent not less than 180 days prior to the then scheduled Termination Date.  At the time of or prior to the delivery of such request, the Borrower shall propose to the Agent the amount of the fees that the Borrower would agree to pay with respect to such extension if approved by the Lenders.  Promptly upon (but not later than five Business Days after) the Agent’s receipt and approval of the extension request and fee proposal (as so approved, the “Extension Request”), the Agent shall deliver to each Lender a copy of, and shall request each Lender to approve, the Extension Request.  Each Lender approving the Extension Request shall deliver its written approval no later than 60 days after such Lender’s receipt of the Extension Request.  If the written approval of the Extension Request by the Lenders whose Pro Rata Shares equal or exceed 66-2/3% in the aggregate is received by the Agent within such 60-day period, the Termination Date shall be extended to the first or second anniversary of the then scheduled Termination Date (as specified in the Extension Request) but only with respect to the Lenders that have given such written approval.  Except to the extent that a Lender that did not give its written approval to such Extension Request (“Rejecting Lender”) is replaced as provided in Section 2.21, prior to the Termination Date (as determined prior to such Extension Request), then on such date (the “Rejecting Lender’s Termination Date”) (i) the Commitment of each such Rejecting Lender shall terminate, (ii) the Aggregate Commitment shall be reduced by the aggregate amount of such terminated Commitments and (iii) all Loans and other Obligations to each such Rejecting Lender shall be paid in full by the Borrower.  If the sum of the principal balance of all Loans outstanding and all Facility Letter of Credit Obligations following the payment provided for in clause (iii) above exceeds the Aggregate Commitment (as reduced as provided in clause (ii) above), the Borrower shall, on the Rejecting Lender’s Termination Date, repay outstanding Loans or cause to be canceled, released and returned to the applicable Issuer outstanding Facility Letters of Credit in the amounts necessary to cause the sum of the principal balance of all Loans outstanding and all Facility Letter of Credit Obligations to equal but not exceed the Aggregate Commitment (as reduced).

(b)                                 Within ten days of the Agent’s notice to the Borrower that the Lenders whose Pro Rata Shares equal or exceed 66-2/3% in the aggregate have approved an Extension Request, the Borrower shall pay to the Agent for the account of each Lender that has approved the Extension Request the applicable extension fees specified in the Extension Request.

(c)                                  If Lenders whose Pro Rata Shares equal or exceed 66-2/3% in the aggregate approve the Extension Request, the Borrower, upon notice to the Agent and any Rejecting Lender, may, subject to the provisions of the last sentence of Section 2.19(d), terminate the Commitment of such Rejecting Lender (or such portion of such Commitment as is not assigned to a Replacement Lender in accordance with Section 2.21), which termination shall occur as of a date set forth in such Borrower’s notice but in no event more than thirty (30) days following such notice (subject to the provisions of Section 2.21(b)).  The termination of a Rejecting Lender’s Commitment shall be effected in accordance with Section 2.19(d).

(d)                                 If the Borrower elects to terminate the Commitment of a Rejecting Lender pursuant to Section 2.19(c), the Borrower shall pay to the Rejecting Lender all Obligations due and owing to it hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Rejecting Lender, together with accrued interest thereon through the date of such termination, amounts payable under Sections 2.14 and 2.15 and the fees payable to such Rejecting Lender under Section 2.09(b).  Upon request by the Borrower or the Agent, the Rejecting Lender will deliver to the Borrower and the Agent a letter setting forth the amounts payable to the Rejecting Lender as set forth above.  Upon the termination of such Rejecting Lender’s Commitment and payment of the amounts provided for in the immediately preceding sentence, the Borrower shall have no further obligations to such Rejecting Lender under this Agreement and such Rejecting Lender shall cease to be a Lender, provided, however, that such Rejecting Lender shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.17, 11.04 and 11.06, as well as to any fees accrued for its account hereunder not yet paid, and shall continue to be obligated under Section 10.05 with respect to obligations and liabilities accruing prior to the termination of such Rejecting Lender’s Commitment.  If, as a result of the termination of the Rejecting Lender’s Commitment, any payment of a Eurodollar Loan occurs on a day which is not the last day of the applicable Interest Period, the Borrower shall pay to the Agent for the benefit of the Lenders (including any Rejecting Lender) any loss or cost incurred by the Lenders (including any Rejecting Lender) resulting therefrom in accordance with Section 2.17.  Upon the effective date of the termination of the Rejecting Lender’s Commitment, the Aggregate Commitment shall be reduced by the amount of the terminated Commitment of the Rejecting Lender, and each other Lender shall be deemed to have irrevocably and unconditionally purchased and received (subject to the provisions of the last sentence of this Section 2.19(d)), without recourse or warranty, from the Rejecting Lender, an undivided interest and participation in any Facility Letter of Credit then outstanding, ratably, such that each Lender (excluding the Rejecting Lender but including any Replacement Lender that acquires an interest in the Facility hereunder from such Rejecting Lender) holds a participation interest in each Facility Letter of Credit in proportion to the ratio that such Rejecting Lender’s Commitment (upon the effective date of such termination of the Rejecting Lender’s Commitment) bears to the Aggregate Commitment (as reduced by the termination of such Rejecting Lender’s Commitment or a part thereof).  Notwithstanding the foregoing, if, upon the termination of the Commitment of such Rejecting Lender under this Section 2.19(d), the sum of the outstanding principal balance of the Loans and the Facility Letter of Credit Obligations would exceed the Aggregate Commitment (as reduced), the Borrower may not terminate such Rejecting Lender’s Commitment unless the Borrower, on or prior to the effective date of such termination, prepays, in accordance with the provisions of this Agreement, outstanding Loans or causes to be canceled, released and returned to the applicable Issuer outstanding Facility Letters of Credit in sufficient amounts such that, on the effective date of such termination, the sum of the outstanding principal balance of the Loans and the Facility Letter of Credit Obligations does not exceed the Aggregate Commitment (as reduced).

Section 2.20  Intentionally Omitted.

Section 2.21  Replacement of Certain Lenders.  (a)  In the event a Lender (“Affected Lender”):  (i) shall have requested compensation from the Borrower under Sections 2.14 or 2.15 to recover additional costs incurred by such Lender that are not being incurred generally by the other Lenders, (ii) shall have delivered a notice pursuant to Section 2.16 claiming that such

Lender is unable to extend Eurodollar Loans to the Borrower for reasons not generally applicable to the other Lenders, (iii) shall have invoked Section 11.13 or (iv) is a Rejecting Lender pursuant to Section 2.19, then, in any such case, the Borrower or the Agent may effect the replacement of such Affected Lender in accordance with the provisions of this Section 2.21, provided, however, that if the replacement of such Affected Lender is by reason of clause (iv) above, the replacement of such Affected Lender shall be subject to the provisions of Section 2.21(b).  The Borrower or the Agent may elect to replace an Affected Lender and make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Agent) for the Affected Lender to assign, and, if a Replacement Lender (as hereinafter defined) notifies the Affected Lender of its willingness to purchase the Affected Lender’s interests in the Facility and the Agent and the Borrower consent thereto in writing, then such Affected Lender shall assign pursuant to one or more duly executed Assignment and Assumption in substantially and in all material respects in the form and substance of Exhibit G five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 12.02 that the Borrower or the Agent, as the case may be, shall have engaged for such purpose (each a “Replacement Lender”), all (or, to the extent required or permitted under Section 2.21(b), a part) of such Affected Lender’s rights and obligations (from and after the date of such assignment) under this Agreement and the other Loan Documents in accordance with Section 12.02.  The Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrower, to use its reasonable efforts to obtain commitments from one or more financial institutions to act as a Replacement Lender.  As a condition to any such assignment, the Affected Lender shall have concurrently received, in cash, all amounts (except as otherwise provided in Section 2.21(b)) due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.14 and 2.15 with respect to such Affected Lender and the fees payable to such Affected Lender under Section 2.09(b); provided that upon such Affected Lender’s replacement, such Affected Lender shall (except as otherwise provided in Section 2.21(b)) cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.17, 11.04 and 11.06, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 10.05 with respect to obligations and liabilities accruing prior to the replacement of such Affected Lender.

(b)                                 In the event that the Affected Lender is a Rejecting Lender, the Borrower may elect to have a part of the Rejecting Lender’s rights and obligations under this Agreement and the other Loan Documents assigned pursuant to this Section 2.21, provided that the Borrower also elects, pursuant to Section 2.19(c), to terminate the entire amount of such Rejecting Lender’s Commitment not so assigned, which termination shall be effective on the date on which such assignment of the Rejecting Lender’s rights and obligations is consummated under this Section 2.21.

Section 2.22  Swing Line.  (a)  The Swing Line Lender agrees, on the terms and conditions hereinafter set forth, to make loans (“Swing Line Loans”) to the Borrower from time to time during the period from the date of this Agreement, up to but not including the Termination Date, in an aggregate principal amount not to exceed at any time outstanding the lesser of (i) the Swing Line Commitment or (ii) the amount by which the Swing Line Lender’s

Commitment exceeds the sum of (A) the outstanding principal amount of the Loans made by the Swing Line Lender pursuant to Section 2.01.1 and (B) the Swing Line Lender’s Pro Rata Share of the outstanding Facility Letter of Credit Obligations, subject in each case to the limitations set forth in Section 2.01.3.

(b)                                 Each Swing Line Loan which shall not utilize the Swing Line Commitment in full shall be in an amount not less than One Million Dollars ($1,000,000) and, if in excess thereof, in integral multiples of One Million Dollars ($1,000,000).  Within the limits of the Swing Line Commitment, the Borrower may borrow, repay and reborrow under this Section 2.22.

(c)                                  The Borrower shall give the Swing Line Lender notice of any request for a Swing Line Loan not later than 2:00 p.m. Chicago time on the Business Day of such Swing Line Loan, specifying the amount of such requested Swing Line Loan.  Each such notice shall be accompanied by a Borrowing Base Certificate dated as of the date of such notice (and by the notice provided for in Section 2.22(d)).  All notices given by the Borrower under this Section 2.22(c) shall be irrevocable.  Upon fulfillment of the applicable conditions set forth in Article III, the Swing Line Lender will make the Swing Line Loan available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower’s account with the Swing Line Lender.

(d)                                 On the first Business Day following the making of a Swing Line Loan, such Swing Line Loan shall be paid in full from the proceeds of a Loan made pursuant to Section 2.01.1.  Each notice given by the Borrower under Section 2.22(c) shall include, or, if it does not include, shall be deemed to include, an irrevocable notice under Section 2.03 requesting the Lenders to make an ABR Loan on the next succeeding Business Day in the full amount of such Swing Line Loan.

Section 2.23  Facility Letters of Credit.

Section 2.23.1  Issuance of Facility Letters of Credit.  (a)  Each Issuer agrees, on the terms and conditions set forth in this Agreement, to issue from time to time for the account of the Borrower, through such offices or branches as it and the Borrower may jointly agree, one or more Facility Letters of Credit in accordance with this Section 2.23, during the period commencing on the date hereof and ending on the thirtieth (30th) day prior to the Termination Date.

(b)                                 The Borrower shall not request, and no Issuer shall issue, a Facility Letter of Credit for any purpose other than for purposes for which Loan proceeds may by used.

Section 2.23.2  Limitations.  An Issuer shall not issue, amend or extend, at any time, any Facility Letter of Credit:

(i)                                     if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuer, after giving effect to the Facility Letter of Credit or amendment or extension thereof requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuer;

(ii)                                  if, after giving effect to the issuance, amendment or extension of the Facility Letter of Credit requested hereunder, the aggregate principal amount of the Facility Letter of Credit Obligations would exceed the Facility Letter of Credit Sublimit;

(iii)                               if, after giving effect to the issuance, amendment or extension of the Facility Letter of Credit requested hereunder, Borrowing Base Debt would exceed the Borrowing Base as of the most recent Inventory Valuation Date;

(iv)                              if, after giving effect to the issuance, amendment or extension of the Facility Letter of Credit requested hereunder, the sum of (A) the outstanding and unpaid principal amount of the Loans and (B) the Facility Letter of Credit Obligations would exceed the Aggregate Commitment;

(v)                                 unless such Issuer receives written notice from the Agent on or before the proposed Issuance Date of such Facility Letter of Credit that the issuance, amendment or extension of such Facility Letter of Credit is within the limitations specified in clauses (ii), (iii) and (iv) of this Section 2.23.2;

(vi)                              that has an expiration date (taking into account any automatic renewal provisions thereof) later than thirty (30) days prior to the scheduled Termination Date; or

(vii)                           that is in a currency other than U.S. Dollars or that provides for drawings other than by sight draft.

Section 2.23.3  Conditions.  The issuance, amendment or extension of any Facility Letter of Credit is subject to the satisfaction in full of the following conditions on the Issuance Date:

(i)                                     the Borrower shall have delivered to the Issuer at such times and in such manner as the Issuer may reasonably prescribe a Reimbursement Agreement and such other documents and materials as may be reasonably required pursuant to the terms thereof, and the proposed Facility Letter of Credit shall be reasonably satisfactory to such Issuer in form and content, provided, however, in the event of any conflict between the terms of this Agreement and the terms of the Reimbursement Agreement, the terms of this Agreement shall control;

(ii)                                  as of the Issuance Date no order, judgment or decree of any court, arbitrator or governmental authority shall enjoin or restrain such Issuer from issuing the Facility Letter of Credit and no law, rule or regulation applicable to the Issuer and no directive from any governmental authority with jurisdiction over the Issuer shall prohibit such Issuer from issuing Letters of Credit generally or from issuing that Facility Letter of Credit;

(iii)                               The following statements shall be true, and the Agent and such Issuer shall have received a certificate, substantially in the form of the certificate attached hereto as Exhibit D, signed by a duly authorized officer of the Borrower dated the Issuance Date stating that:

(a)                                  The representations and warranties contained in Article IV of this Agreement are correct on and as of such Issuance Date as though made on and as of such Issuance Date except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty is correct as of such earlier date;

(b)                                 No Default or Event of Default has occurred and is continuing or would result from the issuance, amendment or extension of such Facility Letter of Credit; and

(c)                                  If applicable under Section 7.03, upon the issuance, amendment or extension of the requested Facility Letter of Credit on such Issuance Date, the aggregate outstanding amount of Borrowing Base Debt shall not exceed the Borrowing Base as of the most recent Inventory Valuation Date; and

(iv)                              The Issuer and the Agent shall have received such other approvals, opinions, or documents as either may reasonably request.

Section 2.23.4  Procedure for Issuance of Facility Letters of Credit.  (a) The Borrower shall give the applicable Issuer and the Agent not less than two (2) Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (except that, in lieu of such written notice, the Borrower may give the Issuer and the Agent telephonic notice of such request if confirmed in writing by delivery to such Issuer and the Agent (i) immediately (A) of a telecopy of the written notice required hereunder which has been signed by an authorized officer of the Borrower or (B) of an e-mail containing all information required to be contained in such written notice and (ii) promptly (but in no event later than the requested Issuance Date) of the written notice required hereunder containing the original signature of an authorized officer of the Borrower).  Such notice shall specify (i) the stated amount of the Facility Letter of Credit requested, which amount shall be in compliance with the requirements of Section 2.23.2, (ii) the requested Issuance Date, which shall be a Business Day, (iii) the date on which such requested Facility Letter of Credit is to expire, which date shall be in compliance with the requirements of Section 2.23.2(vi), (iv) the purpose for which such Facility Letter of Credit is to be issued, which purpose shall be in compliance with the requirements of Section 2.23.1(b), and (v) the Person for whose benefit the requested Facility Letter of Credit is to be issued.  At the time such request is made, the Borrower shall also provide the Agent with a copy of the form of the Facility Letter of Credit it is requesting be issued.  Such notice, to be effective, must be received by the Issuer and the Agent not later than 2:00 p.m. (Chicago time) on the last Business Day on which notice can be given under this Section 2.23.4.  Promptly after receipt of such notice, the Issuer shall confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such notice from the Borrower and, if not, the Issuer shall promptly provide the Agent with a copy thereof.

(b)                                 Promptly following receipt of a request for issuance of a Facility Letter of Credit in accordance with Section 2.23.4(a), such Issuer shall approve or disapprove, in its reasonable discretion, the issuance of such requested Facility Letter of Credit, but the issuance of such approved Facility Letter of Credit shall continue to be subject to the provisions of this Section 2.23.

(c)                                  Subject to the terms and conditions of this Section 2.23 (including, without limitation, Sections 2.23.2 and 2.23.3), the applicable Issuer shall, on the Issuance Date, issue the requested Facility Letter of Credit in accordance with such Issuer’s usual and customary business practices unless such Issuer has actually received written or telephonic notice from the Borrower specifically revoking the request to issue such Facility Letter of Credit.  The Issuer shall promptly give the Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance, amendment, extension or cancellation of a Facility Letter of Credit, and the Agent shall promptly thereafter so notify all Lenders.

(d)                                 No Issuer shall extend or amend any Facility Letter of Credit unless the requirements of this Section 2.23.4 are met as though a new Facility Letter of Credit were being requested and issued.

(e)                                  Any Lender may, but shall not be obligated to, issue to the Borrower or any of its Subsidiaries Letters of Credit (that are not Facility Letters of Credit) for its own account, and at its own risk.  None of the provisions of this Section 2.23 shall apply to any Letter of Credit that is not a Facility Letter of Credit.

Section 2.23.5  Duties of Issuer.  Any action taken or omitted to be taken by an Issuer under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put such Issuer under any resulting liability to any Lender or, assuming that such Issuer has complied in all material respects with the procedures specified in Section 2.23.4, relieve any Lender of its obligations hereunder to such Issuer.  In determining whether to pay under any Facility Letter of Credit, such Issuer shall have no obligation to the Lenders other than to confirm that any documents required to be delivered under such Facility Letter of Credit appear to have been delivered in compliance and that they appear to comply on their face with the requirements of such Facility Letter of Credit.

Section 2.23.6  Participation.  (a)  Immediately upon the Closing Date (in the case of the Existing Letters of Credit), and immediately upon issuance after the Closing Date by an Issuer of any Facility Letter of Credit in accordance with Section 2.23.4, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation ratably (in the proportion of such Lender’s Pro Rata Share) in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto other than amounts owing to such Issuer under Section 2.15).

(b)                                 In the event that an Issuer makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to such Issuer on or before the date of such payment by such Issuer, such Issuer shall promptly so notify the Agent, which shall promptly so notify each Lender.  Upon receipt of such notice, each Lender shall promptly and unconditionally pay to the Agent for the account of such Issuer the amount of such Lender’s Pro Rata Share of such payment in same day funds, and the Agent shall promptly pay such amount, and any other amounts received by the Agent for such Issuer’s account pursuant to this

Section 2.23.6, to such Issuer.  If the Agent so notifies such Lender prior to 11:00 A.M. (Chicago time) on any Business Day, such Lender shall make available to the Agent for the account of such Issuer such Lender’s ratable share of the amount of such payment on such Business Day in same day funds.  If and to the extent such Lender shall not have so made its ratable share of the amount of such payment available to the Agent for the account of the Issuer, such Lender agrees to pay to the Agent for the account of the Issuer forthwith on demand such amount, together with interest thereon, for each day from the date such payment was first due until the date such amount is paid to the Agent for the account of the Issuer, at the Federal Funds Effective Rate.  The failure of any Lender to make available to the Agent for the account of an Issuer such Lender’s ratable share of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Agent for the account of such Issuer its ratable share of any payment on the date such payment is to be made.

(c)                                  The payments made by the Lenders to an Issuer in reimbursement of amounts paid by it under a Facility Letter of Credit (as well as the Issuer’s ratable share, as Lender, of any amount that is drawn under a Facility Letter of Credit and not reimbursed by the Borrower) shall constitute, and the Borrower hereby expressly acknowledges and agrees that such payments shall constitute, Loans hereunder (notwithstanding that the amounts thereof may not comply with the provisions of Section 2.01.1(e)).  Such Loans shall be ABR Loans, subject to the Borrower’s rights under this Article II.

(d)                                 Upon the request of the Agent or any Lender, each Issuer shall furnish to the requesting Agent or Lender copies of any Facility Letter of Credit or Reimbursement Agreement to which such Issuer is party.

(e)                                  The obligations of the Lenders to make payments to the Agent for the account of an Issuer with respect to a Facility Letter of Credit shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, the following:

(i)                                     any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii)                                  the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Issuer, the Agent, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any Subsidiary and the beneficiary named in any Facility Letter of Credit);

(iii)                               any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                              the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(v)                                 any failure by the Agent or an Issuer to make any reports required pursuant to Section 2.23.8; or

(vi)                              the occurrence of any Default or Event of Default.

(f)                                    For purposes of determining the unused portion of the Aggregate Commitment and the unused portion of a Lender’s Commitment under Sections 2.02.1 and 2.09(b), the Aggregate Commitment shall be deemed used to the extent of the aggregate undrawn face amount of the outstanding Facility Letters of Credit and the Lender’s Commitment shall be deemed used to the extent of such Lender’s Pro Rata Share of the aggregate undrawn face amount of the outstanding Facility Letters of Credit.

Section 2.23.7  Compensation for Facility Letters of Credit.  (a)  The Borrower agrees to pay to the Agent, in the case of each Facility Letter of Credit, the Facility Letter of Credit Fee therefor, payable quarterly in arrears not later than five (5) Business Days following Agent’s delivery to Borrower of the quarterly statement specifying the amount of the Facility Letter of Credit Fees properly due and payable hereunder with respect to the preceding calendar quarter (which payment shall be a pro rata portion of the annual Facility Letter of Credit Fee for such preceding calendar quarter) and on the Termination Date (which payment shall be in the amount of all accrued and unpaid Facility Letter of Credit Fees).  Facility Letter of Credit Fees shall be calculated, on a pro rata basis for the period to which such payment applies, for actual days on which such Facility Letter of Credit was outstanding during such period, on the basis of a 360-day year.  The Agent shall, with reasonable promptness following receipt from all Issuers of the reports provided for in Section 2.23.8 for the months of March, June, September and December, respectively, deliver to the Borrower a quarterly statement of the Facility Letter of Credit Fees then due and payable.  The Agent shall promptly remit such Facility Letter of Credit Fees, when received by the Agent, as follows:  (i) to each Issuer, solely for its own account, with respect to each Facility Letter of Credit issued by such Issuer, an amount per annum equal to the product of (A) 0.125% per annum and (B) the undrawn outstanding amount of such Facility Letter of Credit and (ii) to all Lenders, ratably, the balance of such Facility Letter of Credit Fees.  Facility Letters of Credit Fees shall be payable hereunder with respect to the Existing Letters of Credit from and after the Closing Date.

(b)                                 An Issuer shall also have the right to receive, solely for its own account, its out-of-pocket costs of issuing and servicing Facility Letters of Credit, as the Borrower may agree in writing.

Section 2.23.8  Issuer Reporting Requirements.  Each Issuer shall, no later than the third (3rd) Business Day following the last day of each month, provide to the Agent a schedule of the Facility Letters of Credit issued by it showing the Issuance Date, account party, original face amount, amount (if any) paid thereunder, expiration date and the reference number of each Facility Letter of Credit outstanding at any time during such month (and indicating, with respect to each Facility Letter of Credit, whether it is a Financial Letter of Credit or Performance Letter of Credit) and the aggregate amount (if any) payable by the Borrower to such Issuer during the month pursuant to Section 2.15. Copies of such reports shall be provided promptly to each Lender by the Agent.  The reporting requirements hereunder are in addition to those set forth in Section 2.23.4.

Section 2.23.9  Indemnification; Nature of Issuer’s Duties.  (a)  In addition to amounts payable as elsewhere provided in this Section 2.23, the Borrower hereby agrees to protect, indemnify, pay and save the Agent, each Issuer and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) arising from the claims of third parties against the Agent, any Issuer or any Lender as a consequence, direct or indirect, of (i) the issuance of any Facility Letter of Credit other than, in the case of an Issuer, as a result of its willful misconduct or gross negligence, or (ii) the failure of an Issuer to honor a drawing under a Facility Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any government, court or other governmental agency or authority.

(b)                                 As among the Borrower, the Lenders, the Agent and each Issuer, the Borrower assumes all risks of the acts and omissions of, or misuse of Facility Letters of Credit by, the respective beneficiaries of such Facility Letters of Credit.  In furtherance and not in limitation of the foregoing, neither an Issuer nor the Agent nor any Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Facility Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Facility Letter of Credit to comply fully with conditions required in order to draw upon such Facility Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile transmission or otherwise; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Facility Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Facility Letter of Credit of the proceeds of any drawing under such Facility Letter of Credit; or (viii) for any consequences arising from causes beyond the control of the Agent, such Issuer and the Lenders including, without limitation, any act or omission, whether rightful or wrongful, of any government, court or other governmental agency or authority.  None of the above shall affect, impair, or prevent the vesting of any of such Issuer’s rights or powers under this Section 2.23.9.

(c)                                  In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an Issuer under or in connection with the Facility Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put such Issuer, the Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person, but the foregoing shall not relieve such Issuer of its obligation to confirm that any documents required to be delivered under a Facility Letter of Credit appear to have been delivered in compliance and that they appear to comply on their face with the requirements of such Facility Letter of Credit.

(d)                                 Notwithstanding anything to the contrary contained in this Section 2.23.9, the Borrower shall have no obligation to indemnify an Issuer under this Section 2.23.9 in respect of any liability incurred by an Issuer arising primarily out of the willful misconduct or gross negligence of such Issuer, as determined by a court of competent jurisdiction, or out of the wrongful dishonor by such Issuer of a proper demand for payment made under the Facility Letters of Credit issued by such Issuer, unless such dishonor was made at the request of the Borrower.

Section 2.23.10  Designation or Resignation of Issuer.  (a)  Upon request by the Borrower and approval by the Agent, a Lender may at any time agree to be designated as an Issuer hereunder, which designation shall be set forth in a written instrument or instruments delivered by the Borrower, the Agent and such Lender.  The Agent shall promptly deliver to the other Lenders a copy of such instrument or instruments.  From and after such designation and unless and until such Lender resigns as an Issuer in accordance with Section 2.23.10(b), such Lender shall have all of the rights and obligations of an Issuer hereunder.

(b)                                 An Issuer shall continue to be the Issuer unless and until (i) it shall have given the Borrower and the Agent notice that it has elected to resign as Issuer and (ii) unless there is, at the time of such notice, at least one other Issuer, another Lender shall have agreed to be the replacement Issuer and shall have been approved in writing by the Agent and the Borrower.  A resigning Issuer shall continue to have the rights and obligations of the Issuer hereunder solely with respect to Facility Letters of Credit theretofore issued by it notwithstanding the designation of a replacement Issuer hereunder, but upon its notice of resignation (or, if at the time of such notice, there is not at least one other Issuer, then upon such designation of a replacement Issuer), the resigning Issuer shall not thereafter issue any Facility Letters of Credit (unless it shall again thereafter be designated as an Issuer in accordance with the provisions of this Section 2.23.10).  The assignment of, or grant of a participation interest in, all or any part of its Commitment or Loans by a Lender that is also the Issuer shall not constitute an assignment or transfer of any of its rights or obligations as an Issuer.

Section 2.23.11  Termination of Issuer’s Obligation.  In the event that the Lenders’ obligations to make Loans terminate or are terminated as provided in Section 8.01, each Issuer’s obligation to issue Facility Letters of Credit shall also terminate.

Section 2.23.12  Obligations of Issuer and Other Lenders.  Except to the extent that a Lender shall have agreed to be designated as an Issuer, no Lender shall have any obligation to accept or approve any request for, or to issue, amend or extend, any Letter of Credit, and the obligations of an Issuer to issue, amend or extend any Facility Letter of Credit are expressly limited by and subject to the provisions of this Section 2.23.

Section 2.23.13  Facility Letter of Credit Collateral Account.  The Borrower agrees that it will, upon the request of the Agent or the Required Lenders and until the final expiration date of any Facility Letter of Credit and thereafter as long as any amount is payable to the Issuer or the Lenders in respect of any Facility Letter of Credit, maintain a special collateral account pursuant to arrangements satisfactory to the Agent (the “Facility Letter of Credit Collateral Account”) at the Agent’s office at the address specified pursuant to Section 11.02, in the name of the Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.01.  The Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility Letter of Credit Collateral Account to secure the prompt and complete payment and performance of (a) the obligations of the Borrower to reimburse the Issuer and (if applicable) the Lenders for amounts (if any) from time to time drawn on Facility Letters of Credit and interest thereon and other sums from time to time payable under Reimbursement Agreements, and (b) if and when all such obligations of the Borrower have been paid in full and no Facility Letters of Credit remain outstanding, all other Obligations.  The Agent will invest any funds on deposit from time to time in the Facility Letter of Credit Collateral Account in certificates of deposit of JPMorgan Chase Bank having a maturity not exceeding 30 days.  Nothing in this Section 2.23.13 shall either obligate the Agent to require the Borrower to deposit any funds in the Facility Letter of Credit Collateral Account or limit the right of the Agent to release any funds held in the Facility Letter of Credit Collateral Account in each case other than as required by Section 8.01.

Section 2.23.14  Issuer’s Rights.  All of the representations, warranties, covenants and agreements of the Borrower to the Lenders under this Agreement and of the Borrower under any other Loan Document shall inure to the benefit of each Issuer (unless the context otherwise indicates).

ARTICLE III
CONDITIONS PRECEDENT

Section 3.01  Conditions Precedent to Initial Loans.  The Lenders shall not be required to make the initial Loans hereunder or to issue or participate in any Facility Letters of Credit hereunder unless and until (a) the Borrower has paid to the Agent the applicable fees referred to in Sections 2.09(a) and (c), (b) all principal, interest, fees and other amounts payable under the Original Credit Agreement have been paid in full (which payment may be made in whole or in part from the proceeds of the initial Loans hereunder), and (c) the Agent shall have received each of the following, in form and substance satisfactory to the Agent:

(1)                                  Notes.  A Note payable to each Lender duly executed by the Borrower;

(2)                                  Guaranty.  The Guaranty duly executed by the Guarantors;

(3)                                  Evidence of all corporate action by the Borrower.  Certified copies of all corporate action taken by the Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement;

(4)                                  Incumbency and signature certificate of Borrower.  A certificate of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the Borrower under this Agreement;

(5)                                  Articles of Incorporation of Borrower.  Copies of the articles of incorporation of the Borrower, together with all amendments, and a certificate of good standing, all certified by the appropriate governmental officer in its jurisdiction of incorporation;

(6)                                  Opinions of counsel for Borrower.  A favorable opinion of Paul, Hastings, Janofsky & Walker LLP, counsel for the Borrower and for the Guarantors that are Delaware or Georgia Persons, in substantially the form of Exhibit E and of the Borrower’s Illinois counsel (as approved by the Agent), in substantially the form of Exhibit F;

(7)                                  Evidence of all corporate, partnership or limited liability company action by Guarantors.  With respect to each corporate Guarantor, certified (as of the date of this Agreement) copies of all corporate action taken by such Guarantor, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the applicable Guaranty, and with respect to each limited partnership Guarantor and limited liability company Guarantor, partnership action or limited liability company action (as applicable) taken by such Guarantor, including any and all necessary partnership consents or limited liability company consents (as applicable) authorizing the execution, delivery, and performance of the applicable Guaranty;

(8)                                  Articles of Incorporation of Guarantors.  Copies of the articles of incorporation of each corporate Guarantor, together with all amendments, all certified by the appropriate governmental officer in its jurisdiction of incorporation;

(9)                                  Incumbency and signature certificate of Guarantors.  A certificate (dated as of the date of this Agreement) of the Secretary or Assistant Secretary of each corporate Guarantor or the general partner of each partnership Guarantor or managing member of each limited liability company certifying the names and true signatures of the officers of each such corporate Guarantor and the representative or officer of each partnership Guarantor or limited liability company Guarantor authorized to sign the Guaranty;

(10)                            Opinion of counsel for Certain Guarantors.  With respect to such Guarantors (other than those formed or organized to do business under the laws of Delaware or Georgia) as the Agent may require, a favorable opinion of counsel to each such Guarantor in the state in which it is formed or organized to do business (as approved by the Agent), in form similar to that furnished with respect to the Guarantors formed or organized to do business under the laws of Delaware or Georgia and satisfactory to the Agent;

(11)                            Partnership agreement.  A true and complete copy of the limited partnership agreement of each limited partnership Guarantor, including without limitation any and all amendments and modifications thereto, and any and all filed partnership certificates;

(12)                            Limited Liability Company Documents.  A true and complete copy of the limited liability company agreement or operating agreement of each limited liability company Guarantor, including without limitation any and all amendments and modifications thereto, and a certified copy of such Guarantor’s certificate of formation;

(13)                            Good Standing Certificates.  For each Guarantor a certificate of good standing from the appropriate governmental officer in its jurisdiction of incorporation or formation;

(14)                            Financial Projections.  Unless previously delivered to the Agent pursuant to the Original Credit Agreement, the two-year financial projections due August 15, 2005 under the Original Credit Agreement; and

(15)                            Other Documents.  Such other and further documents as any Lender or its counsel may have reasonably requested.

Notwithstanding the foregoing, the parties hereto acknowledge and agree that the Agent, at its election, may waive, with respect to the Guarantors, the requirement for delivery of the documents identified in items (8), (11) and (12) above, provided and to the extent that the Borrower delivers or causes the applicable Guarantors to deliver to the Agent a certificate that such documents, as most recently delivered to the Agent or Bank One, NA pursuant to the Original Credit Agreement (or a predecessor credit agreement) have not been modified or amended and remain in full force and effect.

Section 3.02  Conditions Precedent to All Loans.  The obligation of each Lender to make each Loan (including, in the case of the Swing Line Lender, any Swing Line Loan) shall be subject to the further conditions precedent that (except as hereinafter provided) on the date of such Loan:

(1)                                  The following statements shall be true and the Agent shall have received a certificate, substantially in the form of the certificate attached hereto as Exhibit D, signed by a duly authorized officer of the Borrower dated the date of such Loan, stating that:

(a)                                  The representations and warranties contained in Article IV of this Agreement are correct on and as of the date of such Loan as though made on and as of such date except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty is correct as of such earlier date;

(b)                                 No Default or Event of Default has occurred and is continuing, or would result from such Loan; and

(c)                                  If applicable under Section 7.03, upon the making of the requested Loans, the aggregate outstanding amount of Borrowing Base Debt shall not exceed the Borrowing Base as of the most recent Inventory Valuation Date; and

(2)                                  The Agent shall have received such other approvals, opinions, or documents as any Lender through the Agent may reasonably request; and

(3)                                  Such further documents as any Lender or its counsel may have reasonably requested.  All matters incident to the making of such Loan shall be reasonably satisfactory to the Lenders and their counsel.

Notwithstanding the foregoing, in the case of a Loan (provided for in Section 2.21(d)) made to repay a Swing Line Loan, the satisfaction of the foregoing conditions with respect to such Swing Line Loan shall constitute satisfaction of such conditions with respect to the Loan made on the next succeeding Business Day to repay such Swing Line Loan.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 4.01  Incorporation, Formation, Good Standing, and Due Qualification.  The Borrower, each Subsidiary, and each of the Guarantors is (in the case of a corporation) a corporation duly incorporated or (in the case of a limited partnership) a limited partnership duly formed or (in the case of a limited liability company) a limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation; has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified and in good standing under the laws of each other jurisdiction in which such qualification is required.

Section 4.02  Power and Authority.  The execution, delivery and performance by the Borrower and the Guarantors of the Loan Documents to which each is a party have been duly authorized by all necessary corporate, partnership or limited liability company action, as the case may be, and do not and will not (1) require any consent or approval of the stockholders of such corporation, partners of such partnership or members of such limited liability company (except such consents as have been obtained as of the date hereof); (2) contravene such corporation’s charter or bylaws, such partnership’s partnership agreement or such limited liability company’s articles or certificate of formation or operating agreement; (3) violate, in any material respect, any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such corporation, partnership or limited liability company; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease, or instrument to which such corporation, partnership or limited liability company is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by such corporation, partnership or limited liability company; and (6) cause such corporation, partnership or limited liability company to be in default, in any material respect, under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease or instrument.

Section 4.03  Legally Enforceable Agreement.  This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be legal, valid, and binding obligations of the Borrower or each Guarantor, as the case may be, enforceable against the

Borrower or each Guarantor, as the case may be, in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

Section 4.04  Financial Statements.  The consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2005, and the consolidated statements of operations, cash flow and changes to stockholders’ equity of the Borrower and its Subsidiaries for the period of two fiscal quarters ended March 31, 2005, are complete and correct and fairly present as at such date the financial condition of the Borrower and its Subsidiaries and the results of their operations for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year-end adjustments), and since March 31, 2005, there has been no material adverse change in the condition (financial or otherwise), business, or operations of the Borrower and its Subsidiaries.  There are no liabilities of the Borrower or any Subsidiary, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since March 31, 2005.  No information, exhibit, or report furnished by the Borrower to any Lender in connection with the negotiation of this Agreement, taken together, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

Section 4.05  Labor Disputes and Acts of God.  Neither the business nor the properties of the Borrower or any Subsidiary or any Guarantor are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operation of the Borrower or such Subsidiary or such Guarantor.

Section 4.06  Other Agreements.  Neither the Borrower nor any Significant Subsidiary nor any Significant Guarantor is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument or subject to any charter, corporate or other restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Borrower or any Significant Subsidiary or any Significant Guarantor, or the ability of the Borrower or any Significant Guarantor to carry out its obligations under the Loan Documents to which it is a party.  Neither the Borrower nor any Significant Subsidiary nor any Significant Guarantor is in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

Section 4.07  Litigation.  Except as disclosed in Schedules 4.07 or 4.14 hereto or reflected in or reserved for in the financial statements referred to in Section 4.04, there is no pending or, to the knowledge of the Borrower or any Guarantor, threatened action or proceeding against or affecting the Borrower or any Significant Subsidiary or any Significant Guarantor before any court, governmental agency, or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of the Borrower or any Significant Subsidiary or any Significant Guarantor or the ability of the Borrower or any Significant Guarantor to perform its obligations under the Loan Documents to which it is a party.

Section 4.08  No Defaults on Outstanding Judgments or Orders.  Except for judgments with respect to which the liability of the Borrower, each Significant Subsidiary and each Significant Guarantor does not exceed $10,000,000 in the aggregate for all such judgments, (a) the Borrower, each Significant Subsidiary and each Significant Guarantor have satisfied all judgments, and (b) neither the Borrower nor any Significant Subsidiary nor any Significant Guarantor is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

Section 4.09  Ownership and Liens.  The Borrower and each Subsidiary and each Guarantor have title to, or valid leasehold interests in, all of their respective properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in Section 4.04 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower or any Subsidiary or any Guarantor and none of their leasehold interests is subject to any Lien, except such as may be permitted pursuant to Section 6.01.

Section 4.10  Subsidiaries and Ownership of Stock.  Set forth in Schedule 4.10 hereto is a complete and accurate list of the Subsidiaries of the Borrower, showing the jurisdiction of incorporation or formation of each and showing the percentage of the Borrower’s ownership of the outstanding stock or partnership interest or membership interest of each Subsidiary.  All of the outstanding capital stock of each such corporate Subsidiary has been validly issued, is fully paid and nonassessable, and is owned by the Borrower free and clear of all Liens.  The limited partnership agreement of each such limited partnership Subsidiary is in full force and effect and has not been amended or modified, except for such amendments or modifications as are delivered to the Agent under Section 3.01(11).  Each of the Guarantors is a Wholly-Owned Subsidiary of the Borrower.

Section 4.11  ERISA.  The Borrower and each Subsidiary and each Guarantor are in compliance in all material respects with all applicable provisions of ERISA.  Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan under circumstances that could subject the Borrower or any Subsidiary to material withdrawal liability; the Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan does not materially exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither the Borrower nor any Commonly Controlled Entity has incurred any material liability to the PBGC under ERISA.

Section 4.12  Operation of Business.  The Borrower, each Subsidiary and each Guarantor possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted and the Borrower and each of its Subsidiaries and each Guarantor are not in violation of any valid rights of others with respect to any of the foregoing where the failure to possess such licenses, permits, franchises, patents, copyrights, trademarks, trade names or rights thereto or the violation of the valid rights of others with respect thereto may, in any one case or in the aggregate, adversely affect in any material respect the financial condition, operations, properties, or business of the Borrower or any Significant Subsidiary or any Significant Guarantor or the ability of the Borrower or any Significant Guarantor to perform its obligation under the Loan Documents to which it is a party.

Section 4.13  Taxes.  All income tax liabilities or income tax obligations of the Borrower, each Subsidiary and each Guarantor have been paid or have been accrued by or reserved for by the Borrower.  The Borrower constitutes the parent of an affiliated group of corporations for purposes of filing a consolidated United States federal income tax return.

Section 4.14  Laws; Environment.  Except as disclosed in Schedule 4.14 hereto, (a) the Borrower, each Subsidiary and each Guarantor have duly complied, and their businesses, operations, assets, equipment, property, leaseholds, or other facilities are in compliance, in all material respects, with the provisions of all federal, state, and local statutes, laws, codes, and ordinances and all rules and regulations promulgated thereunder (including without limitation those relating to the environment, health and safety); (b) the Borrower, each Subsidiary and each Guarantor have been issued and will maintain all required federal, state, and local permits, licenses, certificates, and approvals relating to (1) air emissions; (2) discharges to surface water or groundwater; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or hazardous wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code, or ordinance and all rules and regulations promulgated thereunder as hazardous); or (6) to the extent that failure to maintain the same may, in any one case or in the aggregate, adversely affect in any material respect the financial condition, operations, properties, or business of the Borrower or any Significant Subsidiary or any Significant Guarantor or the ability of the Borrower or any Significant Guarantor to perform its obligations under the Loan Documents to which it is a party, other environmental, health or safety matters; (c) neither the Borrower nor any Subsidiary nor any Guarantor has received notice of, or has actual knowledge of any violations of any federal, state, or local environmental, health, or safety laws, codes or ordinances or any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities, which violation may, in any one case or in the aggregate, adversely affect in any material respect the financial condition, operations, properties, or business of the Borrower or any Significant Subsidiary or any Significant Guarantor or the ability of the Borrower or any Significant Guarantor to perform its obligations under the Loan Documents to which it is a party; (d) except in accordance with a valid governmental permit, license, certificate or approval, there has been no material emission, spill, release, or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any toxic or hazardous substances or hazardous wastes at or from the premises; and accordingly the premises of the Borrower, each Subsidiary and each Guarantor have not been adversely affected, in any material respect, by any toxic or hazardous substances or wastes; (e) there has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity with respect to violations of law or damages by reason of Borrower’s or any Subsidiary’s (1) air emissions; (2) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (3) noise emissions; (4) solid or liquid waste disposal; (5) use, generation, storage, transportation, or disposal of toxic or hazardous substances or hazardous waste; or (6) other environmental, health or safety matters affecting the Borrower, any Subsidiary or any Guarantor or its business, operations, assets, equipment, property, leaseholds, or other facilities; and (f) neither the Borrower nor any Subsidiary nor any Guarantor has any material indebtedness, obligation, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup, or disposal of any solid wastes, hazardous wastes, or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law, or statute regarding such storage, treatment, cleanup, or disposal).

Section 4.15  Investment Company Act.  Neither the Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.16  Public Utility Holding Company Act.  Neither the Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 4.17  OFAC.  Neither Borrower nor any Guarantor is (or will be) a person with whom any Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons.  In addition, Borrower hereby agrees to provide to any Lender with any additional information that such Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

Section 4.18  Accuracy of Information.  The representations and warranties by the Borrower or any Guarantor contained herein or in any other Loan Document or made hereunder or in any other Loan Document and the certificates, schedules, exhibits, reports or other documents provided or to be provided by the Borrower or any Guarantor in connection with the transactions contemplated hereby or thereby (including, without limitation, the negotiation of and compliance with the Loan Documents), when taken together as a whole, do not contain and will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which made, not misleading.

ARTICLE V
AFFIRMATIVE COVENANTS

So long as any Note shall remain unpaid or any Facility Letter of Credit Obligations shall remain outstanding or any Lender shall have any Commitment under this Agreement, the Borrower will (unless otherwise agreed to by the Required Lenders in writing):

Section 5.01  Maintenance of Existence.  Preserve and maintain, and cause each Subsidiary to preserve and maintain (except for a Subsidiary that ceases to maintain its existence solely as a result of an Internal Reorganization), its corporate, limited partnership or limited liability company existence and good standing in the jurisdiction of its incorporation or formation and qualify and remain qualified to transact business in each jurisdiction in which such qualification is required.

Section 5.02  Maintenance of Records.  Keep and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower and its Subsidiaries.

Section 5.03  Maintenance of Properties.  Maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.04  Conduct of Business.  Continue, and cause each Subsidiary to continue (except in the case of a Subsidiary that ceases to engage in business solely as a result of an Internal Reorganization), to engage in a business of the same general type and in the same manner as conducted by it on the date of this Agreement.

Section 5.05  Maintenance of Insurance.  Maintain, and cause each Subsidiary to maintain, insurance with financially sound reputable insurance companies or associations (or, in the case of insurance for construction warranties and builder default protection for buyers of Housing Units from the Borrower or any of its Subsidiaries or UHIC) in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

Section 5.06  Compliance with Laws.  Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, other than any such taxes, assessments and charges being contested by the Borrower in good faith which will not have a material adverse effect on the financial condition of the Borrower; and with respect to the matters disclosed in Schedule 4.14, implement prudent measures to achieve compliance with all relevant laws and regulations within a reasonable time and in accordance with requirements negotiated with applicable regulatory agencies.

Section 5.07  Right of Inspection.  At any reasonable time and from time to time, permit any Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary, and to discuss the affairs, finances, and accounts of the Borrower and any Subsidiary with any of their respective officers and directors and the Borrower’s independent accountants.

Section 5.08  Reporting Requirements.  Furnish to the Agent for delivery to each of the Lenders:

(1)                                  Quarterly financial statements.  As soon as available and in any event within fifty (50) days after the end of each of the first three quarters of each fiscal year of the Borrower, an unaudited condensed consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, unaudited condensed consolidated statements of operations and cash flow of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and unaudited condensed consolidated statements of changes in stockholders’ equity of the Borrower and its Subsidiaries for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower (subject to year-end adjustments); statements in the form of the Borrower’s quarterly 10-Q report to the Securities and Exchange Commission that are consistent with the foregoing requirements shall satisfy such requirements.

(2)                                  Annual financial statements.  As soon as available and in any event within ninety-five (95) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, consolidated statements of operations and cash flow of the Borrower and its Subsidiaries for such fiscal year, and consolidated statements of changes in stockholders’ equity of the Borrower and its Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and accompanied by an opinion thereon acceptable to the Agent by Deloitte & Touche or other independent accountants selected by the Borrower and acceptable to the Agent; statements in the form of the Borrower’s annual 10-K report to the Securities and Exchange Commission that are consistent with the foregoing requirements shall satisfy such requirements.

(3)                                  Financial projections.  On August 15, 2006 and each anniversary thereof, two-year financial projections (including a consolidated income statement, balance sheet and statement of cash flows for the Borrower and its Subsidiaries) broken down by quarters, and as soon as available (but not later than June 15 of each year), a mid-year update of the financial projections for the current year.

(4)                                  Variance analysis.  (a)  Within fifty (50) days of the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a quarterly variance analysis comparing actual quarterly results versus the most recently projected quarterly results for the fiscal quarter most recently ended (including consolidated income statements of the Borrower and its Subsidiaries, an analysis of revenues, closings and operating profits of the Borrower and each Subsidiary on a state by state basis, and such other items as are requested by any of the Lenders), together with a written explanation of material variances.

(b)                                 Within ninety-five (95) days after the end of each fiscal year of the Borrower, a quarterly variance analysis comparing actual quarterly results versus the most recently projected quarterly results for the fiscal year most recently ended (including consolidated income statements of the Borrower and its Subsidiaries accompanied by an opinion thereon acceptable to the Agent by Deloitte & Touche or other independent accountants selected by the Borrower and acceptable to the Agent, an analysis of revenues, closings and operating profits of the Borrower and each Subsidiary on a state by state basis, and such other items as are requested by any of the Lenders), together with a written explanation of material variances.

(5)                                  Management letters.  Promptly upon receipt thereof, copies of any reports submitted to the Borrower or any Subsidiary by independent certified public accountants in connection with examination of the financial statements of the Borrower or any Subsidiary made by such accountants.

(6)                                  Borrowing Base Certificate.  Within thirty-five (35) days after the end of each calendar month (without regard to whether the provisions of Sections 2.01.3 and 7.03 are then applicable), a Borrowing Base Certificate, with respect to the Inventory Valuation Date occurring on the last day of such calendar month.

(7)                                  Compliance certificate.  Within fifty (50) days after the end of each of the first three quarters, and within ninety-five (95) days after the end of each fourth quarter, of each fiscal year of the Borrower, a certificate of the President or chief financial officer of the Borrower certifying (a) the Borrower’s compliance with all financial covenants including, without limitation, those set forth in Section 6.10 and Article VII hereof, which certificate shall set forth in reasonable detail the computation thereof and (b) certifying that to the best of his knowledge no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto.

(8)                                  Land Bank Inventory.  Within fifty (50) days after the end of each of the first three quarters, and within ninety-five (95) days after the end of each fourth quarter, of each fiscal year of the Borrower, a certificate of the President or Chief Operating Officer of the Borrower certifying the Land as at such date, which lists by state of location all Land, delineating Finished Lots, Lots under Development, Entitled Land and estimated undeveloped Lots.

(9)                                  Accountant’s report.  Simultaneously with the delivery of the annual financial statements referred to in Section 5.08(2), a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof.

(10)                            Notice of litigation.  Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary which, if determined adversely to the Borrower or such Subsidiary, would reasonably be expected to result in a judgment against the Borrower or such Subsidiary in excess of $10,000,000 (to the extent not covered by insurance) or would reasonably be expected to have a material adverse effect on the financial condition, properties, or operations of the Borrower or such Subsidiary.

(11)                            Notice of Defaults and Events of Default.  As soon as possible and in any event within ten (10) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto.

(12)                            ERISA reports.  As soon as possible, and in any event within thirty (30) days after the Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to the Borrower or any Commonly Controlled Entity, and promptly but in any event within two (2) Business Days of receipt by the Borrower or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability in excess of $50,000 with respect to the Borrower or any Commonly Controlled Entity, the Borrower will deliver to each Lender a certificate of the chief financial officer of the Borrower setting forth all relevant details and the action which the Borrower proposes to take with respect thereto.

(13)                            Reports to other creditors.  Promptly after the furnishing thereof, copies of any statement, report, document, notice, certificate, and correspondence furnished to any other party pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.08.

(14)                            Proxy statements, etc.  Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, and reports which the Borrower or any Subsidiary sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange.

(15)                            Borrowing Base Certificate Prior to Acquisition.  Not less than ten (10) days prior to the consummation of any Permitted Acquisition (without regard to whether the provisions of Sections 2.01.3 and 7.03 are then applicable), a Borrowing Base Certificate that includes all assets that would have been included in the Borrowing Base had the Permitted Acquisition been consummated as of the last day of the most recent calendar month, provided, however, that such Borrowing Base Certificate shall expressly state that it is delivered in anticipation of, and shall only be effective hereunder (if then applicable) for purposes of Borrowings made at the time of or after, the consummation of such Permitted Acquisition (it being understood that, until the consummation of such Permitted Acquisition, the previously delivered Borrowing Base Certificate shall remain in effect) and shall further expressly state that, before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing.

(16)                            General information.  Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as any Lender may from time to time reasonably request.

Section 5.09  Subsidiary Reporting Requirements.  In the event any of the following statements are prepared with respect to any Subsidiary, then upon written request from any Lender, furnish to the Agent for delivery to each of the Lenders the following with respect to any Subsidiary:

(1)                                  Quarterly financial statements.  An unaudited balance sheet of such Subsidiary as of the end of most recently completed fiscal quarter, statements of operations and cash flow of such Subsidiary for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and statements of changes in stockholders’ equity of such Subsidiary for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of such Subsidiary (subject to year-end adjustments).

(2)                                  Annual financial statements.  A balance sheet of such Subsidiary as of the end of such fiscal year, statements of operations and cash flow of such Subsidiary for such fiscal year, and statements of changes in stockholders’ equity of such Subsidiary for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and as to the consolidated statements accompanied by an opinion thereon acceptable to the Agent by Deloitte & Touche or other independent accountants selected by the Borrower and acceptable to the Agent.

Section 5.10  Environment.  Be and remain, and cause each Subsidiary to be and remain, in compliance with the provisions of all federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder; with respect to matters disclosed in Schedule 4.14, implement prudent measures to achieve compliance with all relevant laws and regulations within a reasonable time and in accordance with requirements negotiated with applicable regulatory agencies; notify the Agent promptly of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party (and the Agent shall notify the Lenders promptly following its receipt of any such notice from the Borrower); notify the Agent promptly of any hazardous discharge from or affecting its premises (and the Agent shall notify the Lenders promptly following its receipt of any such notice from the Borrower); promptly contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit any Lender to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at such Lender’s request, and at the Borrower’s expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to the Required Lenders, and such other and further assurances reasonably satisfactory to the Required Lenders that the condition has been corrected.

Section 5.11  Use of Proceeds.  Use the proceeds of the Loans solely as provided in Section 2.13.

Section 5.12  Ranking of Obligations.  Ensure that at all times its Obligations under the Loan Documents shall be and constitute unconditional general obligations of the Borrower ranking at least pari passu with all its other unsecured Debt.

Section 5.13  Taxes.  Pay and cause each Subsidiary to pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

Section 5.14  Wholly-Owned Status.  Ensure that at all times each of the Guarantors is a Wholly-Owned Subsidiary of the Borrower.

Section 5.15  New Subsidiaries.  Within fifty (50) days after the end of any fiscal quarter of the Borrower during which any Person shall have become a Subsidiary, cause such Subsidiary to execute and deliver to the Agent, for the benefit of the Lenders, a Supplemental Guaranty and an opinion of counsel, certified copies of resolutions, articles of incorporation, incumbency certificates and other documents with respect to such Subsidiary and its Guaranty substantially similar to the documents delivered pursuant to Section 3.01 with respect to the Guarantors, all of which shall be reasonably satisfactory to the Agent in form and substance.  None of the Title Companies nor UHIC nor BMC shall be required to deliver a Guaranty.

ARTICLE VI
NEGATIVE COVENANTS

So long as any Note shall remain unpaid or any Facility Letter of Credit Obligations shall remain outstanding or any Lender shall have any Commitment under this Agreement, the Borrower and each Guarantor will not (unless otherwise agreed to by the Required Lenders in writing):

Section 6.01  Liens.  Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except the following:

(1)                                  Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

(2)                                  Liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, and carriers’ Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than ninety (90) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

(3)                                  Liens under workers’ compensation, unemployment insurance, Social Security, or similar legislation (other than Liens imposed by ERISA);

(4)                                  Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), Capital Leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance, or other similar bonds, or other similar obligations arising in the ordinary course of business;

(5)                                  Judgment and other similar Liens arising in connection with any court proceeding, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(6)                                  Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the Borrower or any Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

(7)                                  Liens securing Secured Debt permitted under Section 6.02.

Section 6.02  Secured Debt.  Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Secured Debt, except for Secured Debt in an aggregate amount outstanding at any one time not exceeding (a) $200,000,000 plus (b) the amount (if any ) of any secured Debt of an entity acquired by Borrower after the Closing Date, provided that (i) such secured Debt was in existence prior to the date of such Acquisition and was not incurred in anticipation thereof and (ii) the Liens securing such Debt do not extend to any other assets other than those theretofore encumbered by such Liens.

Section 6.03  Mergers, Etc.  Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all the assets or the business of any Person, or permit any Subsidiary to do so, except (1) for any Permitted Acquisition, (2) that any Guarantor may merge into or transfer assets to the Borrower as a result of an Internal Reorganization or otherwise and (3) that any Guarantor may merge into or consolidate with or transfer assets to any other Guarantor as a result of an Internal Reorganization or otherwise.

Section 6.04  Leases.  Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except (1) Capital Leases not otherwise prohibited by the terms of this Agreement; (2) leases existing on the date of this Agreement and any extension or renewals thereof; (3) leases between the Borrower and any Subsidiary or between any Subsidiaries; (4) operating leases entered into in the ordinary course of business; and (5) any lease of property having a value of $500,000 or less.

Section 6.05  Sale and Leaseback.  Sell, transfer or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property, except for the sale and leaseback of model homes.

Section 6.06  Sale of Assets.  Sell, lease, assign, transfer, or otherwise dispose of, or permit any Subsidiary to sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of subsidiaries, receivables, and leasehold interests), except (a) for (1) Inventory disposed of in the ordinary course of business; (2) the sale or other disposition of assets no longer used or useful in the conduct of its business; or (3) the sale and leaseback of model homes; (b) that any Guarantor may sell, lease, assign, or otherwise transfer its assets to the Borrower or any other Guarantor in connection with an Internal Reorganization or otherwise; and (c) that the provisions of this Section 6.06 shall not affect or limit the Borrower’s obligations under Section 6.03.

Section 6.07  Investments.  Make, or permit any Subsidiary to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any capital stock, assets (other than assets acquired in the ordinary course of business), obligation, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person including, without limitation, any hostile takeover, hostile tender offer or similar hostile transaction (collectively, “Investments”), except:  (1) a direct obligation of the United States or any agency thereof with maturities of one year or less from the date of acquisition; (2) commercial paper rated at least “A-1” by Standard & Poor’s Corporation or “P-1” by Moody’s Investors Service, Inc.; (3) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank or federal savings bank having capital and surplus in excess of $250,000,000; (4) a direct obligation of any state or municipality within the United States with maturities of one year or less from the date of acquisition and which, at the time of such acquisition, is accorded one of the two highest debt ratings for obligations of such type by Standard & Poor’s or Moody’s; (5) mutual funds investing in assets of the type described in items (1), (2), (3) or (4) above which in any case would be classified as a current asset in accordance with GAAP which are managed by a fund manager of recognized standing in the United States and having capital and surplus of at least $100,000,000 or having at least $250,000,000 under management; (6) stock, obligation, or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary provided such issuance is approved by the board of directors of the issuer thereof; (7) a loan or advance from the Borrower to a Subsidiary, or from a Subsidiary to a Subsidiary, or from a Subsidiary to the Borrower (subject, however, to the limitations set forth below in the case of Investments in Subsidiaries that are not Guarantors); (8) any Permitted Acquisition; (9) an Investment in a Wholly-Owned Subsidiary, which Investment is, or constitutes a part of, an Internal Reorganization (subject, however, to the limitations set forth below in the case of Investments in Subsidiaries that are not Guarantors); (10) Investments in Subsidiaries that are not Guarantors and any Joint Venture (subject, however, to the limitations set forth below); or (11) any other Investment not identified in clauses (1) though (10) above (subject, however, to the limitations set forth below); provided that the aggregate amount of all Investments by the Borrower and its Subsidiaries permitted under clauses (10) and (11) above and the contingent obligations under guaranties permitted under clause (3) of Section 6.08 below does not at any time exceed thirty-five percent (35%) of Consolidated Tangible Net Worth.

Section 6.08  Guaranties, Etc.  Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss), for obligations of any Person, except:  (1) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (2) guaranties of performance obligations in the ordinary course of business; (3) of the Debt or other obligations of any Joint Venture or any Subsidiary that is not a Guarantor, subject to the limitations set forth in clauses (10) and (11) of Section 6.07 above and (4) that the Borrower or any Subsidiary or any Guarantor may, whether as a result of an Internal Reorganization or otherwise, guarantee the Debt of any other Subsidiary (other than any Subsidiary that is not a Guarantor) or Guarantor or the Borrower permitted under this Agreement.

Section 6.09  Transactions With Affiliates.  Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Guarantor’s or any Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Guarantor or any Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate (which exception shall include the payment of insurance premiums to UHIC for the purchase of construction warranties and builder default protection for buyers of Housing Units from the Borrower or any of its Subsidiaries and to the Title Companies for title insurance); provided, however, that the following transactions shall not be prohibited by this Section 6.09:  (i) transactions involving the purchase, sale or exchange of property having a value of $500,000 or less; and (ii) transactions otherwise permitted by this Agreement.

Section 6.10  Housing Inventory.  Permit the number of Speculative Housing Units, as at the end of any fiscal quarter, to exceed the greater of (a) the number of Housing Unit Closings occurring during the period of twelve (12) months ending on the last day of such fiscal quarter, multiplied by thirty percent (30%) or (b) the number of Housing Unit Closings occurring during the period of six (6) months ending on the last day of such fiscal quarter, multiplied by seventy percent (70%).

Section 6.11  Amendment or Modification of Senior Indentures.  Amend or modify, or permit any amendment or modification of, any of the Senior Indentures (other than those provided for in clauses (i), (ii), (iii), (v) or (vi) of Section 10.01(a) of such Senior Indentures, as such exist on the date hereof).

Section 6.12  Non-Guarantors.  Permit UHIC to engage in any business other than the issuance of construction warranties and builder default protection for buyers of Housing Units from the Borrower or any of its Subsidiaries or permit any of the Title Companies to engage in any business other than title insurance or permit BMC to engage in any business other than mortgage banking.

Section 6.13  Negative Pledges.  Directly or indirectly enter into any agreement (other than this Agreement, the Senior Indentures and any other similar loan and credit agreements and indentures that may hereafter be entered into by the Borrower and that evidence Borrowing Base Debt) with any Person that prohibits or restricts or limits the ability of the Borrower or any Guarantor to create, incur, pledge or suffer to exist any Lien upon any assets of the Borrower or any Guarantor (except that agreements creating or securing Secured Debt permitted under Section 6.02 may prohibit, restrict or limit other Liens on those assets encumbered by the Liens securing such Secured Debt).

ARTICLE VII
FINANCIAL COVENANTS

So long as any Note shall remain unpaid or any Facility Letter of Credit shall remain outstanding or any Lender shall have any Commitment under this Agreement (unless otherwise agreed to by the Required Lenders in writing):

Section 7.01  Minimum Consolidated Tangible Net Worth.  The Borrower will maintain at all times a Consolidated Tangible Net Worth of not less than the sum (the “Minimum Consolidated Tangible Net Worth”) of (i) $862,000,000, (ii) an amount equal to fifty percent (50%) of the cumulative Net Income of the Borrower earned after March 31, 2005 (excluding any quarter in which there is a loss), and (iii) fifty percent (50%) of the net proceeds received after March 31, 2005 by the Borrower or any Subsidiary from the sale or issuance of any of its Common Equity.  Notwithstanding the foregoing, in the event that the Borrower shall at any time consummate an Acquisition for a purchase price or other consideration equaling or exceeding $100,000,000, the Minimum Consolidated Tangible Net Worth shall be increased to the sum of (i) 80% of the Borrower’s Consolidated Tangible Net Worth immediately following the closing of such Acquisition, (ii) an amount equal to 50% of the cumulative Net Income of the Borrower earned after the closing of such Acquisition (excluding any quarter in which there is a loss) and (iii) 50% of the net proceeds received after the closing of such Acquisition by the Borrower or any Subsidiary for the sale or issuance of its Common Equity.

Section 7.02  Leverage Ratio.  The Borrower will not permit the Leverage Ratio to exceed (a) 2.25 to 1.00 at any time that the Borrower maintains an Interest Coverage Ratio of at least 2.5 to 1.0 or (b) 2.0 to 1.0 at any other time.

Section 7.03  Borrowing Base Debt.  At any time at which the senior unsecured long-term debt of the Borrower does not have a rating of BBB- or higher from S&P or Baa3 or higher from Moody’s, the Borrower will not permit the outstanding amount of the Borrowing Base Debt to exceed the Borrowing Base.

Section 7.04  Interest Coverage Ratio.  The Borrower shall maintain an Interest Coverage Ratio of not less than 2.0 to 1.0, which ratio shall be determined as of the last day of each fiscal quarter for the four-quarter period ending on such day.

Section 7.05  Land Inventory.  The Borrower shall not permit the ratio of (i) Adjusted Land Value to (ii) the sum of (a) Consolidated Tangible Net Worth plus (b) fifty percent (50%) of Consolidated Subordinated Debt to exceed 1.0 to 1.0.

ARTICLE VIII
EVENTS OF DEFAULT

Section 8.01  Events of Default.  If any of the following events shall occur:

(1)                                  The Borrower shall fail to pay (a) the principal of any Note, or any amount of a commitment or other fee, as and when due and payable or (b) interest on any Note or any amount of any commitment fee or other fee within five (5) Business Days after the same is due and payable;

(2)                                  Any representation or warranty made or deemed made by the Borrower or by any Guarantor in any Loan Document or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made;

(3)                                  The Borrower or any Guarantor shall fail to perform or observe any term, covenant, or agreement contained in Articles V, VI or VII hereof, and such failure shall continue for a period of thirty (30) consecutive days;

(4)                                  The Borrower or any Significant Subsidiary or any Significant Guarantor shall (a) fail to pay (within the applicable cure period, if any) any amount in respect of indebtedness for borrowed money equal to or in excess of $5,000,000 in the aggregate (other than the Notes) of the Borrower or such Significant Subsidiary or such Significant Guarantor, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (b) fail to perform or observe any term, covenant, or condition on its part to be performed or observed (within the applicable cure period, if any) under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or permit the acceleration of after the giving of notice or passage of time, or both, the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness; or (c) any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), repurchased (or an offer to repurchase to be made) or redeemed prior to the stated maturity thereof;

(5)                                  The Borrower or any Significant Subsidiary or any Significant Guarantor (a) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made and which remains undismissed for a period of forty (40) days or more; or (e) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of forty (40) days or more;

(6)                                  One or more judgments, decrees, or orders for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against the Borrower and/or any Subsidiary and/or any Guarantor, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of twenty (20) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

(7)                                  Any Guaranty hereunder shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Guarantor or the Guarantor shall deny it has any further liability or obligation under, or shall fail to perform its obligations under, the Guaranty (except to the extent that the foregoing occurs solely by reason of the liquidation or dissolution of a Guarantor as a result of an Internal Reorganization);

(8)                                  Any Change of Control of the Borrower or any Subsidiary or any Guarantor shall occur;

(9)                                  Any of the following events shall occur or exist with respect to the Borrower, any Subsidiary or any Commonly Controlled Entity under ERISA: any Reportable Event shall occur; complete or partial withdrawal from any Multiemployer Plan shall take place; any Prohibited Transaction shall occur; a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated; or circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings; and in each case above, such event or condition, together with all other events or conditions described in this Section 8.01(9), if any, could subject the Borrower or any Significant Guarantor or Significant Subsidiary to any tax, penalty, or other liability which in the aggregate may exceed $1,000,000;

(10)                            If any federal, state, or local agency asserts a material claim against the Borrower or any Significant Guarantor or Significant Subsidiary and/or its assets, equipment, property, leaseholds, or other facilities for damages or cleanup costs relating to a hazardous discharge or an environmental complaint; provided, however, that such claim shall not constitute a default if, within fifteen (15) days of the occurrence giving rise to the claim, (a) the Borrower can prove to the reasonable satisfaction of the Required Lenders that the Borrower has commenced and is diligently pursuing either: (i) a cure or correction of the event which constitutes the basis for the claim, and continues diligently to pursue such cure or correction, it being hereby acknowledged by the Lenders that (with respect to the matters disclosed in Schedule 4.14) the Borrower’s compliance with the covenants contained in Sections 5.06 and 5.10 shall satisfy the requirements of this clause (i), or (ii) proceedings for an injunction, a restraining order or other appropriate emergent relief preventing such agency or agencies from asserting such claim, which relief is granted within thirty (30) days of the occurrence giving rise to the claim and the injunction, order, or emergent relief is not thereafter resolved or reversed on appeal or (iii) the defense against the claim through action in a court or agency exercising jurisdiction over the claim; and (b) in any of the foregoing events (except for the matters disclosed in Schedule 4.14, as to which no security is required), the Borrower has posted a bond, letter of credit, or other security satisfactory in form, substance, and amount to the Required Lenders and the agency or entity asserting the claim to secure the correction of the event which constitutes the basis for the claim in accordance with applicable laws;

then the following provisions shall apply:

(i)                                     if any Event of Default described in Section 8.01(5) occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the Issuers to issue Facility Letters of Credit shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, any Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Agent an amount in immediately available funds, which funds shall be held in the Facility Letter of Credit Collateral Account, equal to the difference of (x) the amount of Facility Letter of Credit Obligations at such time, less (y) the amount on deposit in the Facility Letter of Credit Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”).  If any other Event of Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the Issuers to issue Facility Letters of Credit, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility Letter of Credit Collateral Account.

(ii)                                  If at any time while any Event of Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility Letter of Credit Collateral Account.

(iii)          The Agent may, at any time or from time to time after funds are deposited in the Facility Letter of Credit Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the Issuer under the Loan Documents.

(iv)          At any time while any Event of Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility Letter of Credit Collateral Account.  After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility Letter of Credit Collateral Account shall be returned by the Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

(v)           If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the Issuer to issue Facility Letters of Credit hereunder as a result of any Event of Default (other than any Event of Default as described in Section 8.01(5) with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

Section 8.02    Set Off.  Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any Note or Notes held by such Lender or any other Loan Document, irrespective of whether or not the Agent or such Lender shall have made any demand under this Agreement or any Note or Notes held by such Lender or such other Loan Document and although such obligations may be unmatured.  Each Lender agrees promptly to notify the Borrower (with a copy to the Agent) after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section 8.02 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which each Lender may have.

ARTICLE IX
INTENTIONALLY OMITTED

ARTICLE X
AGENCY PROVISIONS

Section 10.01    Authorization and Action.  Each Lender hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  The duties of the Agent shall be mechanical and administrative in nature and the Agent shall not by reason of this Agreement be a trustee or fiduciary for any Lender.  The Agent shall have no duties or responsibilities except those expressly set forth herein.  As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to act or to refrain from acting except upon the instructions of the Required Lenders or, to the extent required under Section 11.01, all Lenders (and shall be fully protected in so acting or so refraining from acting), and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.  The Agent shall administer the Loan in the same manner that it would administer a comparable loan held 100% for its own account.

Section 10.02    Liability of Agent.  Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken by it or them in good faith under or in connection with this Agreement in the absence of its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, the Agent (1) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (2) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (3) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement; (4) shall not have any duty to ascertain or to inquire as to the performance or observance of any terms, covenants, or conditions of this Agreement on the part of the Borrower (other than the payment of principal, interest and fees due hereunder), or to inspect the property (including the books and records) of the Borrower; (5) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; and (6) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be sent by telegram, telefax, or facsimile transmission) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

Section 10.03    Rights of Agent as a Lender.  With respect to its Commitment, the Loans made by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Agent in its individual capacity.  The Agent, each Lender and each of their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any Subsidiary, all as if the Agent were not the Agent and without any duty to account therefor to the other Lenders.

Section 10.04    Independent Credit Decisions.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  The Agent shall promptly provide the Lenders with copies of all notices of default and other formal notices sent or received in accordance with Section 11.02, any written notice relating to changes in the Borrower’s debt ratings that affect the Senior Debt Rating received from the Borrower or a ratings agency, any documents received by the Agent pursuant to Section 5.08 (except to the extent that the Borrower has furnished the same directly to the Lenders) and any other documents or notices received by the Agent with respect to this Agreement and requested in writing by any Lender.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries (or any of their Affiliates) which may come into possession of the Agent or any of its Affiliates.

Section 10.05    Indemnification.  The Lenders severally agree to indemnify the Agent in its capacity as Agent and not as a Lender (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the proportion of their Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Lender shall be liable for any portion of any of the foregoing (i) resulting from the Agent’s gross negligence or willful misconduct, (ii) on account of a strictly internal or regulatory matter relating to the Agent (such as relating to legal lending limit violation by the Agent), or (iii) in connection with a breach of an agreement made by the Agent to a Lender under this Agreement.  Without limitation of the foregoing, each Lender severally agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its Pro Rata Share of any reasonable out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement; provided, however, that no Lender shall be required to reimburse the Agent for any such expenses incurred (i) resulting from the Agent’s gross negligence or willful misconduct, (ii) on account of a strictly internal or regulatory matter relating to the Agent (such as relating to legal lending limit violation by the Agent), or (iii) in connection with a breach of an agreement made by the Agent to a Lender under this Agreement.

Section 10.06    Successor Agent.  (a)  The Agent may resign at any time by giving at least sixty (60) days’ prior written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent, subject to Section 10.06(b).  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank or federal savings bank organized under the laws of the United States of America or of any State thereof, subject to Section 10.06(b).  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

(b)        The appointment of any successor Agent that is not a Lender shall, as long as no Event of Default shall have occurred and be continuing, be subject to the prior written approval of the Borrower, which approval shall not be unreasonably withheld or delayed.

Section 10.07    Sharing of Payments, Etc.  If any Lender shall obtain any payments (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Note or Notes held by it in excess of its Pro Rata Share of payments on account of the Notes obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in the Notes held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each applicable Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (1) the amount of such Lender’s required repayment to (2) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 10.07 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 10.08    Withholding Tax Matters.  Each Lender which is a Non-United States Person agrees to execute and deliver to the Agent for delivery to the Borrower, before the first scheduled payment date in each year (and, in the case of a Lender that becomes a Lender hereunder by assignment, before the first scheduled payment date following such assignment), two duly completed copies of United States Internal Revenue Service Forms W-8BEN or W-8ECI, or any successor forms, as appropriate, properly completed and certifying that such Lender is entitled to receive payments under this Agreement without withholding or deduction of United States federal taxes.  Each Lender which is a Non-United States Person represents and warrants to the Borrower and to the Agent that, at the date of this Agreement, (i) its Lending Offices are entitled to receive payments of principal, interest, and fees hereunder without deduction or withholding for or on account of any taxes imposed by the United States or any political subdivision thereof and (ii) it is permitted to take the actions described in the preceding sentence under the laws and any applicable double taxation treaties of the jurisdictions specified in the preceding sentence.  Each Lender which is a Non-United States Person further agrees that, to the extent any form claiming complete or partial exemption from withholding and deduction of United States federal taxes delivered under this Section 10.08 is found to be incomplete or incorrect in any material respect, such Lender shall execute and deliver to the Agent a complete and correct replacement form.

Section 10.09    Syndication Agents, Documentation Agents, Managing Agents or Co-Agents.  None of the Lenders identified in this Agreement as a “Syndication Agent,” “Documentation Agent,” “Managing Agent” or “Co-Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgements with respect to such Lenders as it makes with respect to the Agent in Section 10.04.

ARTICLE XI
MISCELLANEOUS

Section 11.01    Amendments, Etc.  No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall (a) unless in writing and signed by the Borrower and all of the Lenders do, or have the effect of doing, any of the following:  (1) increase the Commitments of the Lenders (except for increases in the Aggregate Commitment in accordance with Section 2.02.2; provided that no such increase shall result in the Aggregate Commitment exceeding $1,000,000,000) or subject the Lenders to any additional obligations; (2) reduce the principal of, or interest on, the Notes or any fees (other than the Agent’s fees) hereunder; (3) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees (other than the Agent’s fees) hereunder; (4) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the number of Lenders which shall be required for the Lenders or any of them to take action hereunder (including, without limitation, any change in the percentage of Lenders required to extend the Termination Date under the provisions of Section 2.19; (5) release any Significant Guarantor or (except as otherwise provided in Section 8.01) release any sums held in the Facility Letter of Credit Collateral Account; or (6) amend, modify or waive any provision of the Guaranty, this Section 11.01 or clause (i) of Section 12.01; (b) unless in writing and signed by the Agent in addition to the Lenders required herein to take such action, affect the rights or duties of the Agent under any of the Loan Documents; (c) unless in writing and signed by the Swing Line Lender and the Required Lenders, affect any provisions of this Agreement that relate to the Swing Line Loans or otherwise affect the rights or duties of the Swing Line Lender; or (d) unless in writing and signed by the Issuers and the Required Lenders, affect any of the provisions of this Agreement that relate to the Facility Letters of Credit or otherwise affect the rights or duties of any Issuer.

Section 11.02    Notices, Etc.  All notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower is a party shall be in writing (including facsimile transmissions) and mailed or transmitted or hand delivered, if to the Borrower or the Agent at its respective address set forth on the signature pages hereof; or, if to a

Lender, at its address set forth in its Administrative Questionnaire, or, as to each party, at such other address as shall be designated by such party in a written notice to all other parties complying as to delivery with the terms of this Section 11.02. Except as is otherwise provided in this Agreement, all such notices and communications shall be effective when deposited in the mail, or transmitted, answerback received, or hand delivered, respectively, addressed as aforesaid, except that notices to the Agent pursuant to the provisions of Article II shall not be effective until received by the Agent or, in the case of Section 2.22, the Swing Line Lender.

Section 11.03    No Waiver.  No failure or delay on the part of any Lender or the Agent or the Issuer in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The making of a Loan or issuance, amendment or extension of a Facility Letter of Credit notwithstanding the existence of a Default or Event of Default shall not constitute any waiver or acquiescence of such Default or Event of Default, and the making of any Loan or issuance, amendment or extension of a Facility Letter of Credit notwithstanding any failure or inability to satisfy the conditions precedent to such Loan or issuance, amendment or extension of a Facility Letter of Credit shall not constitute any waiver or acquiescence with respect to such conditions precedent with respect to any subsequent Loans or subsequent issuance, amendment or extension of a Facility Letter of Credit.  The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law, in equity or otherwise.

Section 11.04    Costs, Expenses, and Taxes.  (a) The Borrower agrees to reimburse the Agent for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification and administration of the Loan Documents.  The Borrower also agrees to reimburse the Agent, the Lenders and the Issuers for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, the Lenders and the Issuers which attorneys may be employees of the Agent, the Lenders and the Issuers) paid or incurred by the Agent, the Arranger, any Lender or Issuer in connection with the collection of the Obligations and enforcement of the Loan Documents, including during any workout or restructuring in respect of the Loan Documents.

(b)        The Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold the Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failing to pay such taxes and fees.

(c)        All payments by the Borrower to or for the account of any Lender, Issuer or the Agent hereunder or under any Note or Reimbursement Agreement shall be made free and clear of and without deduction for any and all Taxes.  If the Borrower shall be required by law to deduct any Taxes from or in respect of any such payable hereunder to any Lender, Issuer or the

Agent, upon notice from the Agent to the Borrower (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this paragraph) such Lender, Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(d)        This Section 11.04 shall survive termination of this Agreement.

Section 11.05    Integration.  This Agreement (including the Borrower’s obligation to pay the fees as provided in Section 2.09(c) and the Fee Letter referred to therein) and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

Section 11.06    Indemnity.  The Borrower hereby agrees to defend, indemnify, and hold each Lender harmless from and against all claims, damages, judgments, penalties, costs, and expenses (including reasonable attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower and its Subsidiaries, its predecessors in interest, or third parties with whom it has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other person.  This indemnity shall survive termination of this Agreement.

Section 11.07    CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

Section 11.08    Severability of Provisions.  Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.09    Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

Section 11.10    Headings.  Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

Section 11.11    CONSENT TO JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

Section 11.12    WAIVER OF JURY TRIAL.  THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

Section 11.13    Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 11.14    No Fiduciary Duty.  The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender.  Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower.  Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 11.15    Confidentiality.  Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to that Lender, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which that Lender is a party, and (vi) subject to an agreement containing provisions substantially the same as this Section 11.15, to (A) any actual or prospective assignee or Participant under this Agreement, (B) any actual or prospective counterparty to any swap or derivative transaction relating to the Borrower and its obligations and (C) legal counsel, accountants and other professional advisors to a Person described in clause (A) or (B) above.

Section 11.16    USA Patriot Act Notification.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 11.17    Register.  The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and Facility Letter of Credit Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent, the Issuers and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 12.01    Successors and Assigns.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuer that issues any Facility Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under the other Loan Documents without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder or under the other Loan Documents except in accordance with this Article XII.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuer that issues any Facility Letter of Credit) and Participants (to the extent provided in Section 12.03)) any legal or equitable right, remedy or claim under or by reason hereof.

Section 12.02    Assignments.

(a)        Subject to the conditions set forth in Section 12.02(b), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that the written consents (which consents shall not be unreasonably withheld or delayed) of the Agent and (unless an Event of Default has occurred and is continuing) the Borrower shall be required prior to an assignment becoming effective with respect to an assignee which, prior to such assignment, is not a Lender, an Affiliate of a Lender or an Approved Fund.

(b)        Assignments shall be subject to the following additional conditions:

(i)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(ii)           the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption (“Assignment and Assumption”) in substantially the form of Exhibit G hereto, together with a processing and recordation fee of $3,500; and

(iii)          the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(c)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.02(b)(ii) and any written consent to such assignment required by Section 12.02(a), the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(a), 2.22(d), 2.23.6(b) or 10.05, the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

Section 12.03    Participations.  Any Lender may, without the consent of the Borrower, the Agent, the Issuer or the Swing Line Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, (iv) all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold participating interests and (v) the Borrower, the Agent, the Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) forgives principal, interest or fees (other than Agent’s fees) or reduces the interest rate (other than Agent’s fees), (ii) postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees (other than Agent’s fees) or (iii) releases any Significant Guarantor.

Section 12.04    Pledge to Federal Reserve Bank.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, and this Article shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written.

BEAZER HOMES USA, INC.

By:	/s/Cory J. Boydston
Cory J. Boydston, Senior Vice President
& Treasurer

Address for Notices

1000 Abernathy Road
Suite 1200
Atlanta, Georgia 30328
Attention: President
Tel: (770) 829-3700
Fax: (770) 481-0431

JPMORGAN CHASE BANK, N.A.

By:	/s/ Michael P. O’Keefe
Name:	Michael P. O’Keefe
Title:	Associate

Addresses for Notices

JPMorgan Chase Bank, N.A.
131 South Dearborn Street
Mail Suite IL1 0135
Chicago, Illinois 60670
Attn: Michael P. O’Keefe
Telephone: (312) 325-3161
Telecopy: (312) 325-3122

SIGNATURE PAGE TO BEAZER HOMES USA, INC. CREDIT AGREEMENT

BNP PARIBAS

By:	/s/ Shayn March
Name: Shayn March
Title: Director

By:	/s/Angela B. Arnold
Name: Angela B. Arnold
Title: Vice President

GUARANTY BANK

By:	/s/ Douglas A. Dixon
Name: Douglas A. Dixon
Title: Senior Vice President

WACHOVIA BANK, NATIONAL
ASSOCIATION

By:	/s/ Timothy S. Blake
Name: Timothy S. Blake
Title: Vice President

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/David Apps
Name: David Apps
Title: Senior Vice President

CITICORP NORTH AMERICA, INC.

By:	/s/Suzanne Crymes
Name: Suzanne Crymes
Title: Vice President

SUNTRUST BANK

By:	/s/Gregory T. Horstman
Name: Gregory T. Horstman
Title: Senior Vice President

WASHINGTON MUTUAL BANK, FA

By:	/s/Anne D. Brehony
Name: Anne D. Brehony
Title: Vice President

COMERICA BANK

:	By:	/s/James Graycheck
Name: James Graycheck
Title: Assistant Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/Douglas G. Paul
Name: Douglas G. Paul
Title: Senior Vice President

UBS LOAN FINANCE LLC

By:	/s/Marie A. Haddad
Name: Marie A. Haddad
Title: Associate Director Banking Products Services, US

By:	/s/Doris Meca
Name: Doris Meca
Title: Associate Director Banking Products Services, US

AMSOUTH BANK

By:	/s/Ronny Hudspeth
Name: Ronny Hudspeth
Title: Sr. Vice President

BANKUNITED, FSB

By:	/s/Robert Lopez
Name: Robert Lopez
Title: Senior Vice President

CITY NATIONAL BANK

By:	/s/ Mary Bowman
Name: Mary Bowman
Title: Senior Vice President

COMPASS BANK

By:	/s/Rakesh Patel
Name: Rakesh Patel
Title: Assistant Vice President

DEUTSCHE BANK TRUST COMPANY
AMERICAS

By:	/s/Scottye Lindsey
Name: Scottye Lindsey
Title: Director

By:	/s/Marguerite Sutton
Name: Marguerite Sutton
Title: Director

FIFTH THIRD BANK, a Michigan banking
corporation

By:	/s/Jeffrey K. Lockhart
Name: Jeffrey K. Lockhart
Title: V.P.

REGIONS BANK

By:	/s/Carol S. Geraghty
Name: Carol S. Geraghty
Title: Vice President

UNION BANK OF CALIFORNIA

By:	/s/Jack Kissane
Name: Jack Kissane
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/Brian M. Walsh
Name: Brian M. Walsh
Title: Senior Vice President

Schedule I

COMMITMENT SCHEDULE

Lender	Commitment

JPMorgan Chase Bank, N.A.	$57,500,000.00
BNP Paribas	$57,500,000.00
Guaranty Bank	$57,500,000.00
Wachovia Bank, National Association	$57,500,000.00
The Royal Bank of Scotland plc	$57,500,000.00
Citicorp North America, Inc.	$42,500,000.00
SunTrust Bank	$42,500,000.00
Washington Mutual Bank, FA	$42,500,000.00
Comerica Bank	$40,000,000.00
PNC Bank, National Association	$35,000,000.00
UBS Loan Finance LLC	$35,000,000.00
AmSouth Bank	$25,000,000.00
BankUnited, FSB	$25,000,000.00
City National Bank	$25,000,000.00
Compass Bank	$25,000,000.00
Deutsche Bank Trust Company Americas	$25,000,000.00
Fifth Third Bank, a Michigan banking corporation	$25,000,000.00
Regions Bank	$25,000,000.00
Union Bank of California	$25,000,000.00
U.S. Bank National Association	$25,000,000.00
Total	$750,000,000.00

1

Schedule II

EXISTING LETTERS OF CREDIT

BEAZER HOMES USA INC.

Telex: ITT 4330253 FNBCUI Swift Address: FNBCUS44

JPMorgan PLAZA
Chicago, Illinois 60670-0236
Attn: Standby Letters of Credit

Beazer Homes USA Inc
Attn: Asli Reinsch	<areinsch@beazer.com>
Fax: 404 847 4901
Phone:770 829 3703
REFERENCE: BEAZER HOMES USA INC 750MM DTD 05/28/04

Quarterly Letter of Credit Activity

Bank One, N.A.

		Expiration
L/C Nos	Outstandings	Date	Comments	Purpose*	From	To date	Nos of Days

STL00330160	$2,639,000.00	04/15/06		INS	07/01/05	08/22/05	52

SLT00330199	$50,000.00	10/18/05		INS	07/01/05	08/22/05	52

SLT00330231	$150,000.00	01/31/06		INS	07/01/05	08/22/05	52

SLT00330253	$9,458,747.00	03/02/06		INS	07/01/05	08/22/05	52

SLT00322535	$68,000.00	07/21/06		Perf	07/01/05	08/22/05	52

SLT00325085	$92,640.09	04/23/06		Perf	07/01/05	08/22/05	52

SLT00325168	$228,245.00	05/21/06		Perf	07/01/05	08/22/05	52

SLT00325230	$186,000.00	06/20/06		Perf	07/01/05	08/22/05	52

SLT00325731	$11,287.50	10/15/05		Perf	07/01/05	08/22/05	52

SLT750166	$44,735.00	09/12/05		Fina	07/01/05	08/22/05	52

SLT750203	$3,000.00	12/06/05		Fina	07/01/05	08/22/05	52

SLT750204	$3,000.00	12/06/05		Fina	07/01/05	08/22/05	52

SLT750206	$3,000.00	01/20/06		Fina	07/01/05	08/22/05	52

SLT750207	$3,000.00	03/12/06		Fina	07/01/05	08/22/05	52

				Issuance	Issuance	Amend
L/C Nos	Rate	Basis	Commission	Rate	Fee	Fee	Total

STL00330160	1.375%	360	$5,241.35	0.125%	$476.49		$5,717.83

SLT00330199	1.375%	360	$99.31	0.125%	$9.03		$108.33

SLT00330231	1.375%	360	$297.92	0.125%	$27.08		$325.00

SLT00330253	1.375%	360	$18,786.12	0.125%	$1,707.83		$20,493.95

SLT00322535	1.375%	360	$135.06	0.125%	$12.28		$147.33

SLT00325085	1.375%	360	$183.99	0.125%	$16.73		$200.72

SLT00325168	1.375%	360	$453.32	0.125%	$41.21		$494.53

SLT00325230	1.375%	360	$369.42	0.125%	$33.58		$403.00

SLT00325731	1.375%	360	$22.42	0.125%	$2.04		$24.46

SLT750166	1.375%	360	$88.85	0.125%	$8.08		$96.93

SLT750203	1.375%	360	$5.96	0.125%	$0.54		$6.50

SLT750204	1.375%	360	$5.96	0.125%	$0.54		$6.50

SLT750206	1.375%	360	$5.96	0.125%	$0.54		$6.50

SLT750207	1.375%	360	$5.96	0.125%	$0.54		$6.50

1

		Expiration
L/C Nos	Outstandings	Date	Comments	Purpose*	From	To date	Nos of Days

SLT750210	$84,525.00	12/15/05		Fina	07/01/05	08/22/05	52

SLT750216	$71,050.00	07/03/06		Fina	07/01/05	08/22/05	52

SLT750217	$36,267.00	07/03/06		Fina	07/01/05	08/22/05	52

SLT750219	$19,488.00	03/22/06		Fina	07/01/05	08/22/05	52

SLT750220	$130,080.00	02/26/06		Perf	07/01/05	08/22/05	52

SLT750221	$41,955.00	02/26/06		Perf	07/01/05	08/22/05	52

SLT750259	$642,615.00	09/20/06		Perf	07/01/05	08/22/05	52

SLT750302	$219,000.00	05/24/06		Fina	07/01/05	08/22/05	52

SLT750334	$36,603.00	05/31/06	Cancelled	Perf	07/01/05	08/16/05	46
	$0.00

SLT750371	$101,000.00	07/01/06		Perf	07/01/05	08/22/05	52

SLT750428	$160,991.00	01/15/06		Perf	07/01/05	08/22/05	52

SLT750441	$12,060.00	07/11/05	Expired	Perf	07/01/05	07/11/05	10
	$0.00

SLT750452	$12,170.00	07/31/05	Expired	Perf	07/01/05	07/31/05	30
	$0.00

SLT750499	$582,338.67	07/29/05	Expired	Perf	07/01/05	07/29/05	28
	$0.00

SLT750538	$169,604.00	10/15/05		Perf	07/01/05	08/22/05	52

SLT750643	$405,000.00	09/13/05		Perf	07/01/05	08/22/05	52

SLT750828	$90,000.00	05/15/06		Perf	07/01/05	08/22/05	52

SLT750893	$123,000.00	12/01/05		Fin	07/01/05	08/22/05	52

SLT750894	$559,028.00	11/30/05	$(5,437.50)	Perf	07/01/05	07/22/05	21
	$553,590.50				07/22/05	08/22/05	31

				Issuance	Issuance	Amend
L/C Nos	Rate	Basis	Commission	Rate	Fee	Fee	Total

SLT750210	1.375%	360	$167.88	0.125%	$15.26		$183.14

SLT750216	1.375%	360	$141.11	0.125%	$12.83		$153.94

SLT750217	1.375%	360	$72.03	0.125%	$6.55		$78.58

SLT750219	1.375%	360	$38.71	0.125%	$3.52		$42.22

SLT750220	1.375%	360	$258.35	0.125%	$23.49		$281.84

SLT750221	1.375%	360	$83.33	0.125%	$7.58		$90.90

SLT750259	1.375%	360	$1,276.30	0.125%	$116.03		$1,392.33

SLT750302	1.375%	360	$434.96	0.125%	$39.54		$474.50

SLT750334	1.375%	360	$64.31	0.125%	$5.85		$70.16

SLT750371	1.375%	360	$200.60	0.125%	$18.24		$218.83

SLT750428	1.375%	360	$319.75	0.125%	$29.07		$348.81

SLT750441	1.375%	360	$4.61	0.125%	$0.42		$5.03

SLT750452	1.375%	360	$13.94	0.125%	$1.27		$15.21

SLT750499	1.375%	360	$622.78	0.125%	$56.62		$679.40

SLT750538	1.375%	360	$336.85	0.125%	$30.62		$367.48

SLT750643	1.375%	360	$804.38	0.125%	$73.13		$877.50

SLT750828	1.375%	360	$178.75	0.125%	$16.25		$195.00

SLT750893	1.375%	360	$244.29	0.125%	$22.21		$266.50

SLT750894	1.375%	360	$448.39	0.125%	$40.76		$489.15
	1.375%	360	$655.47	0.125%	$59.59		$715.05

2

		Expiration
L/C Nos	Outstandings	Date	Comments	Purpose*	From	To date	Nos of Days

SLT750988	$100,000.00	08/01/06		Perf	07/01/05	08/22/05	52

SLT751022	$575,000.00	01/30/06		Fina	07/01/05	08/22/05	52

SLT751024	$50,000.00	01/29/06		Fina	07/01/05	08/22/05	52

SLT751040	$88,658.78	02/05/06		Perf	07/01/05	08/22/05	52

SLT751039	$94,482.71	02/05/06		Perf	07/01/05	08/22/05	52

SLT751059	$87,020.00	02/13/06		Fina	07/01/05	08/22/05	52

SLT751102	$13,993.00	03/30/06		Perf	07/01/05	08/22/05	52

SLT751105	$100,000.00	03/06/06		Perf	07/01/05	08/22/05	52

SLT751162	$359,695.00	04/04/06		Fina	07/01/05	08/22/05	52

SLT751165	$275,400.00	02/20/06		Perf	07/01/05	08/22/05	52

SLT751196	$100,000.00	05/09/06	Cancelled	Fina	07/01/05	07/07/05	6
	$0.00

SLT751309	$145,192.00	06/27/06		Fina	07/01/05	08/22/05	52

SLT751337	$136,928.00	07/15/05	Expired	Fina	07/01/05	07/15/05	14
	$0.00

SLT326600	$93,680.65	07/01/06		Fina	07/01/05	08/22/05	52

SLT751345	$25,000.00	01/24/06		Fina	07/01/05	08/22/05	52

SLT751404	$125,000.00	07/31/06		Fina*	07/01/05	08/22/05	52

SLT751405	$400,000.00	07/31/06		Perf*	07/01/05	08/22/05	52

SLT751407	$125,000.00	07/31/06		Fina*	07/01/05	08/22/05	52

SLT751414	$1,400,000.00	08/11/06		Fina	07/01/05	08/22/05	52

SLT751653	$8,783.80	10/30/05	Cancelled	Fina	07/01/05	08/04/05	34
	$0.00

				Issuance	Issuance	Amend
L/C Nos	Rate	Basis	Commission	Rate	Fee	Fee	Total

SLT750988	1.375%	360	$198.61	0.125%	$18.06		$216.67

SLT751022	1.375%	360	$1,142.01	0.125%	$103.82		$1,245.83

SLT751024	1.375%	360	$99.31	0.125%	$9.03		$108.33

SLT751040	1.375%	360	$176.09	0.125%	$16.01		$192.09

SLT751039	1.375%	360	$187.65	0.125%	$17.06		$204.71

SLT751059	1.375%	360	$172.83	0.125%	$15.71		$188.54

SLT751102	1.375%	360	$27.79	0.125%	$2.53		$30.32

SLT751105	1.375%	360	$198.61	0.125%	$18.06		$216.67

SLT751162	1.375%	360	$714.39	0.125%	$64.94		$779.34

SLT751165	1.375%	360	$546.98	0.125%	$49.73		$596.70

SLT751196	1.375%	360	$22.92	0.125%	$2.08		$25.00

SLT751309	1.375%	360	$288.37	0.125%	$26.22		$314.58

SLT751337	1.375%	360	$73.22	0.125%	$6.66		$79.87

SLT326600	1.375%	360	$186.06	0.125%	$16.91		$202.97

SLT751345	1.375%	360	$49.65	0.125%	$4.51		$54.17

SLT751404	1.375%	360	$248.26	0.125%	$22.57		$270.83

SLT751405	1.375%	360	$794.44	0.125%	$72.22		$866.67

SLT751407	1.375%	360	$248.26	0.125%	$22.57		$270.83

SLT751414	1.375%	360	$2,780.56	0.125%	$252.78		$3,033.33

SLT751653	1.375%	360	$11.41	0.125%	$1.04		$12.44

3

		Expiration
L/C Nos	Outstandings	Date	Comments	Purpose*	From	To date	Nos of Days

SLT751661	$116,597.62	02/06/06		Fina	07/01/05	08/22/05	52

SLT751666	$165,000.00	04/30/07		Fina	07/01/05	08/22/05	52

SLT752128	$7,517.00	12/29/05		Perf	07/01/05	08/22/05	52

SLT752129	$9,413.00	12/29/05		Perf	07/01/05	08/22/05	52

SLT752133	$10,000.00	01/05/06		Perf	07/01/05	08/22/05	52

SLT752167	$8,000.00	08/30/05		Fina	07/01/05	08/22/05	52

SLT752177	$750,000.00	07/05/06	Amd Exp Dte	Perf	07/01/05	08/22/05	52

SLT410004	$37,305.00	02/13/06		Perf	07/01/05	08/22/05	52

SLT410011	$200,000.00	02/18/06		Perf	07/01/05	08/22/05	52

SLT410039	$90,750.00	02/27/06		Perf*	07/01/05	08/22/05	52

SLT410079	$310,380.00	03/09/06		Fina*	07/01/05	08/22/05	52

SLT410092	$500,000.00	03/15/06		Fina*	07/01/05	08/22/05	52

SLT410116	$135,000.00	10/30/05		Fina	07/01/05	08/22/05	52

SLT410150	$93,750.00	04/01/06		Fina*	07/01/05	08/22/05	52

SLT410193	$159,181.00	04/15/06		Fina	07/01/05	08/22/05	52

SLT410543	$329,802.00	11/30/05		Perf	07/01/05	08/22/05	52

SLT410225	$94,000.00	09/13/05		Fina	07/01/05	08/22/05	52

SLT410265	$20,000.00	12/27/05		Fina	07/01/05	08/22/05	52

SLT410272	$125,000.00	04/26/06		Fina	07/01/05	08/22/05	52

SLT410278	$325,000.00	05/01/06		Fina	07/01/05	08/22/05	52

				Issuance	Issuance	Amend
L/C Nos	Rate	Basis	Commission	Rate	Fee	Fee	Total

SLT751661	1.375%	360	$231.58	0.125%	$21.05		$252.63

SLT751666	1.375%	360	$327.71	0.125%	$29.79		$357.50

SLT752128	1.375%	360	$14.93	0.125%	$1.36		$16.29

SLT752129	1.375%	360	$18.70	0.125%	$1.70		$20.39

SLT752133	1.375%	360	$19.86	0.125%	$1.81		$21.67

SLT752167	1.375%	360	$15.89	0.125%	$1.44		$17.33

SLT752177	1.375%	360	$1,489.58	0.125%	$135.42		$1,625.00

SLT410004	1.375%	360	$74.09	0.125%	$6.74		$80.83

SLT410011	1.375%	360	$397.22	0.125%	$36.11		$433.33

SLT410039	1.375%	360	$180.24	0.125%	$16.39		$196.63

SLT410079	1.375%	360	$616.45	0.125%	$56.04		$672.49

SLT410092	1.375%	360	$993.06	0.125%	$90.28		$1,083.33

SLT410116	1.375%	360	$268.13	0.125%	$24.38		$292.50

SLT410150	1.375%	360	$186.20	0.125%	$16.93		$203.13

SLT410193	1.375%	360	$316.15	0.125%	$28.74		$344.89

SLT410543	1.375%	360	$655.02	0.125%	$59.55		$714.57

SLT410225	1.375%	360	$186.69	0.125%	$16.97		$203.67

SLT410265	1.375%	360	$39.72	0.125%	$3.61		$43.33

SLT410272	1.375%	360	$248.26	0.125%	$22.57		$270.83

SLT410278	1.375%	360	$645.49	0.125%	$58.68		$704.17

4

		Expiration
L/C Nos	Outstandings	Date	Comments	Purpose*	From	To date	Nos of Days

SLT410319	$1,399,542.00	01/15/07		Fina	07/01/05	08/22/05	52

SLT410371	$150,000.00	06/08/06		Fina	07/01/05	08/22/05	52

SLT410413	$176,226.75	12/29/05		Perf	07/01/05	08/22/05	52

SLT410441	$717,112.50	07/07/06	Amd Exp Dte	Fina	07/01/05	08/22/05	52

SLT410449	$158,600.00	07/13/05	Expired	Perf	07/01/05	07/13/05	12
	$0.00

SLT410522	$295,075.00	08/04/05		Fina	07/01/05	08/22/05	52

SLT410537	$468,524.72	02/16/06		Perf	07/01/05	08/22/05	52

SLT410577	$97,500.00	09/01/05		Perf	07/01/05	08/22/05	52

SLT410588	$5,700,000.00	09/03/05		INS	07/01/05	08/22/05	52

SLT410597	$500,000.00	09/03/06		Fina	07/01/05	08/22/05	52

SLT410603	$120,558.00	09/15/06		Perf	07/01/05	08/22/05	52

SLT410611	$92,559.00	03/15/06		Perf	07/01/05	08/22/05	52

SLT410613	$263,500.00	09/15/05		Perf	07/01/05	08/22/05	52

SLT410614	$221,000.00	09/16/05		Perf	07/01/05	08/22/05	52

SLT410615	$365,500.00	09/15/05		Perf	07/01/05	08/22/05	52

SLT410625	$401,344.25	03/21/06		Perf	07/01/05	08/22/05	52

SLT410633	$1,243,919.00	09/22/06		Fina	07/01/05	08/22/05	52

SLT410643	$200,000.00	09/22/05	Cancelled	Perf	07/01/05	08/10/05	40
	$0.00

SLT410653	$350,000.00	10/01/05		Perf	07/01/05	08/22/05	52

SLT410663	$500,000.00	10/12/05		Perf	07/01/05	08/22/05	52

				Issuance	Issuance	Amend
L/C Nos	Rate	Basis	Commission	Rate	Fee	Fee	Total

SLT410319	1.375%	360	$2,779.65	0.125%	$252.70		$3,032.34

SLT410371	1.375%	360	$297.92	0.125%	$27.08		$325.00

SLT410413	1.375%	360	$350.01	0.125%	$31.82		$381.82

SLT410441	1.375%	360	$1,424.27	0.125%	$129.48		$1,553.74

SLT410449	1.375%	360	$72.69	0.125%	$6.61		$79.30

SLT410522	1.375%	360	$586.05	0.125%	$53.28		$639.33

SLT410537	1.375%	360	$930.54	0.125%	$84.59		$1,015.14

SLT410577	1.375%	360	$193.65	0.125%	$17.60		$211.25

SLT410588	1.375%	360	$11,320.83	0.125%	$1,029.17		$12,350.00

SLT410597	1.375%	360	$993.06	0.125%	$90.28		$1,083.33

SLT410603	1.375%	360	$239.44	0.125%	$21.77		$261.21

SLT410611	1.375%	360	$183.83	0.125%	$16.71		$200.54

SLT410613	1.375%	360	$523.34	0.125%	$47.58		$570.92

SLT410614	1.375%	360	$438.93	0.125%	$39.90		$478.83

SLT410615	1.375%	360	$725.92	0.125%	$65.99		$791.92

SLT410625	1.375%	360	$797.11	0.125%	$72.46		$869.58

SLT410633	1.375%	360	$2,470.56	0.125%	$224.60		$2,695.16

SLT410643	1.375%	360	$305.56	0.125%	$27.78		$333.33

SLT410653	1.375%	360	$695.14	0.125%	$63.19		$758.33

SLT410663	1.375%	360	$993.06	0.125%	$90.28		$1,083.33

5

		Expiration
L/C Nos	Outstandings	Date	Comments	Purpose*	From	To date	Nos of Days

SLT410705	$100,000.00	08/20/05		Fina	07/01/05	08/22/05	52

SLT410706	$8,912.50	10/25/005		Perf	07/01/05	08/22/05	52

SLT410708	$130,000.00	10/18/05		Perf	07/01/05	08/22/05	52

SLT410739	$60,000.00	11/01/05		Perf	07/01/05	08/22/05	52

SLT410762	$270,000.00	11/10/05		Fina	07/01/05	08/22/05	52

SLT410763	$789,753.43		$(654.09)	Perf	07/01/05	07/12/05	11
	$789,099.34				07/12/05	08/22/05	41

SLT410820	$196,121.92	06/09/06		Perf	07/01/05	08/22/05	52

SLT410836	$100,000.00	12/17/05		Fina	07/01/05	08/22/05	52

SLT410847	$125,000.00	12/21/05		Perf	07/01/05	08/22/05	52

SLT410874	$1,418,941.25	03/31/06		Perf	07/01/05	08/22/05	52

SLT410883	$117,043.73	01/07/06		Perf	07/01/05	08/22/05	52

SLT410884	$91,007.57	01/07/06		Perf	07/01/05	08/22/05	52

SLT410888	$50,000.00	1/12/2006		Perf	07/01/05	08/22/05	52

SLT410903	$250,000.00	11/30/2005		Perf	07/01/05	08/22/05	52

STL410932	$100,000.00	11/6/2005		Perf	07/01/05	08/22/05	52

SLT410956	$17,186.35	1/31/2008		Perf	07/01/05	08/22/05	52

SLT410971	$152,257.47	8/7/2006		Perf	07/01/05	08/22/05	52

SLT410978	$322,282.41	8/1/2005		Perf	07/01/05	08/22/05	52

SLT411056	$400,000.00	3/3/2006		Perf	07/01/05	08/22/05	52

SLT411069	$83,333.33	3/8/2007		FINA	07/01/05	08/22/05	52

SLT412017	$75,000.00	3/25/2006		FINA	07/01/05	08/22/05	52

				Issuance	Issuance	Amend
L/C Nos	Rate	Basis	Commission	Rate	Fee	Fee	Total

SLT410705	1.375%	360	$198.61	0.125%	$18.06		$216.67

SLT410706	1.375%	360	$17.70	0.125%	$1.61		$19.31

SLT410708	1.375%	360	$258.19	0.125%	$23.47		$281.67

SLT410739	1.375%	360	$119.17	0.125%	$10.83		$130.00

SLT410762	1.375%	360	$536.25	0.125%	$48.75		$585.00

SLT410763	1.375%	360	$331.81	0.125%	$30.16		$361.97
	1.375%	360	$1,235.71	0.125%	$112.34		$1,348.04

SLT410820	1.375%	360	$389.52	0.125%	$35.41		$424.93

SLT410836	1.375%	360	$198.61	0.125%	$18.06		$216.67

SLT410847	1.375%	360	$248.26	0.125%	$22.57		$270.83

SLT410874	1.375%	360	$2,818.17	0.125%	$256.20		$3,074.37

SLT410883	1.375%	360	$232.46	0.125%	$21.13		$253.59

SLT410884	1.375%	360	$180.75	0.125%	$16.43		$197.18

SLT410888	1.375%	360	$99.31	0.125%	$9.03		$108.33

SLT410903	1.375%	360	$496.53	0.125%	$45.14		$541.67

STL410932	1.375%	360	$198.61	0.125%	$18.06		$216.67

SLT410956	1.375%	360	$34.13	0.125%	$3.10		$37.24

SLT410971	1.375%	360	$302.40	0.125%	$27.49		$329.89

SLT410978	1.375%	360	$640.09	0.125%	$58.19		$698.28

SLT411056	1.375%	360	$794.44	0.125%	$72.22		$866.67

SLT411069	1.375%	360	$165.51	0.125%	$15.05		$180.56

SLT412017	1.375%	360	$148.96	0.125%	$13.54		$162.50

6

		Expiration
L/C Nos	Outstandings	Date	Comments	Purpose*	From	To date	Nos of Days

SLT412018	$75,000.00	3/25/2006		FINA	07/01/05	08/22/05	52

SLT412023	$1,000,000.00	3/28/2006		Perf	07/01/05	08/04/05	34
	$0.00

SLT412066	$100,000.00	4/10/2006		Perf	07/01/05	08/22/05	52

SLT412065	$774,300.00	4/12/2006		Perf	07/01/05	08/22/05	52

S-626361	$75,000.00	3/18/2007	$100,000.00	Perf	07/01/05	07/25/05	24
	$175,000.00				07/25/05	08/22/05	28

S-637201	$1,000,000.00	5/5/2006		Perf	07/01/05	08/22/05	52

S-637438	$6,735,000.00	10/15/2005		Perf	07/01/05	08/05/05	35
	$0.00

S-637896	$700,000.00	1/15/2006		FINA	07/01/05	08/22/05	52

S-638745	$10,000.00	5/23/2006		Perf	07/01/05	08/22/05	52

S-639084	$150,000.00	5/20/2006		PERF	07/01/05	08/22/05	52

S-639109	$200,000.00	5/20/2006		PERF	07/01/05	08/22/05	52

S-639503	$28,000.00	6/15/2006		PERF	07/01/05	08/22/05	52

S-640169	$100,000.00	9/30/2005		FINA	07/01/05	08/22/05	52

S-641113	$193,293.00	6/8/2006		FINA	07/01/05	08/22/05	52

S-641715	$50,000.00	6/13/2006		Perf	07/01/05	08/22/05	52

S-641746	$244,846.27	12/17/2006		FINA	07/01/05	08/22/05	52

S-641872	$25,000.00	6/17/2006		Perf	07/01/05	08/22/05	52

S-641-887	$100,000.00	6/20/2006		FINA	07/01/05	08/22/05	52

S-642223	$12,860.00	6/21/2006		FINA	07/01/05	08/22/05	52

				Issuance	Issuance	Amend
L/C Nos	Rate	Basis	Commission	Rate	Fee	Fee	Total

SLT412018	1.375%	360	$148.96	0.125%	$13.54		$162.50

SLT412023	1.375%	360	$1,298.61	0.125%	$118.06		$1,416.67

SLT412066	1.375%	360	$198.61	0.125%	$18.06		$216.67

SLT412065	1.375%	360	$1,537.85	0.125%	$139.80		$1,677.65

S-626361	1.375%	360	$68.75	0.125%	$6.25		$75.00
	1.375%	360	$187.15	0.125%	$17.01		$204.17

S-637201	1.375%	360	$1,986.11	0.125%	$180.56		$2,166.67

S-637438	1.375%	360	$9,003.39	0.125%	$818.49		$9,821.88

S-637896	1.375%	360	$1,390.28	0.125%	$126.39		$1,516.67

S-638745	1.375%	360	$19.86	0.125%	$1.81		$21.67

S-639084	1.375%	360	$297.92	0.125%	$27.08		$325.00

S-639109	1.375%	360	$397.22	0.125%	$36.11		$433.33

S-639503	1.375%	360	$55.61	0.125%	$5.06		$60.67

S-640169	1.375%	360	$198.61	0.125%	$18.06		$216.67

S-641113	1.375%	360	$383.90	0.125%	$34.90		$418.80

S-641715	1.375%	360	$99.31	0.125%	$9.03		$108.33

S-641746	1.375%	360	$486.29	0.125%	$44.21		$530.50

S-641872	1.375%	360	$49.65	0.125%	$4.51		$54.17

S-641-887	1.375%	360	$198.61	0.125%	$18.06		$216.67

S-642223	1.375%	360	$25.54	0.125%	$2.32		$27.86

7

		Expiration
L/C Nos	Outstandings	Date	Comments	Purpose*	From	To date	Nos of Days

S-642719	$125,000.00	6/27/2006		FINA	07/01/05	08/22/05	52

S-642871	$1,228,572.00	6/27/2006		FINA	07/01/05	08/22/05	52

S-646263	$698,250.00	6/28/2006	New	Fina	07/27/05	08/22/05	26

S-644666	$650,000.00	6/28/2006	New	Fina	07/14/05	08/22/05	39

S-646540	$100,000.00	7/31/2006	New	Fina	07/29/05	08/22/05	24

S-646541	$12,000.00	8/1/2006	New	Fina	07/29/05	08/22/05	24

S-647097	$500,000.00	10/15/2005	New	Fina	08/03/05	08/22/05	19

S-647277	$53,171.98	2/2/2007	New	Fina	08/03/05	08/22/05	19

S-648239	$602,448.00	8/12/2005	New	Fina	08/12/05	08/22/05	10

Total O/S	$49,156,926.19

				Issuance	Issuance	Amend
L/C Nos	Rate	Basis	Commission	Rate	Fee	Fee	Total

S-642719	1.375%	360	$248.26	0.125%	$22.57		$270.83

S-642871	1.375%	360	$2,440.08	0.125%	$221.83		$2,661.91

S-646263	1.375%	360	$693.40	0.125%	$63.04	$500.00	$1,256.44

S-644666	1.375%	360	$968.23	0.125%	$88.02	$500.00	$1,556.25

S-646540	1.375%	360	$91.67	0.125%	$8.33	$500.00	$600.00

S-646541	1.375%	360	$11.00	0.125%	$1.00	$500.00	$512.00

S-647097	1.375%	360	$362.85	0.125%	$32.99	$500.00	$895.83

S-647277	1.375%	360	$38.59	0.125%	$3.51	$700.00	$742.09

S-648239	1.375%	360	$230.10	0.125%	$20.92	$500.00	$751.02

Total O/S			$106,243.89		$9,658.54	$3,700.00	$119,602.43

Suntrust	Amount	Expiration
L/C Nos	Outstandings	Date	Comments	Purpose*	From	TO date	Nos of Days

F503307	$1,050,000.00	11/20/06		Fina	07/01/05	08/22/05	52

F503412	$2,200,000.00	09/20/05		Fina*	07/01/05	08/22/05	52

P600337	$75,000.00	07/31/07	Amd Exp Dte	Perf	07/01/05	08/22/05	52

P600353	$63,200.00	08/14/05		Perf	07/01/05	08/22/05	52
	$0.00

P600474	$3,000.00	05/20/06		Perf	07/01/05	08/22/05	52

P600625	$180,000.00	08/14/05	$(84,100.00)	Perf	07/01/05	07/21/05	20
	$95,900.00				07/21/05	08/14/05	24

P600669	$21,500.00	11/13/05		Perf	07/01/05	08/22/05	52

P600796	$49,850.00	10/31/05		Perf	07/01/05	08/22/05	52

P600799	$132,200.00	11/14/05		Perf	07/01/05	08/22/05	52

Suntrust				Issuance	Issuance
L/C Nos	Rate	Basis	Commission	Rate	Fee	Total

F503307	1.375%	360	$2,085.42	0.125%	$189.58	$2,275.00

F503412	1.375%	360	$4,369.44	0.125%	$397.22	$4,766.67

P600337	1.375%	360	$148.96	0.125%	$13.54	$162.50

P600353	1.375%	360	$125.52	0.125%	$11.41	$136.93

P600474	1.375%	360	$5.96	0.125%	$0.54	$6.50

P600625	1.375%	360	$137.50	0.125%	$12.50	$150.00
	1.375%	360	$87.91	0.125%	$7.99	$95.90

P600669	1.375%	360	$42.70	0.125%	$3.88	$46.58

P600796	1.375%	360	$99.01	0.125%	$9.00	$108.01

P600799	1.375%	360	$262.56	0.125%	$23.87	$286.43

8

		Expiration
L/C Nos	Outstandings	Date	Comments	Purpose*	From	To date	Nos of Days

P600847	$36,300.00	09/22/05		Perf	07/01/05	08/22/05	52

P600979	$119,025.00	05/02/06		Perf*	07/01/05	08/22/05	52

P601050	$92,625.00	10/31/05		Perf	07/01/05	08/22/05	52

P601065	$89,400.00	08/20/06	$(2,600.00)	Perf	07/01/05	08/10/05	40
	$86,800.00			Perf	08/10/05	08/22/05	12

P601170	$13,500.00	11/14/05		Perf	07/01/05	08/22/05	52

P601285	$100,000.00	05/14/06		Perf	07/01/05	08/22/05	52

P601295	$194,845.50	05/31/06		Perf	07/01/05	08/22/05	52

P601298	$116,400.00	10/02/05		Perf	07/01/05	08/22/05	52

P601299	$69,500.00	10/20/05		Perf	07/01/05	08/22/05	52

P601424	$1,188,000.00	01/06/06		Perf*	07/01/05	08/22/05	52

P601521	$200,000.00	09/20/06		Perf	07/01/05	08/22/05	52

P601575	$147,202.00	07/31/05		Perf	07/01/05	08/22/05	52

P000107	$300,000.00	12/01/05		Perf*	07/01/05	08/22/05	52

P000122	$1,000,000.00	12/05/05		Perf*	07/01/05	08/22/05	52

P000159	$1,795,000.00	08/20/06	Amd Exp Dte	Perf*	07/01/05	08/22/05	52

P000239	$34,500.00	11/21/05		Perf	07/01/05	08/22/05	52

P000292	$253,000.00	06/21/06		Perf	07/01/05	08/22/05	52

P000413	$16,650.00	03/26/06		Perf	07/01/05	08/22/05	52

P000517	$1,397,000.00	11/19/05		Perf*	07/01/05	08/22/05	52

P000769	$105,900.00	09/30/05		Perf*	07/01/05	08/22/05	52

				Issuance	Issuance	Amend
L/C Nos	Rate	Basis	Commission	Rate	Fee	Fee	Total

P600847	1.375%	360	$72.10	0.125%	$6.55		$78.65

P600979	1.375%	360	$236.40	0.125%	$21.49		$257.89

P601050	1.375%	360	$183.96	0.125%	$16.72		$200.69

P601065	1.375%	360	$136.58	0.125%	$12.42		$149.00
	1.375%	360	$39.78	0.125%	$3.62		$43.40

P601170	1.375%	360	$26.81	0.125%	$2.44		$29.25

P601285	1.375%	360	$198.61	0.125%	$18.06		$216.67

P601295	1.375%	360	$386.98	0.125%	$35.18		$422.17

P601298	1.375%	360	$231.18	0.125%	$21.02		$252.20

P601299	1.375%	360	$138.03	0.125%	$12.55		$150.58

P601424	1.375%	360	$2,359.50	0.125%	$214.50		$2,574.00

P601521	1.375%	360	$397.22	0.125%	$36.11		$433.33

P601575	1.375%	360	$292.36	0.125%	$26.58		$318.94

P000107	1.375%	360	$595.83	0.125%	$54.17		$650.00

P000122	1.375%	360	$1,986.11	0.125%	$180.56		$2,166.67

P000159	1.375%	360	$3,565.07	0.125%	$324.10		$3,889.17

P000239	1.375%	360	$68.52	0.125%	$6.23		$74.75

P000292	1.375%	360	$502.49	0.125%	$45.68		$548.17

P000413	1.375%	360	$33.07	0.125%	$3.01		$36.08

P000517	1.375%	360	$2,774.60	0.125%	$252.24		$3,026.83

P000769	1.375%	360	$210.33	0.125%	$19.12		$229.45

9

		Expiration
L/C Nos	Outstandings	Date	Comments	Purpose*	From	To date	Nos of Days

P000770	$140,000.00	09/30/05		Perf*	07/01/05	08/22/05	52

F841430	$1,000,000.00	06/20/06		Fina	07/01/05	08/22/05	52

F841571	$92,000.00	04/30/07		Fina	07/01/05	08/22/05	52

P000857	$115,000.00	10/15/05		Perf *	07/01/05	08/22/05	52

F842162	$187,770.00	10/10/05		Fina*	07/01/05	08/22/05	52

F842163	$195,280.80	10/10/05		Fina*	07/01/05	08/22/05	52

F842164	$1,729,902.73	10/10/05		Fina*	07/01/05	08/22/05	52

P000930	$205,000.00	11/30/05		Perf *	07/01/05	08/22/05	52

P000931	$48,000.00	11/30/05		Perf *	07/01/05	08/22/05	52

F842567	$179,115.00	01/20/06		Fina	07/01/05	08/22/05	52

F842568	$235,213.00	01/20/06		Fina	07/01/05	08/22/05	52

F842570	$117,607.00	01/20/07		Fina	07/01/05	08/22/05	52

F842571	$89,558.00	01/20/07		Fina	07/01/05	08/22/05	52

F842702	$350,000.00	02/12/06		Fina	07/01/05	08/22/05	52

P001169	$113,500.00	03/18/06		Perf	07/01/05	08/22/05	52

P001170	$147,015.00	03/18/06		Perf	07/01/05	08/22/05	52

P001171	$13,070.00	03/18/06		Perf	07/01/05	08/22/05	52

P001183	$26,000.00	03/23/06		Perf	07/01/05	08/22/05	52

P001258	$242,000.00	04/30/06		Perf	07/01/05	08/22/05	52

P001275	$175,000.00	05/18/06		Perf	07/01/05	08/22/05	52

P001279	$37,000.00	04/27/06		Perf	07/01/05	08/22/05	52

				Issuance	Issuance	Amend
L/C Nos	Rate	Basis	Commission	Rate	Fee	Fee	Total

P000770	1.375%	360	$278.06	0.125%	$25.28		$303.33

F841430	1.375%	360	$1,986.11	0.125%	$180.56		$2,166.67

F841571	1.375%	360	$182.72	0.125%	$16.61		$199.33

P000857	1.375%	360	$228.40	0.125%	$20.76		$249.17

F842162	1.375%	360	$372.93	0.125%	$33.90		$406.84

F842163	1.375%	360	$387.85	0.125%	$35.26		$423.11

F842164	1.375%	360	$3,435.78	0.125%	$312.34		$3,748.12

P000930	1.375%	360	$407.15	0.125%	$37.01		$444.17

P000931	1.375%	360	$95.33	0.125%	$8.67		$104.00

F842567	1.375%	360	$355.74	0.125%	$32.34		$388.08

F842568	1.375%	360	$467.16	0.125%	$42.47		$509.63

F842570	1.375%	360	$233.58	0.125%	$21.23		$254.82

F842571	1.375%	360	$177.87	0.125%	$16.17		$194.04

F842702	1.375%	360	$695.14	0.125%	$63.19		$758.33

P001169	1.375%	360	$225.42	0.125%	$20.49		$245.92

P001170	1.375%	360	$291.99	0.125%	$26.54		$318.53

P001171	1.375%	360	$25.96	0.125%	$2.36		$28.32

P001183	1.375%	360	$51.64	0.125%	$4.69		$56.33

P001258	1.375%	360	$480.64	0.125%	$43.69		$524.33

P001275	1.375%	360	$347.57	0.125%	$31.60		$379.17

P001279	1.375%	360	$73.49	0.125%	$6.68		$80.17

10

		Expiration
L/C Nos	Outstandings	Date	Comments	Purpose*	From	To date	Nos of Days

P001307	$10,000.00	06/03/06		Perf	07/01/05	08/22/05	52

F843313	$100,000.00	05/01/08		Fina	07/01/05	08/22/05	52

F843356	$414,050.00	06/18/07		Fina	07/01/05	08/22/05	52

P001434	$16,690.00	08/06/05		Perf	07/01/05	08/22/05	52

P001450	$148,000.00	08/12/06		Perf	07/01/05	08/22/05	52

P001566	$55,000.00	10/31/05		Perf	07/01/05	08/22/05	52

F843922	$100,000.00	10/31/05	Amd Exp Dte	Fina	07/01/05	08/22/05	52

F843925	$100,000.00	12/25/05		Fina	07/01/05	08/22/05	52

P001582	$159,700.00	10/31/05		Perf	07/01/05	08/22/05	52

P001595	$846,963.15	11/10/07		Perf	07/01/05	08/22/05	52

F844100	$500,000.00	11/15/07		Fina	07/01/05	08/22/05	52

F844868	$250,000.00	08/25/05		Fina	07/01/05	08/22/05	52

F845185	$500,000.00	12/15/07		Fina	07/01/05	08/22/05	52

P001860	$211,978.00	01/01/06		Perf	07/01/05	08/22/05	52

P001861	$288,735.50	01/01/06		Perf	07/01/05	08/22/05	52

F845355	$161,410.00	12/21/06	$(145,269.00)	Perf	07/01/05	07/18/05	17
	$16,141.00				07/18/05	08/22/05	35

F845542	$300,000.00	11/04/07		Fina	07/01/05	08/22/05	52

F845548	$400,000.00	01/12/06		Fina	07/01/05	08/22/05	52

P001936	$30,000.00	01/25/06		Perf	07/01/05	08/22/05	52

P001937	$146,200.00	01/25/06		Perf	07/01/05	08/22/05	52

P001938	$197,400.00	01/25/06		Perf	07/01/05	08/22/05	52

				Issuance	Issuance	Amend
L/C Nos	Rate	Basis	Commission	Rate	Fee	Fee	Total

P001307	1.375%	360	$19.86	0.125%	$1.81		$21.67

F843313	1.375%	360	$198.61	0.125%	$18.06		$216.67

F843356	1.375%	360	$822.35	0.125%	$74.76		$897.11

P001434	1.375%	360	$33.15	0.125%	$3.01		$36.16

P001450	1.375%	360	$293.94	0.125%	$26.72		$320.67

P001566	1.375%	360	$109.24	0.125%	$9.93		$119.17

F843922	1.375%	360	$198.61	0.125%	$18.06		$216.67

F843925	1.375%	360	$198.61	0.125%	$18.06		$216.67

P001582	1.375%	360	$317.18	0.125%	$28.83		$346.02

P001595	1.375%	360	$1,682.16	0.125%	$152.92		$1,835.09

F844100	1.375%	360	$993.06	0.125%	$90.28		$1,083.33

F844868	1.375%	360	$496.53	0.125%	$45.14		$541.67

F845185	1.375%	360	$993.06	0.125%	$90.28		$1,083.33

P001860	1.375%	360	$421.01	0.125%	$38.27		$459.29

P001861	1.375%	360	$573.46	0.125%	$52.13		$625.59

F845355	1.375%	360	$104.80	0.125%	$9.53		$114.33
	1.375%	360	$21.58	0.125%	$1.96		$23.54

F845542	1.375%	360	$595.83	0.125%	$54.17		$650.00

F845548	1.375%	360	$794.44	0.125%	$72.22		$866.67

P001936	1.375%	360	$59.58	0.125%	$5.42		$65.00

P001937	1.375%	360	$290.37	0.125%	$26.40		$316.77

P001938	1.375%	360	$392.06	0.125%	$35.64		$427.70

11

		Expiration
L/C Nos	Outstandings	Date	Comments	Purpose*	From	To date	Nos of Days

P001939	$197,500.00	01/25/06		Perf	07/01/05	08/22/05	52

P001947	$9,400.00	02/01/06		Perf	07/01/05	08/22/05	52

P001948	$8,050.00	02/01/06		Perf	07/01/05	08/22/05	52

F845648	$250,000.00	02/04/07		Fina	07/01/05	08/22/05	52

P001964	$13,068.00	02/07/06		Perf	07/01/05	08/22/05	52

F845786	$200,000.00	10/04/05		Fina	07/01/05	08/22/05	52

P002004	$20,800.00	02/22/06		Perf	07/01/05	08/22/05	52

P002005	$66,700.00	02/22/06		Perf	07/01/05	08/22/05	52

P002006	$360,300.00	02/22/06		Perf	07/01/05	08/22/05	52

P001985	$30,000.00	02/22/06		Perf	07/01/05	08/22/05	52

F845974	$125,000.00	09/15/05	Cancelled	Fina	07/01/05	08/15/05	45
	$0.00

F845975	$25,000.00	03/11/06	Cancelled	Fina	07/01/05	07/15/05	14
	$0.00

P002073	$74,431.45	04/01/06		Perf	07/01/05	08/22/05	52

P002074	$100,000.00	03/23/06		Perf	07/01/05	08/22/05	52

P002077	$363,305.00	02/24/06		Perf	07/01/05	08/22/05	52

P002081	$74,063.00	03/28/07		Perf	07/01/05	08/22/05	52

P002082	$38,400.00	03/28/07		Perf	07/01/05	08/22/05	52

F846105	$125,000.00	04/01/06		FINA	07/01/05	08/22/05	52

F846114	$150,000.00	04/07/07		FINA	07/01/05	08/22/05	52

F846160	$275,000.00	03/08/06	Cancelled	FINA	07/01/05	07/15/05	14
	$0.00

				Issuance	Issuance	Amend
L/C Nos	Rate	Basis	Commission	Rate	Fee	Fee	Total

P001939	1.375%	360	$392.26	0.125%	$35.66		$427.92

P001947	1.375%	360	$18.67	0.125%	$1.70		$20.37

P001948	1.375%	360	$15.99	0.125%	$1.45		$17.44

F845648	1.375%	360	$496.53	0.125%	$45.14		$541.67

P001964	1.375%	360	$25.95	0.125%	$2.36		$28.31

F845786	1.375%	360	$397.22	0.125%	$36.11		$433.33

P002004	1.375%	360	$41.31	0.125%	$3.76		$45.07

P002005	1.375%	360	$132.47	0.125%	$12.04		$144.52

P002006	1.375%	360	$715.60	0.125%	$65.05		$780.65

P001985	1.375%	360	$59.58	0.125%	$5.42		$65.00

F845974	1.375%	360	$214.84	0.125%	$19.53		$234.38

F845975	1.375%	360	$13.37	0.125%	$1.22		$14.58

P002073	1.375%	360	$147.83	0.125%	$13.44		$161.27

P002074	1.375%	360	$198.61	0.125%	$18.06		$216.67

P002077	1.375%	360	$721.56	0.125%	$65.60		$787.16

P002081	1.375%	360	$147.10	0.125%	$13.37		$160.47

P002082	1.375%	360	$76.27	0.125%	$6.93		$83.20

F846105	1.375%	360	$248.26	0.125%	$22.57		$270.83

F846114	1.375%	360	$297.92	0.125%	$27.08		$325.00

F846160	1.375%	360	$147.05	0.125%	$13.37		$160.42

12

		Expiration
L/C Nos	Outstandings	Date	Comments	Purpose*	From	To date	Nos of Days

F846213	$500,000.00	04/11/06		FINA	07/01/05	08/22/05	52

F846218	$500,000.00	03/09/06	Cancelled	FINA	07/01/05	07/15/05	14
	$0.00

P002145	$118,000.00	04/12/06		Perf	07/01/05	08/22/05	52

F846244	$250,000.00	04/14/06		FINA	07/01/05	08/22/05	52

F846293	$108,000.00	04/27/06		FINA	07/01/05	08/22/05	52

F846282	$1,900,654.50	04/29/06		FINA	07/01/05	08/22/05	52

P002171	$15,000.00	04/28/06		Perf	07/01/05	08/22/05	52

F846377	$100,000.00	05/10/06	Cancelled	FINA	07/01/05	07/18/05	17
	$0.00

P002190	$92,856.00	05/09/07		Perf	07/01/05	08/22/05	52

P002191	$53,361.00	05/09/07		Perf	07/01/05	08/22/05	52

F846409	$1,097,744.00	05/12/06		FINA	07/01/05	08/22/05	52

F846410	$49,818.00	05/13/06		FINA	07/01/05	08/22/05	52

P002202	$954,856.00	05/14/06		Perf	07/01/05	08/22/05	52

P002203	$118,110.00	05/15/06		Perf	07/01/05	08/22/05	52

F846435	$2,000.00	10/17/05		FINA	07/01/05	08/22/05	52

F846459	$4,486,130.00	03/31/07		FINA	07/01/05	08/22/05	52

P002221	$29,332.00	05/24/06		Perf	07/01/05	08/22/05	52

P002227	$116,900.00	05/27/06		Perf	07/01/05	08/22/05	52

P002294	$186,300.00	06/20/07		Perf	07/01/05	08/22/05	52

				Issuance	Issuance	Amend
L/C Nos	Rate	Basis	Commission	Rate	Fee	Fee	Total

F846213	1.375%	360	$993.06	0.125%	$90.28		$1,083.33

F846218	1.375%	360	$267.36	0.125%	$24.31		$291.67

P002145	1.375%	360	$234.36	0.125%	$21.31		$255.67

F846244	1.375%	360	$496.53	0.125%	$45.14		$541.67

F846293	1.375%	360	$214.50	0.125%	$19.50		$234.00

F846282	1.375%	360	$3,774.91	0.125%	$343.17		$4,118.08

P002171	1.375%	360	$29.79	0.125%	$2.71		$32.50

F846377	1.375%	360	$64.93	0.125%	$5.90		$70.83

P002190	1.375%	360	$184.42	0.125%	$16.77		$201.19

P002191	1.375%	360	$105.98	0.125%	$9.63		$115.62

F846409	1.375%	360	$2,180.24	0.125%	$198.20		$2,378.45

F846410	1.375%	360	$98.94	0.125%	$8.99		$107.94

P002202	1.375%	360	$1,896.45	0.125%	$172.40		$2,068.85

P002203	1.375%	360	$234.58	0.125%	$21.33		$255.91

F846435	1.375%	360	$3.97	0.125%	$0.36		$4.33

F846459	1.375%	360	$8,909.95	0.125%	$810.00		$9,719.95

P002221	1.375%	360	$58.26	0.125%	$5.30		$63.55

P002227	1.375%	360	$232.18	0.125%	$21.11		$253.28

P002294	1.375%	360	$370.01	0.125%	$33.64		$403.65

13

		Expiration
L/C Nos	Outstandings	Date	Comments	Purpose*	From	To date	Nos of Days

F846500	$525,000.00	04/14/06		FINA	07/01/05	08/22/05	52

F846511	$150,000.00	05/31/06	Cancelled	FINA	07/01/05	07/22/05	21
	$0.00

F846540	$50,000.00	05/31/06		FINA	07/01/05	08/22/05	52

F846612	$300,000.00	06/20/06		FINA	07/01/05	08/22/05	52

F846710	$1,250,000.00	07/05/06		FINA	07/01/05	08/22/05	52

F846767	$25,000.00	06/30/06	New	FINA	07/12/05	08/22/05	41

F846768	$25,000.00	06/30/06	New	FINA	07/12/05	08/22/05	41

F846776	$102,700.00	07/14/08	New	FINA	07/13/05	08/22/05	40

F846810	$408,000.00	05/11/06	New	FINA	07/19/05	08/22/05	34

F846838	$67,109.63	07/29/06	New	FINA	07/25/05	08/22/05	28

F846935	$284,750.00	10/10/05	New	FINA	08/10/05	08/22/05	12

P002467	$322,463.00	09/14/06	New	Perf	08/17/05	08/22/05	5

F846966	$500,000.00	08/18/08	New	FINA	08/17/05	08/22/05	5

TOTAL	$37,205,888.26

				Issuance	Issuance	Amend
L/C Nos	Rate	Basis	Commission	Rate	Fee	Fee	Total

F846500	1.375%	360	$1,042.71	0.125%	$94.79		$1,137.50

F846511	1.375%	360	$120.31	0.125%	$10.94		$131.25

F846540	1.375%	360	$99.31	0.125%	$9.03		$108.33

F846612	1.375%	360	$595.83	0.125%	$54.17		$650.00

F846710	1.375%	360	$2,482.64	0.125%	$225.69		$2,708.33

F846767	1.375%	360	$39.15	0.125%	$3.56		$42.71

F846768	1.375%	360	$39.15	0.125%	$3.56		$42.71

F846776	1.375%	360	$156.90	0.125%	$14.26		$171.17

F846810	1.375%	360	$529.83	0.125%	$48.17		$578.00

F846838	1.375%	360	$71.77	0.125%	$6.52		$78.29

F846935	1.375%	360	$130.51	0.125%	$11.86		$142.38

P002467	1.375%	360	$61.58	0.125%	$5.60		$67.18

F846966	1.375%	360	$95.49	0.125%	$8.68		$104.17

TOTAL	Subtotal		$72,534.56		$6,594.05		$79,128.62

FIFTH THIRD	Amount	Expiration
L/C Nos	Outstandings	Date	Comments	Purpose*	From	To date	Nos of Days

CIS400496	$733,333.34	12/09/06		Fina	07/01/05	08/22/05	52

CIS400515	$500,000.00	12/09/06		Fina	07/01/05	08/22/05	52

CIS400513	$733,333.33	12/09/06		Fina	07/01/05	08/22/05	52

CIS400498	$733,333.33	12/09/06		Fina	07/01/05	08/22/05	52

Total O/S	$2,700,000.00

FIFTH THIRD				Issuance	Issuance
L/C Nos	Rate	Basis	Commission	Rate	Fee	Total

CIS400496	1.375%	360	$1,456.48	0.125%	$132.41	$1,588.89

CIS400515	1.375%	360	$993.06	0.125%	$90.28	$1,083.33

CIS400513	1.375%	360	$1,456.48	0.125%	$132.41	$1,588.89

CIS400498	1.375%	360	$1,456.48	0.125%	$132.41	$1,588.89

Total O/S	Subtotal		$5,362.50		$487.50	$5,850.00

14

WACHOVIA	Amount	Expiration
L/C Nos	Outstandings	Date	Comments	Purpose*	From	To date	Nos of Days

SM212633W	$200,000.00	03/08/06		Fina	07/01/05	08/04/05	34
	$0.00

SM212855W	$30,000.00	04/30/06		Fina	07/01/05	08/22/05	52

SM212891	$278,000.00	03/20/06		Fina	07/01/05	08/22/05	52

SM212682	$523,525.00	04/30/06		Fina	07/01/05	08/22/05	52

SM213359w	$672,574.00	05/31/06		Fina	07/01/05	08/22/05	52

SM213929	$49,460.00	06/30/06		Fina	07/01/05	08/22/05	52

SM214991	$465,000.00	08/31/06	New	Perf	07/28/05	08/22/05	25

SM215267	$917,000.00	09/15/06	New	Perf	08/11/05	08/22/05	11

Total O/S	$2,935,559.00

Grand Total	$91,998,373.45

WACHOVIA				Issuance	Issuance
L/C Nos	Rate	Basis	Commission	Rate	Fee	Amend Fee	Total

SM212633W	1.375%	360	$259.72	0.125%	$23.61		$283.33

SM212855W	1.375%	360	$59.58	0.125%	$5.42		$65.00

SM212891	1.375%	360	$552.14	0.125%	$50.19		$602.33

SM212682	1.375%	360	$1,039.78	0.125%	$94.53		$1,134.30

SM213359w	1.375%	360	$1,335.81	0.125%	$121.44		$1,457.24

SM213929	1.375%	360	$98.23	0.125%	$8.93		$107.16

SM214991	1.375%	360	$444.01	0.125%	$40.36		$484.38

SM215267	1.375%	360	$385.27	0.125%	$35.02		$420.29

Total O/S	Subtotal		$4,174.54		$379.50		$4,554.04

Grand Total	Grand Total		$188,315.50		$17,119.59	$3,700.00	$209,135.09

PARTICIPANTS	PRO RATA	L/C O/S
AMSOUTH BANK	3.333333333%	3,066,612.45
BANKUNITED FSB	4.000000000%	3,679,934.94
BNP PARIBAS	8.533333335%	7,850,527.87
CITICORP NORTH AMERICA	3.333333333%	3,066,612.45
COMERICA BANK (DETROIT)	5.333333333%	4,906,579.92
COMPASS BANK	3.333333333%	3,066,612.45
DEUTSCHE BANK	3.333333333%	3,066,612.45
FIFTH THIRD	3.333333333%	3,066,612.45
GUARANTY FEDERAL	8.533333335%	7,850,527.87
KEY	4.666666667%	4,293,257.43
PNC	6.666666667%	6,133,224.90
ROYAL BANK OF SCOTLAND	8.533333333%	7,850,527.87
SUNTRUST	6.666666667%	6,133,224.90
UBS LOAN FINANCE	3.333333333%	3,066,612.45
UNION PLANTERS BANK	3.333333333%	3,066,612.45
WACHOVIA	8.533333335%	7,850,527.87
WASHINGTON MUTUAL	6.666666667%	6,133,224.90

SUBTOTAL	91.46666667%	84,147,845.58
BANK ONE	8.533333335%	7,850,527.87
TOTAL	100.000000%	91,998,373.45

Please wire the funds to:

Bank One NA, Chicago IL

ABA 021000021

Acct Number: 9008109962

Ref Beazer

15

Schedule III

GUARANTORS

The Guarantors are all of the Borrower’s Subsidiaries listed on Schedule 4.10, except the following:

•              Security Title Insurance Company

•              United Homes Insurance Corporation

•              Beazer Mortgage Corporation

•              Beazer Title Agency of Arizona, LLC

•              Beazer Title Agency of Nevada, LLC

Schedule 4.07

CLAIMS

The following matters have been disclosed by the Borrower in its Quarterly Report on Form 10Q for the quarter ended June 30, 2005 as filed with the Securities and Exchange Commission:

Midwest Water Intrusion Claims

As of June 30, 2005, there were eleven pending lawsuits against our subsidiary, Trinity Homes LLC, by individual homeowners for claims related to moisture intrusion and mold.  Additionally, a class action suit was filed in the State of Indiana in August 2003 against Trinity Homes LLC and Beazer Homes Investment Corp.  The parties in the class action reached a settlement agreement which was approved by the Court on October 20, 2004.  The settlement class includes, with certain exclusions, the current owners of all Trinity homes that have brick veneer, where the closing of Trinity’s initial sale of the home took place between June 1, 1998 and October 31, 2002.  The settlement agreement establishes an agreed protocol and process for assessment and remediation of any external water intrusion issues at the homes which includes, among other things, that the homes will be repaired at Trinity’s expense.  The settlement agreement also provides for payment of plaintiffs’ attorneys’ fees and for Trinity to pay an agreed amount for engineering inspection costs for each home for which a claim is filed under the settlement.  Under the settlement, subject to Trinity’s timely performance of the specified assessments and remediation activities for homeowners who file claims, each homeowner releases Trinity, Beazer Homes Investment Corp. and other affiliated companies, including Beazer Homes USA, Inc. from the claims asserted in the class action lawsuit, claims arising out of external water intrusion, claims of improper brick installation, including property damage claims, loss or diminution of property value claims and most personal injury claims, among others.  No appeals of the Court’s order approving the settlement were filed.  A total of 1,311 valid claims were filed.  Class members who did not file a claim by February 15, 2005 are no longer able to file a class action claim under the settlement or pursue an individual claim against Trinity.

Additional information on reserves maintained by the Borrower for this issue is included in the Quarterly Report on Form 10Q in Footnote 9 (Contingencies) to our consolidated financial statement.

Schedule 4.10

SUBSIDIARIES OF BORROWER

State of
Subsidiary	Incorporation/Formation

Wholly-Owned Subsidiaries of Beazer Homes USA, Inc.
Beazer Homes Holdings Corp.	Delaware
Beazer Mortgage Corporation	Delaware
Homebuilders Title Services, Inc.	Delaware
Homebuilders Title Services of Virginia, Inc.	Virginia
Security Title Insurance Company	Vermont

Wholly-Owned Subsidiaries of Beazer Homes Holdings Corp.
April Corporation	Colorado
Beazer Allied Companies Holdings, Inc.	Delaware
Beazer General Services, Inc.	Delaware
Beazer Homes Corp.	Tennessee
Beazer Homes Sales, Inc.	Delaware
Beazer Homes Texas Holdings, Inc.	Delaware
Beazer Realty Los Angeles, Inc.	Delaware
Beazer Realty Sacramento, Inc.	Delaware
Beazer SPE, LLC	Georgia
Beazer Title Agency of Arizona, LLC	Arizona
Beazer Title Agency of Nevada, LLC	Nevada

Wholly-Owned Subsidiaries of Beazer Homes Corp.
Arden Park, LLC	Florida
Beazer Clarksburg, LLC	Maryland
Beazer Commercial Holdings, LLC	Delaware
Beazer Homes Investments, LLC	Delaware
Beazer Realty Corp.	Georgia
Beazer Realty, Inc.	New Jersey
Beazer/Squires Realty, Inc.	North Carolina

Wholly-Owned Subsidiaries of Beazer Homes Investments, LLC
Beazer Homes Indiana Holdings Corp.	Delaware
Beazer Realty Services, LLC	Delaware
Paragon Title, LLC	Indiana

	State of	Borrower’s
Subsidiary	Incorporation/Formation	% Ownership

Beazer Homes Indiana, LLP	Indiana	Beazer Homes Investments, LLC – 98%
Beazer Homes Indiana Holdings Corp. – 1%
Beazer Homes Corp. 1%
Beazer Homes Texas, LP	Delaware	Beazer Homes Texas Holdings, Inc. – 1%
Beazer Homes Corp 99%
BH Building Products, LP	Delaware	Beazer Homes Texas, LP – 99%
BH Procurement Services, LLC – 1%
BH Procurement Services, LLC	Delaware	Beazer Homes Texas, LP – 100%
Texas Lone Star Title, LP	Texas	Beazer Homes Sales, Inc. – 99%
Beazer Homes Texas Holdings, Inc. – 1%
Trinity Homes, LLC	Indiana	Beazer Homes Investments, LLC 50%
Beazer Homes Indiana, LLP – 50%
United Home Insurance Corporation	Vermont	Beazer Homes Holdings Corp. – 26.50%
Beazer Homes Texas Holdings, Inc. – 27.28%
Beazer Homes Corp. 46.22%

Schedule 4.14

ENVIRONMENTAL MATTERS

The following matters have been disclosed by the Borrower in its Quarterly Report on Form 10Q for the quarter ended June 30, 2005 as filed with the Securities and Exchange Commission:

In November 2003, Beazer Homes received a request for information from the United States Environmental Protection Agency (the “EPA”) pursuant to Section 308 of the Clean Water Act seeking information concerning the nature and extent of storm water discharge practices relating to certain of the Company’s projects completed or under construction.  The EPA has since requested information on additional projects and has conducted site inspections at a number of locations.  In certain instances, the EPA or the equivalent state agency has issued Administrative Orders identifying alleged instances of noncompliance and requiring corrective action to address the alleged deficiencies in storm water management practices.  As of June 30, 2005, no monetary penalties have been imposed in connection with such Administrative Orders.  The EPA has reserved the right to impose monetary penalties at a later date, the amount of which, if any, cannot currently be estimated.  Beazer Homes has taken action to comply with the requirements of each of the Administrative Orders and is working to otherwise maintain compliance with the requirements of the Clean Water Act.

Exhibit A

GUARANTY

THIS GUARANTY (this “Guaranty”) is made as of August 22, 2005 by the undersigned parties hereto (collectively, the “Guarantors”) in favor of the Agent, for the benefit of the Lenders under the Credit Agreement referred to below.

WITNESSETH:

WHEREAS, Beazer Homes USA, Inc., a Delaware corporation (the “Borrower”) and JPMorgan Chase Bank, N.A., as Agent (the “Agent”), and certain other Lenders from time to time party thereto have entered into a certain Credit Agreement dated as of August 22, 2005 (as same may be amended or modified from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit to be made by the Lenders to the Borrower;

WHEREAS, it is a condition precedent to the execution of the Credit Agreement by the Agent and the Lenders that each of the Guarantors execute and deliver this Guaranty whereby each of the Guarantors shall guarantee the payment when due, subject to Section 9 hereof, of all Guaranteed Obligations, as defined below; and

WHEREAS, in consideration of the financial and other support that the Borrower has provided, and in consideration of such financial and other support as the Borrower may in the future provide, to the Guarantors, and in order to induce the Lenders and the Agent to enter into the Credit Agreement, and because each Guarantor has determined that executing this Guaranty is in its interest and to its financial benefit, each of the Guarantors is willing to guarantee the obligations of the Borrower under the Credit Agreement, any Note and any other Loan Documents;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.           Defined Terms. “Guaranteed Obligations” is defined in Section 3 below.  Other capitalized terms used herein but not defined herein shall have the meaning set forth in the Credit Agreement.

SECTION 2.           Representations and Warranties.  Each of the Guarantors represents and warrants (which representations and warranties shall be deemed to have been renewed upon each advance of a Loan and on each Issuance Date under the Credit Agreement) that:

(a)           It is (in the case of a corporation) a corporation duly incorporated or (in the case of a limited partnership) a limited partnership duly formed or (in the case of a limited liability company) a limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation; has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in;

1

and is duly qualified and in good standing under the laws of each other jurisdiction in which such qualification is required.

(b)           The execution, delivery and performance by it of this Guaranty have been duly authorized by all necessary corporate, partnership or limited liability company action, as the case may be, and do not and will not (1) require any consent or approval of its stockholders, partners or members (as applicable) (except such consents as have been obtained as of the date hereof); (2) contravene its charter or bylaws, partnership agreement or articles or certificate of formation or operating agreement (as applicable); (3) violate, in any material respect, any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to it; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease, or instrument to which it is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by it; and (6) cause it to be in default, in any material respect, under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease or instrument.

(c)           This Guaranty is its legal, valid, and binding obligation, enforceable against it, in accordance with its respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

SECTION 3.           The Guaranty.  Subject to Section 9 hereof, each of the Guarantors hereby absolutely and unconditionally guarantees, as primary obligor and not as surety, the full and punctual payment (whether at stated maturity, upon acceleration or early termination or otherwise, and at all times thereafter, at the time and in the manner and otherwise in accordance with the terms of the Credit Agreement) and performance of the Obligations, including without limitation any such Obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, whether or not allowed or allowable in such proceeding (collectively, subject to the provisions of Section 9 hereof, being referred to collectively as the “Guaranteed Obligations”).  Upon failure by the Borrower to pay punctually any such amount, each of the Guarantors agrees that it shall forthwith on demand pay to the Agent for the benefit of the Lenders, the amount not so paid at the place and in the manner specified in the Credit Agreement, any Note or any other Loan Document, as the case may be.  This Guaranty is a continuing guaranty of payment and not of collection.  Each of the Guarantors waives any right to require the Lender to sue the Borrower, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 4.           Guaranty Unconditional.  Subject to Section 9 hereof, the obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)            any extension, renewal, settlement, compromise, waiver or release in respect of any of the Guaranteed Obligations, by

2

operation of law or otherwise, or any obligation of any other guarantor of any of the Guaranteed Obligations, or any default, failure or delay, willful or otherwise, in the payment or performance of the Guaranteed Obligations;

(ii)           any modification or amendment of or supplement to the Credit Agreement, any Note or any other Loan Document;

(iii)          any release, nonperfection or invalidity of any direct or indirect security for any obligation of the Borrower under the Credit Agreement, any Note, any other Loan Document or any obligations of any other guarantor of any of the Guaranteed Obligations, or any action or failure to act by the Agent, any Lender or any Affiliate of any Lender with respect to any collateral securing all or any part of the Guaranteed Obligations;

(iv)          any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, or any other guarantor of the Guaranteed Obligations, or its assets or any resulting release or discharge of any obligation of the Borrower or any other guarantor of any of the Guaranteed Obligations;

(v)           the existence of any claim, setoff or other rights which the Guarantors may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, the Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions;

(vi)          any invalidity or unenforceability relating to or against the Borrower, or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Note, any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower, or any other guarantor of the Guaranteed Obligations, of the Borrower of or interest on any Note or any other amount payable by the Borrower under the Credit Agreement, any Note or any other Loan Document;

(vii)         any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Guaranteed Obligation or any Lender’s rights with respect thereto; or

(viii)        any other act or omission to act or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, the

3

Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder.

SECTION 5.           Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances.  Each of the Guarantor’s obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments under the Credit Agreement shall have terminated or expired.  If at any time any payment of the Borrower of or interest on any Note or any other amount payable by the Borrower or any other party under the Credit Agreement, any Note or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each of the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

SECTION 6.           Waivers.  Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of any of the Guaranteed Obligations, or any other Person.

SECTION 7.           Subordination; Subrogation.  Each of the Guarantors hereby subordinates to the Guaranteed Obligations all indebtedness or other liabilities of the Borrower or to any other Guarantor to such Guarantor.  Each of the Guarantors hereby further agrees not to assert any right, claim or cause of action, including, without limitation, a claim for subrogation, reimbursement, indemnification or otherwise, against the Borrower arising out of or by reason of this Guaranty or the obligations hereunder, including, without limitation, the payment or securing or purchasing of any of the Guaranteed Obligations by any of the Guarantors unless and until the Guaranteed Obligations are indefeasibly paid in full and all Commitments have terminated or expired.

SECTION 8.           Stay of Acceleration.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Note or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Agent made at the request of the Required Lenders.

SECTION 9.           Limitation on Obligations. (a) The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors, the Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount

4

determined hereunder being the relevant Guarantor’s “Maximum Liability”).  This Section 9(a) with respect to the Maximum Liability of the Guarantors is intended solely to preserve the rights of the Agent hereunder to the maximum extent not subject to avoidance under applicable law, and neither the Guarantor nor any other person or entity shall have any right or claim under this Section 9(a) with respect to the Maximum Liability, except to the extent necessary so that the obligations of the Guarantors hereunder shall not be rendered voidable under applicable law.

(b)           Each of the Guarantors agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor, and may exceed the aggregate Maximum Liability of all other Guarantors, without impairing this Guaranty or affecting the rights and remedies of the Agent hereunder.  Nothing in this Section 9(b) shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

(c)           In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Guarantor.  For the purposes hereof, each Non-Paying Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantors, the aggregate amount of all monies received by such Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means).  Nothing in this Section 9(c) shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability).  Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to all the Guaranteed Obligations.  The provisions of this Section 9(c) are for the benefit of both the Agent and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.         Notices.  All notices, requests and other communications to any party hereunder shall be given or made by telecopier or other writing and telecopied, or mailed or delivered to the intended recipient at its address or telecopier number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Agent in accordance with the provisions of Section 11.02 of the Credit Agreement.  Except as otherwise provided in this Guaranty, all such communications shall be deemed to have been duly given when transmitted by telecopier, or personally delivered or, in the case of a mailed notice sent by certified mail return-receipt requested, on the date set

5

forth on the receipt (provided, that any refusal to accept any such notice shall be deemed to be notice thereof as of the time of any such refusal), in each case given or addressed as aforesaid.

SECTION 11.         No Waivers.  No failure or delay by the Agent or any Lenders in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided in this Guaranty, the Credit Agreement, any Note or the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 12.         No Duty to Advise.  Each of the Guarantors assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each of the Guarantors assumes and incurs under this Guaranty, and agrees that neither the Agent nor any Lender has any duty to advise any of the Guarantors of information known to it regarding those circumstances or risks.

SECTION 13.         Successors and Assigns.  This Guaranty is for the benefit of the Agent and the Lenders and their respective successors and permitted assigns and in the event of an assignment of any amounts payable under the Credit Agreement, any Note or any other Loan Documents, the rights hereunder, to the extent applicable to the indebtedness so assigned, shall be transferred with such indebtedness.  This Guaranty shall be binding upon each of the Guarantors and their respective successors and permitted assigns.

SECTION 14.         Changes in Writing.  Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Agent with the consent of the Required Lenders.

SECTION 15.         Costs of Enforcement.  Each of the Guarantors agrees to pay all costs and expenses including, without limitation, all court costs and attorneys’ fees and expenses paid or incurred by the Agent or any Lender or any Affiliate of any Lender in endeavoring to collect all or any part of the Guaranteed Obligations from, or in prosecuting any action against, the Borrower, the Guarantors or any other guarantor of all or any part of the Guaranteed Obligations.

SECTION 16.         GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.  THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF ILLINOIS.  EACH OF THE GUARANTORS HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT, AND ANY ILLINOIS STATE COURT, SITTING IN CHICAGO, ILLINOIS AND FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS GUARANTY (INCLUDING, WITHOUT LIMITATION, ANY OF THE OTHER LOAN DOCUMENTS) OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH OF THE GUARANTORS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN

6

INCONVENIENT FORUM.  EACH OF THE GUARANTORS, AND THE AGENT AND THE LENDERS ACCEPTING THIS GUARANTY, HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 17.         Taxes, etc.  All payments required to be made by any of the Guarantors hereunder shall be made without setoff or counterclaim and free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political or taxing authority thereof (excluding federal taxation of the overall income of any Lender), provided, however, that if any of the Guarantors is required by law to make such deduction or withholding, such Guarantor shall forthwith (i) pay to the Agent or any Lender, as applicable, such additional amount as results in the net amount received by the Agent or any Lender, as applicable, equaling the full amount which would have been received by the Agent or any Lender, as applicable, had no such deduction or withholding been made, (ii) pay the full amount deducted to the relevant authority in accordance with applicable law, and (iii) furnish to the Agent or any Lender, as applicable, certified copies of official receipts evidencing payment of such withholding taxes within 30 days after such payment is made.

SECTION 18.         Supplemental Guarantors.  Pursuant to Section 5.15 of the Credit Agreement, additional Subsidiaries shall become obligated as Guarantors hereunder (each as fully as though an original signatory hereto) by executing and delivering to the Agent a supplemental guaranty in the form of Exhibit A attached hereto (with blanks appropriately filled in), together with such additional supporting documentation required pursuant to Section 5.15 of the Credit Agreement.

IN WITNESS WHEREOF, each of the Guarantors has caused this Guaranty to be duly executed, under seal, by its authorized officer as of the day and year first above written.

[Add Guarantor Signatures]

Address for Notices to all Guarantors

c/o Beazer Homes USA, Inc.
1000 Abernathy Road
Suite 1200
Atlanta, Georgia 30328
Attention: President
Tel: (770) 829-3700
Fax: (770) 481-0431

7

EXHIBIT A

SUPPLEMENTAL GUARANTY

[Date]

JPMorgan Chase Bank, N.A., as Agent
for the Lenders

Ladies and Gentlemen:

Reference is hereby made to (i) that certain Amended and Restated Credit Agreement, dated as of August 22, 2005, as amended, among Beazer Homes USA, Inc., the lenders from time to time parties thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as a Lender and as Agent (the “Agent”) on behalf of itself and the other Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) and (ii) that certain Guaranty, dated as of August 22, 2005, executed and delivered by the Guarantors parties thereto in favor of the Agent, for the benefit of the Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”).  Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the respective meanings provided therein.

In accordance with Section 5.15 of the Credit Agreement and Section 18 of the Guaranty, the undersigned, [GUARANTOR]                          , a corporation [limited partnership/limited liability company] organized under the laws of                           , hereby elects to be a “Guarantor” for all purposes of the Credit Agreement and the Guaranty, respectively, effective from the date hereof.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Guaranty, to the same extent and with the same force and effect as if the undersigned were a direct signatory thereto.

This Supplemental Guaranty shall be construed in accordance with and governed by the internal laws of the State of Illinois (but otherwise without regard to the conflict of laws provisions).

IN WITNESS WHEREOF, this Supplemental Guaranty has been duly executed by the undersigned as of the      day of            , 200  .

[GUARANTOR]
By:
Name:
Title:

1

Exhibit B

NOTE

$	,

FOR VALUE RECEIVED, the undersigned, BEAZER HOMES USA, INC., a Delaware corporation (the “Borrower”) HEREBY PROMISES TO PAY to the order of                                               (the “Lender”) to JPMORGAN CHASE BANK, N.A., as Agent, at the Agent’s office located at 1 Bank One Plaza, Chicago, IL (or at such other office as Agent may from time to time designate in writing), for the account of the applicable Lending Office of the Lender, in lawful money of the United States and in immediately available funds, the principal amount of                                 Dollars ($                ) or the aggregate unpaid principal amount of all Loans made to the Borrower by the Lender pursuant to the Credit Agreement and outstanding on the Termination Date, whichever is less, and to pay interest from the date of this Note, in like money, at said office for the account of the applicable Lending Office, at the time and at a rate per annum as provided in the Credit Agreement.  The Lender is hereby authorized by the Borrower, but is not required, to endorse on the schedule attached to this Note held by it the amount and type of each Loan and each renewal, conversion, and payment of principal amount received by the Lender for the account of the applicable Lending Office on account of its Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loans made by the Lender; provided, however, that the failure to make such notation with respect to any Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower hereunder.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of August 22, 2005, between the Borrower, the Lender and certain other lenders party thereto (which, as it may be amended, modified, renewed or extended from time to time, is herein called the “Credit Agreement”).  Terms used herein which are defined in the Credit Agreement shall have their defined meanings when used herein.  The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

The Borrower hereby agrees to pay all reasonable costs and expenses (including reasonable attorney’s fees and expenses) paid or incurred by the holder of this Note in the collection of any principal or interest payable under this Note or the enforcement of this Note or any other Loan Documents.

This Note shall be governed by the laws of the State of Illinois.

BEAZER HOMES USA, INC.

By:
Name:
Title:

SCHEDULE TO NOTE

			Unpaid	Name of
		Amount of	Principal	Person
Date Made	Type of	Principal	Balance of	Making
or Paid	Loan	Paid	Note	Notation

Exhibit C

COMMITMENT AND ACCEPTANCE

This Commitment and Acceptance (this “Commitment and Acceptance”) dated as of                         , 200  , is entered into among the parties listed on the signature pages hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement (as defined below).

PRELIMINARY STATEMENTS

Reference is made to that certain Credit Agreement dated as of August 22, 2005, by and among Beazer Homes USA, Inc., a Delaware corporation (the “Company”), JPMorgan Chase Bank, N.A., as Agent, and the Lenders that are parties thereto (as the same may from time to time be amended, modified, supplemented or restated, in whole or in part and without limitation as to amount, terms, conditions or covenants, the “Credit Agreement”).

Pursuant to Section 2.02.2 of the Credit Agreement, the Company has requested an increase in the Aggregate Commitment from $                                to $                               .  Such increase in the Aggregate Commitment is to become effective on                                  ,             (the “Increase Date”) [THIS DATE IS TO BE MUTUALLY AGREED UPON BY THE BORROWER, THE ACCEPTING LENDER AND AGENT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 2.02.2(b) OF THE CREDIT AGREEMENT].  In connection with such requested increase in the Aggregate Commitment, the Borrower, Agent and                                   (“Accepting Lender”) hereby agree as follows:

1.  ACCEPTING LENDER’S COMMITMENT.  Effective as of the Increase Date, [Accepting Lender shall become a party to the Credit Agreement as a Lender, shall have all of the rights and obligations of a Lender thereunder, shall agree to be bound by the terms and provisions thereof and shall thereupon have a Commitment under and for purposes of the Credit Agreement in an amount equal to the] [the Commitment of Accepting Lender under the Credit Agreement shall be increased from $                                   to the] amount set forth opposite Accepting Lender’s name on the signature pages hereof.

[2.  REPRESENTATIONS AND AGREEMENTS OF ACCEPTING LENDER.  Accepting Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Commitment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender, (iii) from and after the Increase Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.08(1) and (2) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Non-United States Person, it has delivered any documentation required to be delivered by it pursuant to the terms of the Credit

Agreement, duly completed and executed by the Accepting Lender; and (b) agrees that (i) it will, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.]

*Paragraph 2 is to be inserted only if Accepting Lender is not already a party to the Credit Agreement prior to the Increase Date.

3.  REPRESENTATION OF THE BORROWER.  The Borrower hereby represents and warrants that, as of the date hereof and as of the Increase Date, no event or condition shall have occurred and then be continuing which constitutes a Default or Event of Default.

4.  GOVERNING LAW.  This Commitment and Acceptance shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.

5.  NOTICES.  For the purpose of notices to be given under the Credit Agreement, the address of Accepting Lender (until notice of a change is delivered) shall be the address set forth in its Administration Questionnaire delivered to the Agent.

IN WITNESS WHEREOF, the parties hereto have executed this Commitment and Acceptance by their duly authorized officers as of the date first above written.

BORROWER:

BEAZER HOMES USA, INC.

By:
Name:
Title:

AGENT:

JPMORGAN CHASE BANK N.A.,
as AGENT

By:
Name:
Title:

ACCEPTING LENDER:
COMMITMENT:

$	[NAME OF ACCEPTING LENDER]

By:
Name:
Title:

Exhibit D

CERTIFICATE

This Certificate is delivered pursuant to the Credit Agreement dated as of August 22, 2005 among Beazer Homes USA, Inc., JPMorgan Chase Bank, N.A. as Agent, and the Lender party thereto (the “Credit Agreement”).  Capitalized terms used herein and not defined herein shall have the meanings provided therefor in the Credit Agreement.  This Certification is delivered in connection with [a notice requesting a Borrowing under Section 2.03 OR a notice requesting issuance, amendment or extension of a Facility Letter of Credit under Section 2.23.4]*.

The undersigned hereby certifies as follows:

1.             The representations and warranties contained in Article IV of the Credit Agreement are correct on and as of the [date of such Borrowing OR Issuance Date]* as though made on and as of such date except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty is correct as of such earlier date.

2.             No Default or Event of Default has occurred and is continuing and would result from [such Borrowing OR the issuance, amendment or extension of such Facility Letter of Credit]*.

3.             If applicable under Section 7.03 of the Agreement, upon [such Borrowing OR the issuance, amendment or extension of such Facility Letter of Credit]*, the Borrowing Base Debt shall not exceed the Borrowing Base as set forth in the Borrowing Base Certificate delivered by the Borrower to the Agent as of the most recent Inventory Valuation Date, which Borrowing Base Certificate is true and correct as of such Inventory Valuation Date.

Date:

*Include appropriate portion of bracketed provision

Exhibit E

LEGAL OPINION OF BORROWER’S GEORGIA AND DELAWARE COUNSEL

(See attached)

August 22, 2005

JPMorgan Chase Bank, N.A.
as Agent for the Lenders under the
below-referenced Credit Agreement

Bank One Plaza

Mail Suite 0151

Chicago, Illinois  60670

Re:          Credit Agreement, dated as of August 22, 2005 among Beazer Homes USA, Inc., the Lenders Parties Thereto and Bank One, NA as Agent (the “Credit Agreement”)

Ladies and Gentlemen:

We have acted as special counsel to Beazer Clarksburg, LLC, a Maryland limited liability company (“Guarantor”) in connection with the execution by the Guarantor of the Guaranty (defined below) under the Credit Agreement.  All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

In acting as special counsel to the Guarantor, and for the purposes of this Opinion, the undersigned has reviewed the Guaranty dated as of August 22, 2005 (the “Guaranty”).

In addition to the Guaranty, the undersigned has reviewed the following:

1.             A Certificate of Good Standing with respect to the Guarantor issued by the Maryland State Department of Assessments and Taxation (“SDAT”) and dated August 16, 2005 attached hereto and incorporated by reference herein as Exhibit A.

2.             The Articles of Organization of the Guarantor attached hereto and incorporated by reference herein as Exhibit B.

3.             The Operating Agreement and amendments thereto of the Guarantor attached hereto and incorporated by reference herein as Exhibit C.

4.             Certificate of the Secretary of Beazer Homes USA, Inc. and the Subsidiaries of Beazer Homes USA, Inc. Listed on Schedule I dated August 22, 2005 with attached Resolution by Unanimous Written Consent of the Board of Directors of Beazer Homes Corp. attached hereto and incorporated by reference herein as Exhibit D.

Based upon the foregoing, the undersigned is of the following opinion as of the date of this letter:

1.             Guarantor is a limited liability company in good standing in the State of Maryland, is duly organized and validly existing under the laws of the State of Maryland, is duly qualified to do business in the State of Maryland, and has all requisite power to carry on its business and own its property.  The Guaranty has been duly authorized, executed, and delivered by the Guarantor.

2.             The delivery of, performance of Guarantor’s obligations under, and consummation of the transactions contemplated by the Guaranty have been duly authorized by all requisite limited liability company action on behalf of Guarantor and to the best of our actual knowledge, without independent inquiry or investigation by us, does not and will not violate any provision of any law, rule or regulation of the State of Maryland or, to our actual knowledge, any order, writ, judgment, injunction, decree, judicial determination or award presently in effect as of the date hereof having direct applicability to Guarantor which violation would (x) impair its ability to perform its obligations under the Guaranty or (y) have a material adverse effect on their financial condition, properties, or operations, or violate its organizational documents.

3.             To the best of our knowledge, no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for the valid execution, delivery or performance by the Guarantor of the Guaranty.

4.             Except as have been disclosed to the Agent in writing, there are to our knowledge no actions, suits or proceedings pending or threatened against the Guarantor or its properties before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, the probable outcome of which would have a material adverse effect on the consolidated financial condition, properties or operations of the Guarantor.

In addition to the qualifications set forth above, the Opinions set forth herein are subject to the following limitations:

1.             The undersigned has not made or undertaken to make any investigation of the state of ownership or title to the property of any party to the Loan Documents and expresses no opinion with respect to the title of such property nor as to the priority of the security title, liens or security interests to be created and perfected by the Loan Documents or any other document related to the Credit Agreement.

2.             The undersigned expresses no opinion as to the law of any jurisdiction other than the State of Maryland, without giving effect to the application of any contrary, principles of conflict of laws, as to which no opinion is expressed.  The undersigned expresses no opinion as to any matter relating to any state or federal securities law or regulation. We express no opinion as to the compliance or the effect of noncompliance with any law, rule or regulation to which the Guarantor may be subject as a result of your regulatory status, your syndication of any Loans or your involvement in the transactions contemplated by the Loan Documents.

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3.             In basing the opinions and other matters set forth herein on “our knowledge”, the words “our knowledge” signify that, in the course of our representation of the Guarantor in matters with respect to which we have been engaged by the Guarantor as counsel, no information has come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate or that any of the foregoing documents, certificates, reports and information on which we have relied are not accurate and complete. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters.  The words “our knowledge” and similar language used herein are intended to be limited to the knowledge of the lawyers within our firm who have recently worked on matters on behalf of the Guarantor.

4.             This opinion is subject in all respects to the effects of liquidation, conservatorship, insolvency, bankruptcy, reorganization, moratorium, principles of equity, the doctrines of commercial reasonableness and unconscionability and other laws generally affecting the enforcement of creditor’s rights or the collection of debtor’s obligations, to the power of courts to award damages in lieu of granting equitable remedies (including the equitable remedy of specific performance), the Federal Tax Lien Act of 1966, as amended, and to all other applicable federal and state laws, statutes, ordinances, rules and regulations and the decisions of state and federal courts of general applicability which may modify, limit, render unenforceable, delay or otherwise impede certain of the rights and remedies of Lender, but which in our opinion (except for the economic consequences of any judicial or procedural delay which may be imposed by, relate to or result from such laws, statutes, ordinances, rules, regulations and decisions) will not materially diminish the practical realization of the benefits intended to be conferred by the Loan Documents or the Credit Agreement.

5.             The undersigned expresses no opinion as to any matter other than as expressly set forth above, and no opinion is or may be implied or inferred herefrom, and specifically we express no opinion as to (a) the financial ability of the Guarantor to meet its obligations under the Guaranty or the Credit Agreement or any document related thereto, (b) the truthfulness or accuracy of any applications, reports, plans, documents, financial statements or other matters furnished to Agent or any Lender by or on behalf of the Guarantor in connection with the Guaranty or (c) the truthfulness or accuracy of any representation or warranty as to matters of fact made by the Guarantor in the Guaranty or any other document.

The opinions expressed herein are solely for the use of the addressee, the Lenders and their respective successors and assigns. The opinions may not be relied upon by any other person without the prior written approval of the undersigned. The opinions expressed in this letter are limited to the matters set forth herein and no other opinion should be inferred beyond the matters expressed as stated. This letter is to be interpreted in accordance with the report of the Special Joint Committee on Lawyers’ Opinions in commercial transactions of the Maryland State Bar Association, Inc.

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Very truly yours,

FOSSETT & BRUGGER, CHARTERED

By:
William M. Shipp, Principal

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Exhibit F

LEGAL OPINION OF BORROWER’S ILLINOIS COUNSEL

(See attached)

Direct Dial:	(847) 330-2406
E-mail :	jgoldman@mpslaw.com

August 22, 2005

JPMorgan Chase Bank, N.A., as Agent
for the lenders referenced in
Credit Agreement described below

131 South Dearborn Street

Mail Suite 0135

Chicago, Illinois  60670

Re:          JPMorgan Chase Bank, N.A. / Beazer Homes USA, Inc.

Ladies and Gentlemen:

This opinion is given by the undersigned in its capacity as special Illinois counsel to Beazer Homes USA, Inc., a Delaware corporation (the “Borrower”) and is furnished to you pursuant to the provisions of Section 3.01(6) of that certain Credit Agreement (the “Credit Agreement”) dated as of August 22, 2005 and executed and delivered by and among the Borrower, the lenders whose names appear on the signature pages of the Credit Agreement and JPMorgan Chase Bank, N.A., as Agent. All capitalized terms used as defined terms herein and not defined herein shall have the meanings assigned thereto pursuant to the Credit Agreement.

In connection with the issuance of this opinion, we have examined copies, identified to our satisfaction of the Credit Agreement, the Guaranty and the Notes executed and delivered pursuant to the Credit Agreement (collectively, the “Agreements”) and have made such investigations of law as we have deemed necessary to render the opinions set forth below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.

We have assumed further that:

(i)            All parties (collectively, the “Parties”) to the transactions contemplated by the Agreements (collectively, the “Transactions”) are duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective organization;

(ii)           Each of the Parties has (A) full power and authority to enter into, execute, deliver and perform each of the Agreements, to the extent each is a party thereto and (B) executed and delivered each of such Agreements;

(iii)          The Transactions have been duly authorized by all necessary corporate or other action on the part of each of the Parties;

(iv)          Each of the Agreements is enforceable against each Party (other than the Borrower and the Guarantors (the Borrower and the Guarantors hereinafter are referred to individually as an “Obligor” and collectively as the “Obligors”)) that is signatory thereto (collectively, the “Other Parties”);

(v)           Persons acting on behalf of each of the Parties, including agents and fiduciaries, were duly authorized so to act;

(vi)          Each of the Parties has complied with all laws applicable to it that affect the Transactions and the execution, delivery and performance of each of the Agreements by each of the Parties which is a signatory thereto does not violate any provision of any applicable law or regulation, any organizational document of any such Party, or any order or decree of any court or arbitrator, or create a default under any agreement that is binding upon any such Party;

(vii)         All factual matters set forth in the Agreements are true and accurate and there are no agreements or understandings among any of the parties, written or oral and there is no course of dealing among any of the Parties that would define, supplement or qualify the terms of any of the Agreements;

(viii)        Each of the Other Parties has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Agreements against each Obligor;

(viii)        The conduct of the Parties to the Transactions complies with all requirements of good faith, fair dealing and conscionability;

(ix)           All judicial and administrative decisions, statutes, rules and regulations applicable to this opinion are generally available to lawyers practicing in the State of Illinois (the “State”) and are in a format that makes legal research reasonably accessible;

(x)           There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence;

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(xi)           All natural persons involved in the Transactions have sufficient legal capacity to perform their respective obligations with respect to the execution of the Agreements on behalf of each Obligor which is a party thereto or to carry out their roles in the Transactions; and

(xii)          Each of the Other Parties has satisfied all legal requirements that are applicable to it to the extent necessary to make each of the Agreements enforceable against it.

The opinion set forth below is subject to the following qualifications:

a.             the effect of bankruptcy, insolvency, reorganization, receivership. moratorium, fraudulent conveyance or similar laws affecting creditors’ rights and remedies generally;

b.             the effect of general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

c.             the effects of limitations imposed by law or public policy upon the use of self-help or other remedies provided for in the Agreements;

d.             the effects of limitations affecting the enforceability of cumulative remedies to the extent such cumulative remedies purport to or would have the effect of compensating any of the Other Parties in amounts in excess of the actual loss suffered by any of such Persons;

e.             the effects of limitations based upon enforcement of the covenants or provisions of any of the Agreements which under the circumstances may violate the implied covenant of good faith and fair dealing of the Other Parties;

f.              the unenforceability under certain circumstances of provisions indemnifying, or prospectively releasing, a party against liability for its own wrongful or negligent acts or where the release or indemnification is contrary to public policy;

g.             we express no opinion as to the effect of any (A) federal or state securities laws and regulations, (B) antitrust and unfair competition laws and regulations, (C) pension and employment benefit laws and regulations or (D) construction, environmental, subdivision, zoning, health, safety or land use laws and regulations;

h.             the effects of applicable state and federal laws, court decisions and constitutional requirements may limit or render unenforceable

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certain of the rights and remedies purportedly available to the Other Parties under the Agreements. We believe, however, that none of the foregoing laws, decisions or requirements will materially interfere with the practical and ultimate realization of the benefits intended to be provided by the Agreements, although such realization may be delayed and rendered more costly as a result of the invalidity or unenforceability of such provisions; and

i.              we express no opinion as to the enforceability of any other instruments or documents executed and delivered pursuant to the Credit Agreement other than the Agreements.

Based upon the foregoing and subject to the qualifications stated herein, we are of the opinion that each of the Agreements is enforceable against each Obligor in accordance with its terms.

The opinion expressed herein is based solely upon and limited to the federal laws of the United States and to the laws of the State of Illinois, all as in effect on the date hereof. In addition, we express no opinion herein concerning any statutes, ordinances, administrative decisions, rules or regulations of any county, town, municipality or special political subdivision (whether created or enabled through legislative action at the federal, state or regional level). This opinion is given as of the date hereof and we assume no obligation to advise you of changes that hereafter may be brought to our attention.

This opinion is solely for the benefit and information of the addressee hereof, the other lenders which are signatories to the Credit Agreement, together with their successors and assigns which are permitted under the terms of the Credit Agreement (collectively, the “Beneficiaries”) and may not be relied on by any one other than the Beneficiaries. This opinion is rendered solely for the purpose of the Transactions and should not be relied upon for any other purpose.

Sincerely yours,

MELTZER, PURTILL & STELLE LLC

By:
Member

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Exhibit G

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1)]

3.	Borrower(s):

4.	Agent:	, as the Agent under the Credit Agreement

(1)           Select as applicable.

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5.	Credit Agreement:	[The [amount] Credit Agreement dated as of among [name of Borrower(s)], the Lenders parties thereto, [name of Agent], as Agent, and the other agents parties thereto]

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(2)
$	$		%
$	$		%
$	$		%

Effective Date:                                             , 20      [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

(2)           Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

[Consented to and](3) Accepted:

[NAME OF AGENT], as
Agent

By
Title:

[Consented to:](4)

[NAME OF RELEVANT PARTY]

By
Title:

(3)           To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

(4)           To be added only if the consent of the Borrower and/or other parties (e.g., Issuer) is required by the terms of the Credit Agreement.

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ANNEX 1

[ ]

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.08(1) and (2) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Non-United States Person, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and

1

other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

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